As filed with the Securities and Exchange Commission on February 28, 2003

                                                     Registration No. 333-100673
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 4
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        Under The Securities Act Of 1933

                                  NEPHROS, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                     3841                       13-3971809
    (State or other      (Primary Standard Industrial          (IRS Employer
    jurisdiction of       Classification Code Number)         Identification
    incorporation or                                              Number)
     organization)

                                  3960 Broadway
                            New York, New York 10032
                                 (212) 781-5113
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Norman J. Barta
                      President and Chief Executive Officer
                                  3960 Broadway
                            New York, New York 10032
                                 (212) 781-5113
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:

         Peter Smith, Esq.
         Monica Lord, Esq.                     Alan J. Schaeffer, Esq.
Kramer Levin Naftalis & Frankel LLP            McDermott, Will & Emery
         919 Third Avenue                    600 Thirteenth Street, N.W.
     New York, New York 10022                    Washington DC 20005
          (212) 715-9100                             202-756-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                                       CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Proposed Maximum
Title of Each Class of Securities     Amount to be         Proposed Maximum              Aggregate                   Amount of
         to be Registered              Registered      Offering Price Per Share      Offering Price(1)           Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
common stock, $.001 par value per       2,875,000               $7.00                 $20,125,000(2)                 $1851.50
share
------------------------------------------------------------------------------------------------------------------------------------

      (1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

      (2) Includes 375,000 shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

      The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to completion: dated February 28, 2003

PROSPECTUS

                                2,500,000 Shares

                                 [LOGO] Nephros

                                  Common Stock

                                   ----------

      Nephros, Inc. is offering 2,500,000 shares of its common stock.

      This is our initial public offering. We have applied to have our common stock approved for quotation on the American Stock Exchange LLC under the symbol "NEP." The initial public offering price will be between $6.00 and $7.00 per share.

                                   ----------

      Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

                                   ----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

================================================================================
                                                  Per Share       Total
--------------------------------------------------------------------------------
Public Offering Price (1).....................      $6.000      $15,000,000
Underwriting Discounts and Commissions........      $0.528      $ 1,320,000
Proceeds to Nephros, Inc. (2).................      $5.472      $13,680,000
================================================================================

(1) Information set forth in this table is based on an assumed initial public offering price of $6.00 per share.

(2) Before deducting expenses of this offering which are estimated to be $1,725,000.

      The underwriters have an option to purchase up to an additional 375,000 shares of common stock from us to cover over-allotments. The underwriters are offering the shares on a firm commitment basis. The underwriters expect to deliver the shares to purchasers on or about ________, 2003.

GunnAllen Financial, Inc.                                THE SHEMANO GROUP, INC.

                                   ----------

                   The date of this prospectus is _____, 2003

               [INSIDE FRONT COVER PAGE - DESCRIPTION OF ARTWORK]

The top left of the inside front cover contains a color photograph of two OLpur(TM) MD190's, our disposable dialyzers for use with hemodiafiltration machines. The following text appears to the right of the photograph: "OLpur(TM) MD190 Our hollow fiber filter designed specifically for mid-dilution hemodiafiltration."

The bottom right of the inside front cover contains a color photograph of the OLpur(TM) H(2)H(TM), our add-on module that can convert a hemodialysis machine into a hemodiafiltration-capable machine. The OLpur(TM) H(2)H(TM) in the photograph contains our logo. The following text appears to the left of the photograph "OLpur(TM) H(2)H(TM) H(2)H module can convert current dialysis machines into hemodiafiltration-capable systems."

The bottom left of the inside front cover page contains our logo.

                                TABLE OF CONTENTS

Prospectus Summary..........................................................1

Risk Factors................................................................6

Cautionary Note Regarding Forward Looking Statements.......................16

Important Assumptions in this Prospectus...................................17

Use of Proceeds............................................................18

Dividend Policy............................................................19

Capitalization.............................................................20

Dilution...................................................................22

Selected Financial Information.............................................24

Management's Discussion and Analysis of Financial
     Condition and Results of Operations...................................26

Business...................................................................32

Management.................................................................48

Certain Transactions.......................................................54

Principal Stockholders.....................................................56

Description of Securities..................................................58

Shares Eligible for Future Sale............................................62

Underwriting...............................................................64

Transfer Agent and Registrar...............................................66

Legal Matters..............................................................66

Experts....................................................................66

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities.............................................66

Where You Can Find More Information........................................66

Index to Financial Statements.............................................F-1

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares of our common stock in this offering. You should read this entire prospectus carefully, especially the investment risks discussed under "Risk Factors."

                                  NEPHROS, INC.

Company Background

We are a development stage medical device and technology company that was founded in 1997 by health professionals, scientists and engineers affiliated with Columbia University to develop cost-effective, improved products for End Stage Renal Disease, or ESRD, therapy. We have not derived any revenues from our operations, hold minimal assets and have incurred losses since our inception primarily as a result of our research and development efforts. To date, we have relied on private sales of our securities and loans from our shareholders to fund operations.

      Our goal is to develop and market technologies and products to improve the efficacy of ESRD therapy and, ultimately, the health of ESRD patients and, at the same time, address the financial needs of dialysis clinics and other providers of ESRD therapy.

      We are incorporated under the laws of the State of Delaware. We maintain our principal executive offices at 3960 Broadway, New York, New York 10032. Our telephone number at that address is (212) 781-5113.

The Offering

Common stock offered by us               2,500,000 shares

Common stock to be outstanding after     6,123,158 shares. This does not
this offering                            include:

                                         o     375,000 shares of common
                                               stock reserved for issuance
                                               upon exercise of the
                                               underwriters' over-allotment
                                               option;

                                         o     250,000 shares of common
                                               stock reserved for issuance
                                               upon exercise of the
                                               underwriters' warrants;

                                         o     783,876 shares of common
                                               stock underlying stock
                                               options granted and
                                               outstanding pursuant to our
                                               equity incentive plan;

                                         o     128,154 shares of common
                                               stock underlying stock
                                               options to be granted to our
                                               president and chief executive
                                               officer pursuant to our
                                               equity incentive plan prior
                                               to the consummation of this
                                               offering;

                                         o     30,000 shares of common stock
                                               underlying stock options to
                                               be granted to certain of our
                                               directors pursuant to our
                                               equity incentive plan upon
                                               the consummation of this
                                               offering;

                                         o     134,899 shares of common
                                               stock issuable upon exercise
                                               of warrants issued in June
                                               2002 to a former supplier;
                                               See "Description of
                                               Securities -- Other Warrants"
                                               and "Business -- Settlement
                                               Agreements;"

                                         o     28,104 shares of common stock
                                               issuable upon conversion of
                                               shares of our series A
                                               preferred stock which are
                                               themselves issuable upon
                                               exercise of warrants issued
                                               to convertible note holders;

                                         o     75,000 shares of common stock
                                               issuable upon exercise of
                                               warrants issued to a lender.
                                               See "Description of
                                               Securities -- Other Warrants"
                                               and "Business -- Settlement
                                               Agreements;" or

                                         o     60,000 shares of common stock
                                               issuable upon exercise of
                                               warrants expected to be issued to
                                               a placement agent. See
                                               "Description of Securities --
                                               Other Warrants" and "Business --
                                               Settlement Agreements."

                                         You should read the discussion under
                                         the heading "Capitalization" for more
                                         information regarding outstanding
                                         shares of our common stock, warrants or
                                         options to purchase our common stock.
                                         You should also read the discussion
                                         under the heading "Underwriting" for
                                         more information regarding the
                                         underwriters' over-allotment option and
                                         the discussion under
                                         the heading "Important Assumptions in
                                         this Prospectus" for information about
                                         certain important assumptions we have
                                         made in this prospectus.

We currently intend to use the net       o     marketing and sales;
proceeds of this offering for:
                                         o     clinical trials;

                                         o     regulatory approvals;

                                         o     research and development;

                                         o     payment of certain dividends
                                               on our convertible stock;

                                         o     repayment of loans to a
                                               related party and three other
                                               lenders;

                                         o     payment of amounts due under
                                               a settlement agreement with a
                                               former supplier;

                                         o     working capital; and

                                         o     general corporate purposes.

                                         You should read the discussion
                                         under the heading "Use of Proceeds"
                                         for more information.

Proposed American Stock Exchange         NEP
Symbol:

Our Business

      We have developed a next-generation hemodiafiltration, or HDF, device and related products and technologies for treating patients with ESRD. We are focused on bringing these devices and technologies to market, initially in western Europe and then in the United States and worldwide.

      ESRD is the stage of advanced chronic kidney disease characterized by the irreversible loss of kidney function. Healthy kidneys remove waste products and excess water from the blood, thus preventing toxin buildup and fluid overload. ESRD patients require either kidney transplantation or ongoing treatment in the form of renal replacement therapy to perform these functions and to sustain life. Because the shortage of compatible kidneys limits the transplantation option, most ESRD patients must rely on renal replacement therapy for the functions normally provided by a healthy kidney. Once all residual function of the ESRD patient's kidneys has ceased, the patient may seek extracorporeal renal replacement therapies for adequate treatment.

Existing extracorporeal renal replacement therapies currently include:

      o Hemodialysis - the patient's blood is filtered through a semi-permeable filter known as a dialyzer which allows for the diffusion of waste products and excess water into a solution for dialysis known as dialysate.

      o Hemofiltration - the patient's blood is filtered through a semi-permeable membrane, using a negative pressure similar to a vacuum effect, or a convection process, to draw out solute particles without using a dialysate solution.

      o Hemodiafiltration (HDF) - combines the diffusion process of hemodialysis with the convection process of hemofiltration to eliminate waste products and excess water.

      Currently, hemodialysis is the most widely used extracorporeal renal replacement therapy. Hemodialysis removes excess water and some waste products sufficiently to sustain life but fails, in our view, to address adequately the long-term health and quality of life of the ESRD patient. According to an article by H. Tang et al. in the Hong Kong Journal of Nephrology, published in 2001, the HDF process offers statistically significant improvement over hemodialysis therapies by removing more larger toxins (known in the industry as "middle molecules" because of their heavier molecular weight) at a faster rate. Accordingly, we plan to focus on the HDF segment of the extracorporeal renal replacement market. The dialyzer (also referred to as a "dialysis filter" or an "artificial kidney") is an essential component of dialysis machines and is used in hemodialysis and HDF. Our first product will be a disposable dialyzer for use with HDF machines.

Our Technology

      We have developed three products with our patented technology that we believe will improve the HDF treatment efficacy beyond both hemodialysis and current HDF therapies and, therefore, will encourage and facilitate HDF therapy in dialysis clinics. Our goal is to introduce these new products to the market over the next four years. We believe our technology and devices will:

            o     reduce hospitalization, medication and care costs;

            o     reduce patient drug requirements;

            o     improve blood pressure control for the dialysis patient; and

            o potentially improve the patient's health generally and the patient's overall quality of life.

Our Products

OLpur(TM) MD190: our disposable dialyzer for use with HDF machines. When compared to existing HDF standards in laboratory bench studies conducted by members of our research and development staff, the OLpur(TM) MD190 improves toxin removal by over 80% for a range of toxins, and in particular, middle molecules. Subject to receipt of regulatory approval in the European Union (which we anticipate obtaining during the spring of 2003), we plan to begin selling the OLpur(TM) MD190 in western Europe in the spring of 2003.

      OLpur(TM) H(2)H(TM): an add-on module controlled by advanced software with a simplified user interface that can convert a hemodialysis machine into an HDF-capable machine. The combined systems can then be used to deliver HDF therapy with the OLpur(TM) MD190. A prototype OLpur(TM) H(2)H(TM) module has been developed and bench-tested in our laboratories by members of our research and development staff; however, we must first obtain regulatory approval before selling this product. We anticipate obtaining approval in the United States and western Europe no earlier than the spring of 2004.

      OLpur(TM) NS2000: our advanced standalone HDF machine and associated filter technology that we believe will offer improved clinical performance for the ESRD patient and will provide a substantial financial benefit to dialysis clinics. A prototype OLpur(TM) NS2000 system has been developed and bench-tested in our laboratories by members of our research and development staff, but we must first obtain regulatory approval before selling this product. We anticipate obtaining approval in the United States no earlier than the last quarter of 2005.

The Market

      According to an article by M.J. Lysaght, Professor of Medical Science and Engineering at Brown University, published in the Journal of American Society of Nephrology in January 2002 (the "Lysaght Article"), as of mid-year 2001, the number of ESRD patients worldwide was estimated to be over 1.1 million and the size of this population has been expanding at a rate of approximately 7% per year. According to the same article, the number of dialysis patients worldwide is expected to be over two million by 2010, assuming current trends in ESRD prevalence continue. Based on a report on the dialysis industry prepared by Merrill Lynch & Co., Inc. in September 2001 (the "Merrill Report"), and by our calculations, we estimate that of the dialysis patients worldwide, approximately 27% are in the United States, approximately 23% are in Europe and approximately 50% are in regions outside of the United States and Europe.

      Pursuant to Frost & Sullivan's 1997 World Renal Replacement Therapies Equipment and Supply Market Report (the "1997 Frost & Sullivan Report"), the world hemodialysis dialyzer market was projected to be $3.53 billion and to be growing at a rate of approximately 10.8% per year in 2002. Based on this report, we project that the worldwide hemodialysis dialyzer market alone could reach $8 billion by 2010.

Our Marketing Strategy

      We intend to generate market acceptance and market share for our products through the following three-stage approach:

      o Once we receive regulatory approval, we will introduce our OLpur(TM) MD190 through dialysis clinics in western Europe because of the presence in western Europe of the HDF process and HDF machines that are compatible with the OLpur(TM) MD190 and because of the enhanced opportunity for OLpur(TM) MD190 sales in western Europe; currently dialyzers generally are used only once in European dialysis clinics rather than reprocessed and reused.

      o After introducing the OLpur(TM) MD190 in western Europe for existing HDF machines, once we obtain regulatory approval, we intend to introduce our OLpur(TM) H(2)H(TM) device to convert dialysis machines to HDF-enabled, and therefore OLpur(TM) MD190-capable, units. We believe the OLpur(TM) H(2)H(TM) will expand our OLpur(TM) MD190 market opportunity in western Europe. We also intend to simultaneously introduce the OLpur(TM) H(2)H(TM) and the OLpur(TM) MD190 in the United States as soon as we receive the requisite FDA approval. We believe that these product introductions will open the U.S. markets to the utilization of HDF therapy.

      o After we have acclimated dialysis clinics and patients to improved HDF technology through our OLpur(TM) MD190 and OLpur(TM) H(2)H(TM) products and after we have received the requisite regulatory approval, we intend to introduce our OLpur(TM) NS2000 stand-alone HDF system to provide an upgrade in treatment performance and efficiency.

                             SUMMARY FINANCIAL DATA

      The following summary financial data should be read in connection with, and are qualified by reference to, the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2002 and 2001 and for the period from our inception on April 3, 1997 through December 31, 2002 and the balance sheet data as of December 31, 2002 are derived from our financial statements, which have been audited by Grant Thornton LLP, independent auditors. All share and per share data give effect to an amendment to our certificate of incorporation to be filed prior to the effectiveness of the registration statement to which this prospectus relates which, among other things, will effect a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2248318 of one share of our common stock.

Statement of Operations Data

                                                      From            Year Ended
                                                 Inception to
                                                  December 31,   December 31,   December 31,
                                                     2002           2002           2001
                                                 ------------    -----------    -----------
Revenue - other                                  $    300,000    $        --    $   300,000

Operating Expenses:
    Research and development                        9,955,645        957,616        737,858
    General and administrative                      4,360,058      1,097,400        652,828
                                                 ------------    -----------    -----------
Loss from operations                              (14,015,703)    (2,055,016)    (1,090,686)

Other income, net                                     152,990        362,026          5,497
                                                 ------------    -----------    -----------

Net loss                                          (14,168,693)    (2,417,042)    (1,085,189)
Cumulative preferred dividends and accretion         (848,000)      (365,000)      (314,000)
                                                 ------------    -----------    -----------
Net loss attributable to common stockholders      (15,016,693)    (2,782,042)    (1,399,189)
                                                 ============    ===========    ===========
Net loss per share:
    Basic and Diluted                                            $     (2.21)   $     (1.11)
                                                                 ===========    ===========
Weighted average shares outstanding:
    Basic and Diluted                                              1,261,194      1,259,957
                                                                 ===========    ===========

Pro forma per share data (unaudited):
Pro forma net loss per share (1)
    Basic and Diluted                                            $     (0.69)   $     (0.33)
                                                                 ===========    ===========

Pro forma weighted-average shares outstanding:
    Basic and Diluted                                              3,500,487      3,308,706
                                                                 ===========    ===========

----------
(1) Pro forma net loss per share gives effect to conversion of all mandatorily convertible preferred stock (including accrued preferred dividends) into common stock.

Balance Sheet Data

                                                      December 31, 2002
                                                  Actual          Pro Forma (1)
                                               -----------        -----------
Cash and cash equivalents                      $   240,412        $   240,412
Working capital (deficiency)                    (2,190,242)        (2,190,242)
Total assets                                     1,279,583          1,279,583
Short-term debt, net                             1,610,000          1,610,000
Redeemable preferred stock                       5,885,550                 --
Stockholders'  equity (deficit)                $(7,995,193)       $(2,109,643)

----------
(1) Gives effect to the conversion of all mandatorily convertible preferred stock (including accrued preferred dividends) into common stock upon completion of this initial public offering.

                                  RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. The risks and uncertainties described below are those that we currently believe may materially affect our company. Additional risks and uncertainties may also impair our business operations. If the following risks actually occur, our business, financial condition and results of operations could be seriously harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

                          Risks Related to Our Company

We have a history of operating losses and a significant accumulated deficit, and we may not achieve or maintain profitability in the future.

      We have not been profitable since our inception in 1997. As of December 31, 2002, we had an accumulated deficit of approximately $15.0 million primarily as a result of our research and development expenses. We expect to continue to incur additional losses for the foreseeable future as a result of a high level of operating expenses, significant up-front expenditures, production and marketing activities and very limited revenue from the sale of our products. We may never realize significant revenues from the sale of our products or be profitable. Our independent auditors have included an explanatory paragraph in the financial statements attached to this prospectus expressing doubt as to our ability to continue as a going concern. Factors that will influence the timing and amount of our profitability include: (1) regulatory approval or clearance of our products; (2) market acceptance of our products; (3) our ability to effectively and efficiently manufacture, market and distribute our products; and
(4) our ability to sell our products at competitive prices which exceed our per unit costs.

We cannot sell our products until we obtain the requisite regulatory approvals and clearances in the countries in which we intend to sell our products. If there is a significant delay in receiving such approvals, then we may not be able to get our products to market and generate revenues.

      Our business strategy depends in part on our ability to get our products into the market as quickly as possible. We currently plan to launch our western European sales efforts for the OLpur(TM) MD190 during the spring of 2003 and to launch our United States sales efforts for the OLpur(TM) MD190 and the OLpur(TM) H(2)H(TM) by the end of 2003. We cannot sell our products in western Europe until we obtain the Conformite Europeenne, or CE, mark, which demonstrates compliance with the relevant European Union requirements. We have not yet obtained the CE mark for any of our products. Similarly, we cannot sell our products in the United States until we receive U.S. Federal Drug Administration, or FDA, clearance. Until we complete the requisite U.S. human clinical trials and submit premarket notification to the FDA pursuant to section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDC Act, we will not be eligible for FDA approval for any of our products.

      In addition to the premarket notification required pursuant to section 510(k) of the FDC Act, the FDA could require us to obtain premarket approval of our products under Section 515 of the FDC Act, either because of legislative or regulatory changes or because the FDA does not agree with our determination that we are eligible to use the Section 510(k) premarket notification process. The
Section 515 premarket approval process is a significantly more costly, lengthy and uncertain approval process and could delay our products coming to market by several years. See "Governmental Regulation - Food and Drug Administration" for additional details about the approval process.

      The clearance and/or approval process in the European Union and the United States can be lengthy and uncertain and each requires substantial commitments of our financial resources and our management's time and effort. We may not be able to obtain regulatory approval in the European Union or the United States in a timely manner or at all. Even if we do obtain regulatory approval for any of our products, approval may be only for limited uses with specific classes of patients, processes or other devices. Our failure to obtain, or delays in obtaining, the necessary regulatory clearance and/or approvals in the European Union and the United States would prevent us from selling our products in these regions. If we cannot sell our products in these regions, or if we are delayed in selling while awaiting the necessary clearance and/or approvals, we will not be able to generate revenues from our products.

      If we are successful in our initial marketing efforts in western Europe and the United States, then we plan to market our products in several countries outside of western Europe and the United States, including Japan, Korea, Canada and Mexico. Requirements pertaining to the sale of medical devices vary widely from country to country. It may be very expensive and difficult for us to meet the requirements for the sale of our products in many of these countries. As a result, we may not be able to obtain the required approvals in a timely manner, if at all. If we cannot sell our products outside of western Europe and the United States, then the size of our potential market could be reduced, which would reduce our sales and revenues.

Any modifications we make to our products may require additional approvals or clearances before the modified product may be marketed and significant delays in marketing such products would negatively impact our revenues.

      Changes to devices cleared for marketing under section 510(k) of the FDC Act that could significantly affect safety and effectiveness will require clearance of a notification pursuant to section 510(k) and we may need to submit clinical and manufacturing comparability data to obtain such approval or clearance. We would be prohibited from marketing the modified device until we received FDA clearance or approval. We cannot guarantee that the FDA would timely, if at all, clear or approve any modified product for which section 510(k) is applicable. Failure to obtain timely clearance or approval for changes to marketed products would impair our ability to sell such products and generate revenues.

We cannot assure you that our products will be safe or effective and we are required under the FDC Act to report any product-related deaths or serious injuries or product malfunctions that could result in deaths or serious injuries and such reports could trigger other events that could limit our ability to generate revenues or be profitable.

      We cannot assure you that our products will be safe or effective. Under the FDC Act, we are required to submit medical device reports, or MDRs, to the FDA to report device-related deaths, serious injuries and product malfunctions that could result in death or serious injury if they were to recur. Depending on their significance, MDRs could trigger other events that could limit our ability to generate revenues or be profitable, such as the following:

      o information contained in the MDRs could trigger FDA regulatory actions such as inspections, recalls and patient/physician notifications;

      o since the reports are publicly available, MDRs could become the basis for private lawsuits, including class actions; and

      o if we fail to submit a required MDR to the FDA, the FDA could take enforcement action against us.

If any of these events occur, we could incur significant losses and it could become more difficult for us to gain market acceptance of our products. If we incur significant losses or if we do not achieve market acceptance for our products, we may not be able to generate revenues or achieve or maintain profitability.

If we violate any provisions of the FDC Act or any other statutes or regulations, we could be subject to enforcement actions by the FDA or other governmental agencies.

      We face a significant compliance burden under the FDC Act and other applicable statutes and regulations which govern the testing, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion of our products. If we violate the FDC Act or other regulatory requirements at any time during or after the product development and/or approval process, we could be subject to enforcement actions by the FDA or other agencies, including (1) fines; (2) injunctions; (3) civil penalties; (4) recalls or seizures of our products; (5) total or partial suspension of the production of our products; (6) withdrawal of existing approvals or premarket clearances of our products; (7) refusal to approve or clear new applications or notices relating to our products; (8) recommendations by the FDA that we not be allowed to enter into government contracts and (9) criminal prosecution, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our business strategy depends on our ability to get our products into the market as quickly as possible. Significant additional governmental regulation could subject us to unanticipated delays which would delay our ability to generate revenues and be profitable.

      Our business strategy depends in part on our ability to get our products into the market as quickly as possible and we are particularly vulnerable to delays and impediments. Additional laws and regulations that are applicable to our business may be enacted or promulgated, and the interpretation, application or enforcement of the existing laws and regulations may change. We cannot predict the nature of any future laws, regulations, interpretations, applications or enforcements or the effect any of these would have on our business. Any future laws, regulations, interpretations, applications or enforcements could delay or prevent regulatory approval or clearance of our products and our ability to market our products. Moreover, changes that result in our failure to comply with the requirements of applicable laws and regulations could result in the types of enforcement actions by the FDA and/or other agencies as described above, all of which could impair our ability to have manufactured and to sell the affected products.

      Our products will be new to the market and we do not yet have an established market or customer base for our products. As such, we cannot withstand significant delays in getting our products to market. Our major competitors are significantly better capitalized than we are and can more easily withstand delays resulting from significant additional governmental regulation. If we are not able to market our products within the anticipated time frames at competitive prices that exceed our per unit costs, then we may not be profitable.

Protecting our intellectual property in our technology through patents may be costly and ineffective and if we are not able to protect our intellectual property, we may not be able to compete effectively and we may not be profitable.

      Our future success depends in part on our ability to protect the intellectual property for our technology through patents. We will only be able to protect our products and methods from unauthorized use by third parties to the extent that our products and methods are covered by valid and enforceable patents or are effectively maintained as trade secrets. Assuming all of the US Patent and Trademark office fees are paid, our granted U.S. patents will remain in force until 2019 and cover the "Method and Apparatus for Efficient Hemodiafiltration," the "Two Stage Diafiltration Method and Apparatus," the "Non-Isosmotic Diafiltration System" and the "Dual Stage Hemodiafiltration Cartridge." Our U.S. patent, for the "Method and Apparatus for Efficient Hemodiafiltration," and the pending patent application, for the "Dual Stage Filtration Cartridge," have claims that cover the OLpur(TM) MD190 product and the method of hemodiafiltration employed in the operation of the product. Although there are pending applications with claims to the present embodiments of the OLpur(TM) H(2)H(TM) and the OLpur(TM) NS2000 products, these products are still in the design stage and we cannot determine if the applications (or the patents that may issue on them) will also cover the ultimate commercial embodiment of these products. See "Business - Intellectual Property - Patents" for additional details about our patents.

      The protection provided by our patents, and patent applications if issued, may not be broad enough to prevent competitors from introducing similar products into the market. Our patents, if challenged or if we attempt to enforce them, may not be upheld by the courts of any jurisdiction. Numerous publications may have been disclosed by, and numerous patents may have been issued to, our competitors and others relating to methods of dialysis of which we are not aware and additional patents relating to methods of dialysis may be issued to our competitors and others in the future. If any of those publications or patents conflict with our patent rights, or cover our products, then any or all of our patent applications could be rejected and any or all of our granted patents could be invalidated, either of which could materially adversely affect our competitive position.

      Litigation and other proceedings relating to patent matters, whether initiated by us or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to us, and may require the diversion of substantial financial, managerial and other resources. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related development product sales or commercialization activities. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and the claims of these patents are ultimately determined to be valid, we may be required to obtain licenses under patents of others in order to develop, manufacture use, import and/or sell our products. We may not be able to obtain licenses under any of these patents on terms acceptable to us, if at all. If we do not obtain these licenses, we could encounter delays in, or be prevented entirely from using, importing, developing, manufacturing, offering or selling any products or practicing any methods, or delivering any services requiring such licenses.

      If we file patent applications or obtain patents in foreign countries, we will be subject to laws and procedures that differ from those in the United States, which could lead to some uncertainty about the level and extent of our patent protection. Moreover, patent protection in foreign countries may be different from patent protection under U.S. laws and may not be as favorable to us.

If we are not able to protect our trade secrets through enforcement of our confidentiality and non-competition agreements, then we may not be able to compete effectively and we may not be profitable.

      We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If the employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Most of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have and we may not be profitable if our competitors are also able to take advantage of our trade secrets.

If our trademarks and trade names are not adequately protected, then we may not be able to build brand loyalty and our sales and revenues may suffer.

      Our registered or unregistered trademarks or trade names may be challenged, canceled, infringed, circumvented or declared generic or determined to be infringing on other marks. See "Business--Intellectual Property." We may not be able to protect our rights to these trademarks and trade names, which we need to build brand loyalty. Over the long term, if we are unable to establish a brand based on our trademarks and trade names, we may not be able to compete effectively.

If we are not able to successfully commercialize our products, then we will not be profitable.

      Other than the units of our OLpur(TM) MD190 manufactured for our clinical trial and a small number of units for commercialization scale-up, we have produced only prototype units of our OLpur(TM) MD190 and OLpur(TM) H(2)H(TM) and the OLpur(TM) NS2000 system. In order to commercialize our products, we need to be able to produce them in a cost-effective way on a large scale to meet commercial demand, while maintaining extremely high standards for quality and reliability. If we fail to successfully commercialize our products, then we will not be profitable.

      We expect to rely on a limited number of independent manufacturers to produce the OLpur(TM) MD190 and our other products for us. Our future manufacturers' systems and procedures may not be adequate to support our operations and may not be able to achieve the rapid execution necessary to exploit the market for our products. Our manufacturers could experience manufacturing and control problems as they begin to scale-up our future manufacturing operations and we may not be able to scale-up manufacturing in a timely manner or at a commercially reasonable cost to enable production in sufficient quantities. If we experience any of these problems with respect to our manufacturers' initial or future scale-ups of manufacturing operations, then we may not be able to have our products manufactured and delivered in a timely manner.

      As of the date of this prospectus, we have not entered into any formal agreements with any manufacturers to manufacture our products and components. We cannot assure you that we will be able to enter into agreements with manufacturers on terms acceptable to us in a timely manner, if at all. If we do not enter into agreements for the manufacture of our products and components, we could encounter delays in, or be prevented from, manufacturing and selling any or all of our products and we will not be profitable.

We will not control the independent manufacturers of our products, which may affect our ability to deliver our products in a timely manner. If we are not able to ensure the timely delivery of our products, then we will not be profitable.

      Independent manufacturers of medical devices will manufacture all of our products and components. As with any independent contractor, these manufacturers will not be employed or otherwise controlled by us and will be generally free to conduct their business at their own discretion. For us to be profitable, our products must be manufactured on a timely basis in commercial quantities at costs acceptable to us. If one or more of our independent manufacturers fails to deliver our products in a timely manner, then we may not be able to find a substitute manufacturer in the time required. If we are not able to find a substitute manufacturer to effectively and efficiently manufacture our products, then we will not be profitable.

If we are not able to maintain sufficient quality controls, then the approval or clearance of our products by the European Union, the FDA or other relevant authorities could be delayed or denied and we will not be profitable.

      Approval or clearance of our products could be delayed by the European Union, the FDA and the relevant authorities of other countries if our manufacturing facilities do not comply with their respective manufacturing requirements. The European Union imposes requirements on quality control systems of manufacturers, which are inspected and certified on a periodic basis and may be subject to additional unannounced inspections. Failure by our manufacturers to comply with the European Union requirements could prevent us from obtaining the CE mark and from marketing our products in western Europe. The FDA also imposes requirements through quality system requirements, or QSR, regulations, which include requirements for good manufacturing practices, or GMP. Failure by our manufacturers to comply with these requirements could prevent us from obtaining FDA approval of our products and from marketing our products in the United States. Although some of the manufacturing facilities and processes that we expect to use to manufacture our OLpur(TM) MD190 have been inspected by TUV Product Service (Munich), a worldwide testing and certification agency that performs conformity assessments to European Union requirements for medical devices, they have not been inspected by the FDA. Similarly, although the FDA has inspected some of the facilities and processes that we expect to use to manufacture our OLpur(TM) H(2)H(TM) and OLpur(TM) NS2000, they have not been inspected by any TUV organization. We cannot assure you that any of the facilities or processes we use will comply or continue to comply with their respective requirements on a timely basis or at all, which could delay or prevent our obtaining the approvals we need to market our products in Europe and the United States.

      Our ability to become profitable depends upon our ability to get our products to market as quickly as possible and, once we gain market acceptance, to effectively and efficiently manufacture, market and distribute our products. If our products are not approved or if there is a significant delay in our products being approved by the relevant authorities, then we will not be profitable.

      Even if we do obtain approval to market our products in Europe, the United States and other countries, manufacturers of our products must continue to comply or ensure compliance with the relevant manufacturing requirements. Although we cannot control the manufacturers of our products, we may need to expend time, resources and effort in product manufacturing and quality control to assist with their continued compliance with these requirements. If violations of applicable requirements are noted during periodic inspections of the manufacturing facilities of our manufacturers, we may not be able to continue to market the products manufactured in such facilities and our revenues may be materially adversely affected.

The loss or interruption of services of any of our manufacturers could slow or stop production of our products.

      Because we are likely to rely on no more than two contract manufacturers to manufacture each of our products and major components of our products, a stop or significant interruption in the supply of our products or major components by a single manufacturer, for any reason, could have a material adverse effect on us. We expect most of our contract manufacturers will enter into contracts with us to manufacture our products and major components and that these contracts will be terminable by the contractors or us at any time under certain circumstances. We have not made alternative arrangements for the manufacture of our products or major components and we cannot assure you that acceptable alternative arrangements could be made on a timely basis, or at all, if one or more of our manufacturers failed to manufacture our products or major components in accordance with the terms of our arrangements. Our inability to obtain acceptable alternative arrangements for the manufacture of our products or major components of our products would slow down or halt the production and sale of our products and reduce our cash flow.

Once our products are commercialized, we may face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues.

      Acceptance of our products in the marketplace by both potential users, including ESRD patients, and potential purchasers, including nephrologists, dialysis clinics and other health care providers, is uncertain, and our failure to achieve sufficient market acceptance will significantly limit our ability to generate revenue and be profitable. Market acceptance will require substantial marketing efforts and the expenditure of significant funds by us to inform dialysis patients and nephrologists, dialysis clinics and other health care providers of the benefits of using our products. We may encounter significant clinical and market resistance to our products and our products may never achieve market acceptance. Factors that may affect our ability to achieve acceptance of our products in the market place include whether:

      o     our products will be safe for use;

      o     our products will be effective;

      o     our products will be cost-effective;

      o we will be able to demonstrate product safety, efficacy and cost-effectiveness;

      o there are unexpected side effects, complications or other safety issues associated with our products; and

      o reimbursement for the cost of our products is available at reasonable rates, if at all.

If Hemodiafiltration, or HDF, does not become the preferred therapy for ESRD, then the market for our products may be limited and we may not be profitable.

      A significant portion of our success is dependent on the acceptance and implementation of HDF as the preferred therapy for ESRD. There are many treatment options currently available and others may be developed. HDF may not become the preferred therapy for ESRD. If it does not, the market for our products will be limited and we may not be able to sell a sufficient quantity of our products to be profitable.

If we cannot develop adequate distribution, customer service and technical support networks, then we may not be able to market and distribute our products effectively and we may not be profitable.

      Our strategy requires us to distribute our products and provide a significant amount of customer service and maintenance and other technical service. To provide these services, we will be required to develop networks of employees or independent contractors in each of the areas in which we intend to operate. We cannot assure you we will be able to organize and manage these networks on a cost-effective basis, if at all. If we fail to establish these networks, then it may be difficult for us to gain market acceptance of our products. If we fail to gain market acceptance, then we will not be profitable.

We may face significant risks associated with international operations, many of which could have a material adverse effect on our business, financial condition and results of operations.

      We expect to manufacture and to market our products in western Europe and elsewhere outside of the United States. We expect that our revenues from western Europe will initially account for a significant portion of our revenues. Our international operations are subject to a number of risks, including the following:

      o fluctuations in exchange rates of the United States dollar could adversely affect our results of operations;

      o we may face difficulties in enforcing and collecting accounts receivable under some countries' legal systems;

      o local regulations may restrict our ability to sell our products, have our products manufactured or conduct other operations;

      o     political instability could disrupt our operations;

      o some governments and customers may have longer payment cycles, with resulting adverse effects on our cash flow; and

      o some countries could impose additional taxes or restrict the import of our products.

      Any one or more of these factors could increase our costs, reduce our revenues, or disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.

If we are not able to obtain adequate insurance or other protection against product liability risks associated with the production, marketing and sale of our products, then we could face liabilities that would materially adversely affect our financial condition and our ability to be profitable.

      The production, marketing and sale of kidney dialysis products have an inherent risk of liability in the event of product failure or claim of harm caused by product operation. Although we intend to acquire product liability insurance upon commercialization of each of our products, we may not be able to obtain this insurance on acceptable terms or at all. Because we may not be able to obtain insurance that provides us with adequate protection against all potential product liability claims, a successful claim in excess of our insurance coverage could materially adversely affect our financial condition. Moreover, any claim against us could generate negative publicity, which could decrease the demand for our products, our ability to generate revenues and our profitability.

      Some of the agreements that we may enter into with manufacturers of our products and components of our products may require us (1) to obtain product liability insurance or (2) indemnify manufacturers against liabilities resulting from the sale of our products. If we are not able to obtain and maintain adequate product liability insurance, we will be in breach of these agreements, which could materially adversely affect our ability to produce our products. If we are able to obtain and maintain product liability insurance and a successful claim in excess of our insurance coverage is made, we may have to indemnify some or all of our manufacturers for their losses.

If we are unable to keep our key management and scientific personnel, then we are likely to face significant delays at a critical time in our corporate development and our business is likely to be damaged.

      Our success depends upon the skills, experience and efforts of our management and other key personnel, including our chief executive officer, certain members of our scientific staff and our marketing executive. As a relatively new company, much of our corporate, scientific and technical knowledge is concentrated in the hands of these few individuals. We do not maintain key-man life insurance on any of our management or other key personnel. The loss of the services of one or more of our present management or other key personnel could significantly delay the development and/or launch of our products as there could be a learning curve of several months or more for any replacement personnel. Furthermore, competition for the type of highly skilled individuals we require is intense and we may not be able to attract and retain new employees of the caliber needed to achieve our objectives. Failure to replace key personnel could have a material adverse effect on our business, financial condition and operations.

Our certificate of incorporation limits liability of our directors, which could discourage you or other stockholders from bringing suits against our directors in circumstances where you think they might otherwise be warranted.

      Our certificate of incorporation provides, with specific exceptions, that our directors are not personally liable to us or our stockholders for monetary damages for any action or failure to take any action. In addition, we have agreed, and our certificate of incorporation and bylaws provide for, mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. These provisions may discourage stockholders from bringing suit against a director for breach of duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against any of our directors.

                          Risks Related to Our Industry

We expect to face significant competition from existing suppliers of renal replacement treatment devices, supplies and services. If we are not able to compete with them effectively, then we may not be profitable.

      We expect to compete in the kidney dialysis market with existing suppliers of hemodialysis and peritoneal dialysis devices, supplies and services. Our competitors include Fresenius Medical Care AG, The Gambro Company and Baxter International Inc., currently three of the primary machine manufacturers in hemodialysis, as well as B. Braun Biotech International GmbH, Nipro Medical Corporation, Asahi Kasei Corporation and other smaller machine manufacturers in hemodialysis. Fresenius and Gambro also manufacture hemodiafiltration machines. These companies and most of our other competitors have longer operating histories and substantially greater financial, marketing, technical, manufacturing and research and development resources and experience than we have. Our competitors could use these resources and experiences to develop products that are more effective or less costly than any or all of our products or that could render any or all of our products obsolete. Our competitors could also use their economic strength to influence the market to continue to buy their existing products.

      We do not have an established customer base and may encounter a high degree of competition in developing one. Our potential customers are a limited number of nephrologists, national, regional and local dialysis clinics and other healthcare providers. The number of our potential customers may be further limited to the extent any exclusive relationships are entered into between our potential customers and our competitors. We cannot assure you that we will be successful in marketing our products to these potential customers. If we are not able to develop competitive products and take and hold sufficient market share from our competitors, we will not be profitable.

Because some of our competitors own or could acquire dialysis clinics throughout the United States, Europe and other regions of the world, we may not be able to successfully market our products to the dialysis clinics under their ownership. If our potential market is significantly reduced, then we may not be profitable.

      Some of our competitors, including Fresenius and Gambro, manufacture their own products and own dialysis clinics in the United States, Europe and other regions of the world. Because these competitors have historically tended to use their own products, we may not be able to successfully market our products to the dialysis clinics under their ownership. According to the Merrill Report, approximately 95% of the products then used by dialysis clinics owned by Fresenius were products of Fresenius and approximately 40% of the products then used by dialysis clinics owned by Gambro were products of Gambro. Based on the same report, and by our calculations, we estimate that as of September 2001: (1) Fresenius treated in its own dialysis clinics approximately 24.8% of the dialysis patients in the United States, 4.6% of the dialysis patients in Europe and 8.5% of the dialysis patients worldwide; and (2) Gambro treated in its own dialysis clinics approximately 13.5% of the dialysis patients in the United States, 2.3% of the dialysis patients in Europe and 4.5% of the dialysis patients worldwide. If our competitors continue to grow their networks of dialysis clinics and if we cannot successfully market our products to dialysis clinics owned by these competitors or any other competitors, then our revenues could be adversely affected.

If the size of the market for our products is significantly reduced due to pharmacological or technological advances in preventative and alternative treatments for ESRD, then we may not be profitable.

      Pharmacological or technological advances in preventative or alternative treatments for ESRD could significantly reduce the number of ESRD patients needing our products. These pharmacological or technological advances may include: (1) the development of new medications, or improvements to existing medications, which help to delay the onset or prevent the progression of ESRD in high-risk patients (such as those with diabetes and hypertension); (2) the development of new medications, or improvements in existing medications, which reduce the incidence of kidney transplant rejection; and (3) developments in the use of kidneys obtained from genetically-engineered animals as a source of transplants. If these or any other pharmacological or technological advances reduce the number of patients needing treatment for ESRD and the size of the market for our products, we may not be profitable.

If the number of ESRD patients needing ongoing treatment for ESRD does not increase at the rate we estimate, then our potential market may be smaller than we anticipate and we may not be profitable.

      According to the Lysaght Article, as of mid-year 2001, the number of dialysis patients worldwide was estimated to be over 1.1 million and the size of this population has been expanding at rate of approximately 7% per year. According to the same article, the number of dialysis patients is expected to be over two million by 2010, assuming current trends in ESRD prevalence continue. If the number of ESRD patients needing ongoing treatment for ESRD does not increase at that rate, the size of the market for our products will not increase at the rate we estimate and, therefore, our revenues could be adversely affected.

If government and other third party reimbursement programs discontinue their coverage of ESRD treatment or reduce reimbursement rates for ESRD products, then we may need to reduce the estimated prices of our products and we may not be profitable.

      Providers of renal replacement therapy are often reimbursed by government programs, such as Medicare or Medicaid in the U.S., or other third-party reimbursement programs, such as private medical care plans and insurers. We believe that the amount of reimbursement for renal replacement therapy under these programs has a significant impact on the decisions of nephrologists, dialysis clinics and other health care providers regarding treatment methods and products. Accordingly, changes in the extent of coverage for renal replacement therapy or a reduction in the reimbursement rates under any or all of these programs may cause a decline in recommendations or purchases of our products, which would materially adversely affect the market for our products and reduce our revenues.

As the number of managed health care plans increases in the United States, amounts paid for our products by non-governmental programs may decrease and we may not generate sufficient revenues to be profitable.

      We expect to obtain a portion of our revenues from reimbursement provided by non-governmental programs in the United States. Although non-governmental programs generally pay higher reimbursement rates than governmental programs, of the non-governmental programs, managed care plans generally pay lower reimbursement rates than insurance plans. Reliance on managed care plans for dialysis treatment may increase if future changes to the Medicare program require non-governmental programs to assume a greater percentage of the total cost of care given to dialysis patients over the term of their illness, or if managed care plans otherwise significantly increase their enrollment of these patients. If the reliance on managed care plans for dialysis treatment increases, more patients join managed care plans or managed care plans reduce reimbursements rates, we may need to reduce estimated prices of our products and may not be profitable.

If the per-treatment costs for dialysis clinics using our products are higher than the costs of clinics providing hemodialysis treatment, then we may not achieve market acceptance of our products in the United States and we may not be profitable.

      If the cost of our products results in an increased cost to the dialysis clinic over hemodialysis therapies and such cost is not separately reimbursable by governmental programs or private medical care plans and insurers outside of the per-treatment fee, then we will not gain market acceptance for our products in the United States unless HDF therapy becomes the standard treatment method for ESRD. If we do not gain market acceptance for our products in the United States, then the size of our market and anticipated revenue will be reduced and we may not be profitable.

Proposals to modify the health care system in the United States or other countries could affect the pricing of our products. If we cannot sell our products at the prices we plan to, then we may not be profitable.

      A substantial portion of the cost of treatment for ESRD in the United States is currently reimbursed by the Medicare program at prescribed rates. Proposals to modify the current health care system in the United States to improve access to health care and control its costs are continually being considered by the federal and state governments. We anticipate that the U.S. Congress and state legislatures will continue to review and assess alternative health care reform proposals. We cannot predict whether these reform proposals will be adopted, when they may be adopted or what impact they may have on us if they are adopted. Any spending decreases or other significant changes in the Medicare program could affect the pricing of our products. As we are not yet established in our business and it will take some time for us to begin to recoup our research and development costs, our profit margins are likely initially to be lower than those of our competitors and we may be more vulnerable to small decreases in price than many of our competitors. If we are not able to generate sufficient returns, then we will not be profitable.

      Health administration authorities in countries other than the United States may not provide reimbursement for our products at rates sufficient for us to achieve profitability, or at all. Like the United States, these countries, especially those in western Europe, have considered health care reform proposals and could materially alter their government-sponsored health care programs by reducing reimbursement rates for dialysis products. Any reduction in reimbursement rates under foreign health care programs could negatively affect the pricing of our products and we may not be profitable.

                         Risks Related to this Offering

We may invest or spend the proceeds of this offering in ways with which you do not agree and in ways that may not yield a favorable return.

      Our management will have broad discretion over the use of the net proceeds from this offering. Stockholders may not deem such uses desirable. Our use of the proceeds from this offering may vary substantially from our currently planned uses and investors in this offering will be relying on the judgment of our management with respect to the use of proceeds of this offering. We cannot assure you that we will apply such proceeds effectively or that we will invest such proceeds in a manner that will yield a favorable return or any return at all.

Several provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our bylaws could discourage, delay or prevent a merger or acquisition, which could adversely affect the market price of our common stock.

      Several provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our bylaws could discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions include:

      o authorizing our board of directors to issue "blank check" preferred stock without stockholder approval;

      o providing for a classified board of directors with staggered, three-year terms;

      o prohibiting us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless certain provisions are met;

      o     prohibiting cumulative voting in the election of directors;

      o prohibiting stockholder action by written consent unless the written consent is signed by all stockholders entitled to vote on the action;

      o     limiting the persons who may call special meetings of stockholders;
            and

      o establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

As a relatively new company with little or no name recognition and with several risks and uncertainties that could impair our business operations, we are not likely to generate widespread interest in our common stock following this offering. Without widespread interest in our common stock, our common stock price may be highly volatile and your investment in our common stock could decline in value.

      Prior to this offering, there has been no public market for our common stock. Unlike many companies with publicly traded securities, we have little or no name recognition outside the nephrology community. We are a relatively new company and very few investors are familiar with either our company or our products. As we will not be marketing our products directly to the public, it may be difficult for us to generate the kind of interest in our stock that other companies experience after an initial public offering. After this offering, an active trading market in our common stock might not develop, or if it does develop, might not continue.

      Additionally, the market price of our common stock may fluctuate significantly in response to many factors, many of which are beyond our control. Risks and uncertainties described elsewhere in this "Risk Factors" section could impair our business operations or otherwise cause our operating results to be below expectations of investors and market analyst, which could adversely affect the market price of our common stock. As a result, investors purchasing in this offering may not be able to resell their shares at or above the initial public offering price and could lose all of their investment.

      In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. We may become involved in this type of litigation in the future. Litigation of this type could be extremely expensive and divert management's attention and resources from running our company. If management's attention and resources are diverted, then we may not be profitable.

Because our capital requirements have been and will continue to be significant, we may need funds in addition to the net proceeds of this offering or we will not be able to continue to operate our business. If our business fails, then you could lose your entire investment.

      Our capital requirements have been and will continue to be significant. To date, we have been dependent primarily on the net proceeds of private placements of our equity and debt securities, aggregating approximately $11.7 million. We are dependent upon the net proceeds of this offering to fund our marketing and sales efforts, clinical trials, regulatory approvals, research and development as well as our other working capital requirements. We currently have no committed sources of, or other arrangements with respect to, additional financing. We cannot assure you that our existing capital resources, together with the net proceeds from this offering and future operating cash flows, will be sufficient to fund our future operations. Our capital requirements will depend on numerous factors, including:

      o the time and cost involved in obtaining regulatory approval for our products;

      o     the cost involved in protecting our proprietary rights;

      o the time and cost involved in manufacturing scale-up and in establishing marketing acceptance;

      o the time and cost involved in providing training and technical support networks; and

      o     the effectiveness of other commercialization activities.

      If we require additional capital beyond the cash generated from our operations and the proceeds of this offering, we would need to seek other forms of financing, through the sale of equity securities or otherwise, to achieve our business objectives. We cannot assure you that we will be able to obtain alternative financing on acceptable terms or at all. Our failure to obtain financing when needed could have a material adverse effect on us. Any additional equity financing could substantially dilute your equity interests in our company and any debt financing could impose significant financial and operational restrictions on us.

Our principal stockholders, directors and executive officers prior to the offering will still control a significant portion of our stock after the offering and, if they choose to vote together, could have sufficient voting power to control the vote on substantially all corporate matters.

      Our principal stockholders, directors and executive officers prior to the offering will own, beneficially and/or of record, approximately 57.7% of our outstanding common stock after this offering (without giving effect to the exercise of the underwriters' over-allotment option). Our principal stockholders, directors and executive officers will own, beneficially and/or of record, approximately 34.7% of our outstanding common stock after this offering. Should they act as a group, they will have the power to elect all of our directors and to control the vote on substantially all other corporate matters without the approval of other stockholders, including those stockholders who purchase stock in this offering. This concentration in voting power may result in the ability of those stockholders to delay or prevent another party from taking control of our company.

Future sales of our common stock could cause the market price of our common stock to decline.

      The market price of our common stock could decline due to sales of a large number of shares in the market after this offering, including sales of shares by our large stockholders, or the perception that such sales could occur. These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock.

      All of our existing security holders (other than Lancer Offshore, Inc.) will be subject to lock-up agreements which prohibit the sale of any of their shares of our common stock in the public market until one year from the effective date of this prospectus and, thereafter, on a cumulative basis for each holder, of more than 1/3 of our common stock held by such holder prior to 15 months from the effective date of this prospectus or more than 2/3 of our common stock held by such holder prior to 18 months from the effective date of this prospectus. Lancer Offshore Inc. will be subject to a lock-up agreement that prohibits the sale of any of its shares in the public market until 180 days after the effective date. We have entered into registration rights agreements with many of our existing stockholders that entitle them to have an aggregate of 2,305,755 shares registered for sale in the public market. All of those shares could be sold in the public market after one year subject to the limitations of Rule 144 under the Securities Act.

You will incur immediate and substantial dilution.

      The assumed initial public offering price per share of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in the net tangible book value of their common stock of $4.45 per share based on the assumed initial public offering price of $6.00 per share. To the extent we raise additional capital by issuing equity securities in the future, you and our other stockholders may experience substantial dilution and future investors may be granted rights superior to those of our current stockholders.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                    IMPORTANT ASSUMPTIONS IN THIS PROSPECTUS

References to Shares of Common Stock in this Prospectus Assume Completion of Reverse Stock Split

      Prior to the effectiveness of the registration statement to which this prospectus relates, we intend to file an amendment and restatement of our certificate of incorporation, which, among other things, will effect a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2248318 of one share of our common stock. See "Description of Securities -- Reverse Stock Split."

      Unless otherwise indicated, all references in this prospectus to (1) the number of shares of our common stock outstanding, (2) the number of shares of our common stock issuable upon exercise or conversion, as the case may be, of options, warrants or convertible notes or (3) the number of shares of our common stock reserved for issuance, assumes the filing of such amendment.

All Information in this Prospectus Assumes that we have Obtained all Required Shareholder Approvals on or Prior to Effectiveness of the Registration Statement to which this Prospectus Relates.

      The following actions require shareholder approval prior to the effectiveness of the registration statement to which this prospectus relates in order to make certain information in this prospectus true and accurate:

      o Filing of amendments and restatements of our certificate of incorporation, to, among other things, (1) reallocate the number of shares authorized for issuance among our preferred stock and the various series of our preferred stock, (2) redesignate the powers, preferences and rights of, and the qualifications, limitations and restrictions granted to and imposed upon holders of various series of our preferred stock, and (3) effect a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2248318 of one share of our common stock, all as described in this prospectus. See "Description of Securities."

      o Amendment and restatement of our 2000 Nephros Equity Incentive Plan, to, among other things, increase the aggregate number of shares of our common stock subject to options covered by our 2000 Nephros Equity Incentive Plan from 1,011,743 to 1,124,159, with the adoption of our Amended and Restated 2000 Nephros Equity Incentive Plan.

      We anticipate that we will obtain the required shareholder approval prior to the effectiveness of the registration statement to which this prospectus relates. Accordingly, all information in this prospectus assumes that all such shareholder approvals have been obtained.

Over-allotment Option Granted to the Underwriters has not been Exercised

      Unless otherwise indicated, all information in this prospectus assumes that the over-allotment option granted to the underwriters by us has not been exercised.

Warrants and Convertible Notes are Subject to Antidilution Adjustments

      Unless otherwise indicated, the number of shares of capital stock subject to all options, warrants and convertible notes referred to in this prospectus are subject to provisions known as "antidilution adjustments" that may increase or decrease the number of shares issuable upon exercise or conversion thereof and proportionately adjust the exercise price of options and warrants.

Dollar References are to U.S. Dollars

      Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars.

                                 USE OF PROCEEDS

      At an assumed initial offering price of $6.00 per share, net proceeds of this offering will be approximately $11,955,000, after deducting underwriting discounts and commissions and other expenses, and, if the underwriters' over-allotment option is exercised, net proceeds of this offering will be approximately $13,939,500, after deducting underwriting discounts and commissions and other expenses. We estimate that underwriting discounts and commissions and other expenses of this offering will be in the aggregate amount of approximately $3,045,000 and, if the underwriters' over-allotment option is exercised, approximately $3,310,500. As there has been no public market for our common stock, the assumed initial public offering price of our common stock has been determined by negotiation between us and the underwriters.

      We intend to use approximately $110,000 of the net proceeds of this offering to repay loans made to us during 2001 and 2002 from Eric A. Rose, M.D., the chairman of our board of directors, a director and a holder of more than 5% of our common stock. See "Certain Transactions." These loans are payable when we have sufficient funds available to repay them and do not bear any interest. We intend to use approximately $250,000 (plus interest as described below) of the net proceeds of this offering to repay two loans made to us on December 26, 2002 by Joseph Giamanco and George Hatsopoulis in the principal amount of $200,000 and $50,000, respectively. Each of these loans is payable on the earlier to occur of 30 days after the consummation of this offering and December 26, 2003 and bears interest, calculated quarterly in arrears, at a rate of 7% per annum from December 26, 2002 to March 31, 2003, 10% per annum from April 1, 2003 to April 30, 2003, and 15% per annum from May 1, 2003 to December 26, 2003. We received net proceeds from these loans (after deducting $25,000 paid to Hermitage Capital Corporation, as placement agent in connection with these loans; see "Certain Transactions") in the aggregate amount of $225,000, approximately $150,000 of which, as of the date of this prospectus, we have used for working capital purposes, including for employee salaries and wages, travel and other expenses incurred in connection with this offering and other operating costs, and the remaining $75,000 of which we intend to use for similar working capital purposes through and, to the extent available, after, the consummation of this offering. We intend to use approximately $3,600,000 of the net proceeds of this offering for the marketing and sales of our products through active solicitation of customers by exhibiting at trade shows, advertising in trade magazines and setting up a sales group to solicit prospective customers. We intend to use approximately $6,000,000 of the net proceeds to complete our clinical studies, obtain appropriate regulatory approvals and expand our research and development with respect to our products. We intend to use $1,500,000 of the net proceeds of this offering to repay a note that we expect to issue to Lancer Offshore, Inc. pursuant a settlement agreement with Lancer Offshore, Inc., dated as of January 31, 2003. The note will be payable upon the earlier to occur of (i) January 31, 2004 and (ii) seven business days after we receive the net proceeds of this offering, and does not bear any interest. See "Business - Settlement Agreements." We intend to use $350,000 of the net proceeds to pay Plexus Services Corp., a former supplier, amounts due under our settlement agreement with Plexus, $250,000 of which is due upon the consummation of this offering (or earlier if we raise $1,250,000 of additional capital prior to the consummation of this offering) and the remaining $100,000 of which was due on February 7, 2003 (which date Plexus has consented to extend to the date the payment of the $250,000 is due). See "Business - Settlement Agreements." We intend to use a portion of the net proceeds for payment of dividends on shares of our series B convertible preferred stock and series C convertible preferred stock accruing from November 1, 2002 to the date of the consummation of this offering, which dividends shall accrue at a rate of 6% per annum and which were approximately $59,000 as of December 31, 2002. We intend to use the remaining amount of the net proceeds for working capital purposes, including for additional salaries and wages as our organization grows and as we establish offices in Europe, and for additional professional fees and expenses and other operating costs. In the event the underwriters' over-allotment option is exercised, we will realize additional net proceeds, which we intend to use for working capital and general corporate purposes.

      The foregoing represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. This estimate is based on certain assumptions, including the development of our business in the way we anticipate. If any of our assumptions prove incorrect, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes. For example, we are currently exploring possibilities for obtaining financing of up to an aggregate amount of $2,000,000 to use for working capital purposes through the consummation of this offering. We may seek such financing through loans or through the issuance of convertible notes pursuant to transactions exempt from the registration requirements under the Securities Act. In either event, we may be obligated to use a portion of the net proceeds of this offering to repay amounts due under any such loans or convertible notes. Our estimates may prove to be inaccurate, new programs or activities may be undertaken which will require considerable additional expenditures or unforeseen expenses may occur. Pending use, we will invest the net proceeds of this offering in bank certificates of deposit and other fully insured investment grade interest bearing securities. See "Risk Factors - We may invest or spend the proceeds of this offering in ways with which you may not agree..."

                                 DIVIDEND POLICY

      We have not declared or paid any cash or stock dividends on our common stock since our inception in April 1997. We presently intend to reinvest earnings to fund the development and expansion of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will generally depend upon our earnings, capital requirements, financial position and general economic conditions.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 2002:

      o on an actual basis giving effect to an amendment to our certificate of incorporation to be filed prior to the commencement of this offering, which, among other things, will effect a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2248318 of one share of our common stock prior to the effectiveness of the registration statement to which this prospectus relates;

      o on a pro forma basis after giving effect to (i) a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2248318 of one share of our common stock prior to the effectiveness of the registration statement to which this prospectus relates, and (ii) the automatic conversion of all outstanding series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock into 2,305,755 shares of our common stock, upon the consummation of this offering; and

      o on a pro forma basis as adjusted after giving effect to (i) a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2248318 of one share of our common stock prior to the effectiveness of the registration statement to which this prospectus relates, (ii) the automatic conversion of all outstanding series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock into 2,305,755 shares of our common stock, upon the consummation of this offering (iii) the receipt of net proceeds of $11,955,000 from the sale of the 2,500,000 shares of common stock in this offering at an assumed initial public offering price of $6.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses of $3,045,000, (iv) the repayment to a related party of a short-term loan in the principal amount of $110,000, (v) the repayment to Lancer Offshore, Inc. of a note in the principal amount of $1,500,000 that we expect to issue to it pursuant a settlement agreement (see "Business -- Settlement Agreements"), (vi) the conversion of outstanding convertible notes in the aggregate principal amount of $250,000 (see "Certain Transactions") and (vii) repayment of short-term loans in the aggregate principal amount of $250,000 (see "Use of Proceeds").

                                                                                               December 31, 2002
                                                                               ------------------------------------------------
                                                                                                                    Pro Forma As
                                                                                Actual (1)        Pro Forma (1)     Adjusted (1)
                                                                               ------------       ------------       ----------
                                                                                                    (unaudited)     (unaudited)
Loan from related party ..................................................     $    110,000       $    110,000       $         --
Short-term convertible note payable ......................................          250,000            250,000                 --
Short-term bridge financing, net of unamortized discount of $500,000 .....        1,000,000          1,000,000                 --
Short-term loan ..........................................................          250,000            250,000                 --
Series B Convertible Preferred Stock, par value $.001 per share:
  2,333,333 shares authorized, 2,333,333 shares issued and
  outstanding; pro forma - 2,333,333 shares authorized, none issued and outstanding; pro forma as adjusted - none authorized, none
  issued and outstanding .................................................        2,333,000                 --                 --
Series C Convertible Preferred Stock, par value $.001 per share: 3,140,000 shares authorized, 3,137,550 shares issued and outstanding; pro forma -
  3,140,000 shares authorized, none issued and outstanding; pro forma as
  adjusted - none authorized, none issued and outstanding ................        3,552,550                 --                 --
Stockholders' equity (deficit):
Series A Convertible Preferred Stock, par value $.001 per share:
  4,500,000 shares authorized, 4,000,000 shares issued and
  outstanding; pro forma - 4,500,000 shares authorized, none issued and outstanding; pro forma as adjusted - none authorized,
  none issued and outstanding ............................................            4,000                 --                 --
Common Stock, par value $.001 per share: 30,000,000 shares
  authorized, 1,261,194 shares issued and outstanding; pro forma -
  30,000,000 share authorized, 3,566,950 shares issued and
  outstanding; pro forma as adjusted - 30,000,000 shares authorized,
  6,123,158 shares issued and outstanding (2) ............................            1,261              3,567              6,123
Additional paid-in capital ...............................................        7,016,239         12,903,483         24,605,927
Accumulated deficit from inception .......................................      (15,016,693)       (15,016,693)       (15,099,693)
                                                                               ------------       ------------       ------------
Total stockholders' equity (deficit) .....................................       (7,995,193)        (2,109,643)         9,512,357
                                                                               ------------       ------------       ------------
Total capitalization .....................................................     $   (499,643)      $   (499,643)      $  9,512,357
                                                                               ============       ============       ============

----------
(1) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 2002, and does not include the following:

      o 375,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option;

      o 250,000 shares of common stock issuable upon the exercise of the underwriters' warrants;

      o 783,876 shares of common stock underlying stock options granted and outstanding pursuant to our equity incentive plan;

      o 128,154 shares of common stock underlying stock options to be granted to our president and chief executive officer pursuant to our equity incentive plan prior to the consummation of this offering;

      o 30,000 shares of common stock underlying stock options to be granted to certain of our directors pursuant to our equity incentive plan upon the consummation of this offering;

      o 134,899 shares of common stock issuable upon exercise of warrants issued in June 2002 to Plexus Services Corp., a former supplier. See "Description of Securities -- Other Warrants" and "Business -- Settlement Agreements;"

      o 28,104 shares of common stock issuable upon conversion of shares of our series A preferred stock which are themselves issuable upon exercise of warrants issued to convertible note holders;

      o 75,000 shares of common stock issuable upon exercise of warrants issued to Lancer Offshore, Inc. See "Description of Securities -- Other Warrants" and "Business -- Settlement Agreements;" or

      o 60,000 shares of common stock issuable upon exercise of warrants expected to be issued to a placement agent. See "Description of Securities -- Other Warrants" and "Business -- Settlement Agreements."

                                    DILUTION

      Purchasers of our common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value per share represents the amount of our tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding.

      As of December 31, 2002, our pro forma net tangible book value was $(3,055,643), or approximately $(0.86) per share of common stock after giving effect to our reverse stock split and the conversion of all outstanding shares of our series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock into shares of our common stock.

      As of December 31, 2002, our pro forma net tangible book value as adjusted for (1) the sale of the 2,500,000 shares of our common stock offered in this offering and application of the net proceeds of $11,955,000 (at the assumed initial public offering price of $6.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses of $3,045,000), (2) the repayment to a related party of a short-term loan in the principal amount of $110,000, (3) the repayment to Lancer Offshore, Inc. of a note in the principal amount of $1,500,000 that we expect to issue to it pursuant a settlement agreement (see "Business -- Settlement Agreements"), (4) the conversion of outstanding convertible notes in the aggregate principal amount of $250,000 (see "Certain Transactions") and (5) the repayment of short-term loans in the aggregate principal amount of $250,000 (see "Use of Proceeds"), would have been approximately $1.62 per share.

      This represents an immediate increase of $2.48 per share to existing stockholders and an immediate and substantial dilution of $4.45 per share to new investors purchasing common stock in this offering.

      The following table illustrates this per share dilution:

                                                                    Per Share of
                                                                    Common Stock
                                                                    ------------
Assumed initial public offering price per share of common stock .    $ 6.00
  Pro forma net tangible book value as of December 31, 2002 .....    $(0.86)
  Increase attributable to new investors ........................      2.41
                                                                     ------
Pro forma net tangible book value after this offering ...........      1.55
                                                                     ------
Dilution of net tangible book value to investors in this offering    $ 4.45
                                                                     ======

      The following table summarizes on a pro forma basis, as of December 31, 2002, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of our common stock, including the conversion of the all outstanding series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock as well as conversion of outstanding convertible notes in the aggregate principal amount of $250,000 into shares of our common stock, and investors in this offering, assuming the sale of all 2,500,000 shares offered by this prospectus at the price indicated above and before deducting any underwriting discounts and offering expenses payable by us.

                                       Shares                      Total Consideration
                             --------------------------       ----------------------------         Average
                               Number         Percent           Amount           Percent          Per Share
                             ---------      -----------       -----------      -----------       -----------
Existing Stockholders        3,623,158               59%      $10,387,550               41%      $      2.87
New Investors .......        2,500,000               41%      $15,000,000               59%      $      6.00
                             ---------      -----------       -----------      -----------

   Total ............        6,123,158              100%      $25,387,550              100%
                            ==========       ===========      ===========       ===========

      The above discussion and tables exclude:

      o 375,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option;

      o 250,000 shares of common stock issuable upon the exercise of the underwriters' warrants;

      o 783,876 shares of common stock underlying stock options granted and outstanding pursuant to our equity incentive plan;

      o 128,154 shares of common stock underlying stock options to be granted to our president and chief executive officer pursuant to our equity incentive plan prior to the consummation of this offering;

      o 30,000 shares of common stock underlying stock options to be granted to certain of our directors pursuant to our equity incentive plan upon the consummation of this offering;

      o 134,899 shares of common stock issuable upon exercise of warrants issued in June 2002 to Plexus Services Corp., a former supplier. See "Description of Securities -- Other Warrants" and "Business -- Settlement Agreements;"

      o 28,104 shares of common stock issuable upon conversion of shares of our series A preferred stock which are themselves issuable upon exercise of warrants issued to convertible note holders;

      o 75,000 shares of common stock issuable upon exercise of warrants issued to Lancer Offshore, Inc. See "Description of Securities -- Other Warrants" and "Business -- Settlement Agreements;" and

      o 60,000 shares of common stock issuable upon exercise of warrants expected to be issued to a placement agent. See "Description of Securities -- Other Warrants" and "Business -- Settlement Agreements."

                         SELECTED FINANCIAL INFORMATION

            The following selected financial information should be read in connection with, and are qualified by reference to, the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2001 and 2000 for the period from our inception on April 3, 1997 through December 31, 2002 and the balance sheet data as of December 31, 2001 are derived from our financial statements, which have been audited by Grant Thornton LLP, independent auditors. All share and per share data give effect to an amendment to our certificate of incorporation to be filed prior to the commencement of this offering which, among other things, will effect a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2248318 of one share of our common stock prior to the effectiveness of the registration statement to which this prospectus relates.

Statement of Operations Data

                                                        From                  Year Ended
                                                    Inception to
                                                     December 31,      December 31,      December 31,
                                                        2002               2002               2001
                                                    ------------       ------------       ------------
Revenue - other                                     $    300,000       $         --       $    300,000

Operating Expenses:
    Research and development                           9,955,645            957,616            737,858
    General and administrative                         4,360,058          1,097,400            652,828
                                                    ------------       ------------       ------------
Loss from operations                                 (14,015,703)        (2,055,016)        (1,090,686)

Other income, net                                        152,990            362,026              5,497
                                                    ------------       ------------       ------------

Net loss                                             (14,168,693)        (2,417,042)        (1,085,189)
Cumulative preferred dividends and accretion            (848,000)          (365,000)          (314,000)
                                                    ------------       ------------       ------------
Net loss attributable to common stockholders         (15,016,693)        (2,782,042)        (1,399,189)
                                                    ============       ============       ============
Net loss per share:
    Basic and Diluted                                                  $      (2.21)      $      (1.11)
                                                                       ============       ============
Weighted average shares outstanding:
    Basic and Diluted                                                     1,261,194          1,259,957
                                                                       ============       ============

Pro forma per share data (unaudited):
Pro forma net loss per share (1)
    Basic and Diluted                                                  $      (0.69)      $      (0.33)
                                                                       ============       ============

Pro forma weighted-average shares outstanding:
    Basic and Diluted                                                     3,500,487          3,308,706
                                                                       ============       ============

----------
(1) Pro forma net loss per share gives effect to conversion of all mandatorily convertible preferred stock (including accrued preferred dividends) into common stock.

Balance Sheet Data

                                                    December 31, 2002
                                                Actual           Pro Forma (1)
                                             -----------         -----------
                                             (Unaudited)

Cash and cash equivalents                    $   240,412         $   240,412
Working capital (deficiency)                  (2,190,242)         (2,190,242)
Total assets                                   1,279,583           1,279,583
Short-term debt, net                           1,610,000           1,610,000
Redeemable preferred stock                     5,885,550                  --
Stockholders'  equity (deficit)              $(7,995,193)        $(2,109,643)

----------
(1) Gives effect to the conversion of all mandatorily convertible preferred stock (including accrued preferred dividends) into common stock upon completion of this initial public offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus.

Overview

      Since our inception in April 1997, we have been engaged in the development of hemodiafiltration products and technologies for treating patients with End Stage Renal Disease, or ESRD. Our products include the OLpur(TM) MD190, a dialyzer, OLpur(TM) H(2)H(TM), an add-on module designed for use with existing hemodialysis machines and controlled by advanced software with a simplified user interface, and the OLpur(TM) NS2000 system, a stand-alone HDF machine and associated filter technology. We have developed prototypes for all of these products.

      To date, we have devoted substantially all of our efforts to research, clinical development and establishing strategic alliances for the development, production and sale of our products in Europe and the United States upon their approval by appropriate regulatory authorities. We have not derived any revenues from product sales and expect to generate product revenues no earlier than 2003. Because we intend to initially introduce our products in Europe, we will be subject to price fluctuations of the Euro and possibly other foreign currencies.

      We have incurred losses since our inception. At December 31, 2002, we had a deficit accumulated during the development stage of $15.0 million. We expect to incur additional losses in the foreseeable future at least until such time, if ever, that we successfully complete the development of our products, obtain the required regulatory clearances and successfully manufacture and market our products.

      The following trends, events and uncertainties may have a material impact on our potential sales, revenue and income from operations: (1) the completion of our regulatory approval process; (2) the completion of our clinical trials;
(3) our ability to influence the adoption of our technology and other processes by physicians, nephrologists and other medical professionals in our target markets; and (4) the consolidation of dialysis clinics into larger clinical groups. To the extent we are unable to succeed in accomplishing (1) through (3), we may not be able to generate any sales or our sales could be lower than expected and dramatically affect our ability to generate income from operations. With respect to (4), the impact may be positive in the case where dialysis clinics consolidate into independent chains, or a negative in the case where competitors acquire these dialysis clinics and use their own products, which they have historically tended to do.

Plan of Operation

      Based on our cash flow projections, we expect that the net proceeds from this offering will be sufficient to satisfy our cash needs, with no further financing required to obtain positive cash flow, through July 2004. If our sales do not meet our projections, we may need to raise additional funds through additional public or private offerings of our securities. In such event, if we are unable to raise additional funds on a timely basis or at all, any progress with respect to our products, and, therefore, our profits would be adversely affected.

      We intend to focus our research and development efforts for the next twelve months primarily on:

            o achieving regulatory approval for the OLpur(TM) MD190 in western Europe during the spring of 2003 and in the United States during the spring of 2004, at an estimated cost over the next twelve months (excluding the cost of clinical studies required for such approvals) of approximately $575,000;

            o continuing our clinical studies on the OLpur(TM) MD190 to provide definitive demonstration of the OLpur(TM) MD190's efficacy, the first of which we initiated in January 2003 by commencing the process of selecting patients to participate in the study and expect to continue through the first quarter of 2003 and the second of which we intend to initiate in the summer of 2003 and expect to continue through the summer of 2004, at an estimated cost over the next twelve months (including the cost of clinical studies required for regulatory approvals) of approximately $1.6 million; and

            o completing our OLpur(TM) H(2)H(TM) product by year-end 2003 and achieving regulatory approval for the OLpur(TM) H(2)H(TM) product in both western Europe and the United States during the spring of 2004, at an estimated cost over the next twelve months (including the cost of clinical studies) of approximately $2.3 million.

We estimate that cost of our purchase of production-related equipment and tooling for placement at facilities of our manufacturers in order to reduce our manufacturing costs will be approximately $1.0 million over the next twelve months. This cost is reflected in our estimated costs for (i) achieving regulatory approvals for the OLpur(TM) MD190 and (ii) for completing our OLpur(TM) H(2)H(TM) product and achieving regulatory approval for the OLpur(TM) H(2)H(TM), as described above. For additional information with respect to our research and development efforts, see the discussions under the captions "Our Products," "Our Strategy," "Clinical Testing," and "Governmental Regulation" under the "Business" section of this prospectus.

      We intend to focus our sales and marketing efforts for the next twelve months primarily on:

            o initiating the marketing of the OLpur(TM) MD190 in western Europe and the United States as soon as we obtain the requisite regulatory approvals (which we have targeted for the spring of 2003 and the spring of 2004, respectively); and

            o initiating the marketing of the OLpur(TM) H(2)H(TM) in western Europe and the United States as soon as we obtain the requisite regulatory approvals (which we have targeted for the spring of 2004).

We estimate that the total costs of these sales and marketing efforts over the next twelve months will be approximately $2.2 million. For additional information with respect to our sales and marketing strategy, see the discussion under the caption "Sales and Marketing" under the "Business" section of this prospectus.

      We anticipate that if we successfully focus our research and development and sales and marketing efforts over the next twelve months as described above, we could begin to generate revenues from sales of the OLpur(TM) MD190 in western Europe by July 2003. We do not anticipate, however, that we will begin to generate revenues from sales of the OLpur(TM) MD190 in the United States or from sales of the OLpur(TM) H(2)H(TM) in western Europe or the United States before spring of 2004.

      We plan to add four to six members to our sales staff in each of Europe and the United States, as well as three to four members to our administrative staff in Europe. We intend to make our European staff additions at or around the time we obtain regulatory approval of the OLpur(TM) MD190 in the European Union, which we have targeted for the spring of 2003. We intend to make our U.S. staff additions at or around the time we obtain regulatory approval for the OLpur(TM) MD190 in the United States, which we have targeted for the spring of 2004. While we intend for our European sales staff to be compensated on a primarily salary basis due to European employment rules, we intend for our U.S. sales staff to be compensated on a combined salary-and-commission basis.

Results of Operations

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

      Revenues. There were no revenues for the year ended December 31, 2002 compared to $300,000 for the year ended December 31, 2001, a decrease of $300,000. The decrease was due to a collaborative product feasibility study we had contemplated with Gambro Renal Products, a division of The Gambro Company, that was initiated and terminated during the last quarter of 2001. Prior to initiating the study, Gambro terminated our agreement and paid us a termination fee of $300,000. As of the date of this prospectus, we do not have any plans to enter into any agreements of this nature.

      Research and Development. Research and development expenses are comprised of personnel and scientific and engineering consultants and related costs, machine and product parts and software, product testing, patent expenses and clinical studies.

      Research and development expenses were $957,616 for the year ended December 31, 2002 compared to $737,858 for the year ended December 31, 2001, an increase of $219,758. The increase was primarily due to expenses associated with our initiation of our clincial trial processes and in furthering the development of the OLpur(TM) MD190.

      General and Administrative. Our general and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, legal, human resources, facilities and information systems expense.

      General and administrative expenses were $1,097,400 for the year ended December 31, 2002 compared to $652,828 for the year ended December 31, 2001, an increase of $444,572. The increase was primarily due to legal expenses relating to general corporate matters and intellectual property matters, accounting expenses and marketing expenses.

      Other Income, Net. Other income, net consists of interest income earned on cash deposits and short-term investments, reduced by interest expense on notes payable and gains and losses in sales of property and assets. During the year ended December 31, 2002, other income also included a gain that resulted from a settlement in June 2002 with Plexus Services Corp., a supplier of engineering consulting services, with respect to a claim for payment by us to Plexus of approximately $1,900,000 for engineering consulting services relating to the research and development of our OLpur(TM) NS2000. Pursuant to the settlement agreement, Plexus agreed to release us from liability with respect to its claim in exchange for (1) our issuance to Plexus of warrants to purchase 134,899 shares of our common stock and (2) our payment to Plexus of an aggregate amount of $650,000 in three installments. We paid the first installment of $300,000 in August 2002. The second installment of $100,000 was due on February 7, 2003; however, Plexus has consented to extend the date for its receipt of payment of this installment to the date on which the third installment is due. The third installment of $250,000 is due when we raise $1,250,000 of additional capital. See "Business -- Settlement Agreements."

      Other income (expense), net was $(362,026) for the year ended December 31, 2002 compared to $5,497 for the year ended December 31, 2001, a decrease of $367,523. The decrease was primarily due to financing costs related to short-term convertible notes offset by a gain that resulted from the forgiveness of indebtedness by Plexus pursuant to the settlement agreement in June 2002 (see "Business--Settlement Agreements").

      Net Income (Loss). As a result of the foregoing, we incurred a net loss of approximately $2.4 million for the year ended December 31, 2002 compared to a net loss of approximately $1.1 million for the year ended December 31, 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      Revenues. Revenues were $300,000 for the year ended December 31, 2001 compared to zero for the year ended December 31, 2000. The increase was due to a collaborative product feasibility study we had contemplated with Gambro Renal Products, a division of The Gambro Company, that was initiated and terminated during the last quarter of 2001. Prior to initiating the study, Gambro terminated our agreement and paid us a termination fee of $300,000. As of the date of this prospectus, we do not have any plans to enter into any agreements of this nature.

      Research and Development. Research and development expenses were $737,858 for the year ended December 31, 2001 compared to approximately $4.8 million for the year ended December 31, 2000, a decrease of approximately $4.1 million. The decrease was primarily due to our discontinued use of Plexus Service Corp.'s engineering consulting services with respect to the research and development of our OLpur(TM) NS2000 in 2001. In 2000, our research and development expenses attributable to Plexus' services were approximately $2.0 million. Due to capital restraints and a refocus on disposable products as a possible means of penetrating the market sooner, we decided to increase our research and development efforts with respect to our products under development internally, the OLpur(TM) MD190 and OLpur(TM) H(2)H(TM), thereby utilizing our own employees and resources rather than making additional payments to an outside engineering consulting firm. As a result of this decision, we have revised our target for commencing the marketing of our OLpur(TM) NS2000 from 2004 to 2006 and our financial projections through 2006 have been adjusted to reflect the revised target. See "Business--Settlement Agreements."

      General and Administrative Expenses. General and administrative expenses were approximately $652,828 for the year ended December 31, 2001 compared to approximately $854,315 for the year ended December 31, 2000, a decrease of approximately $201,487. The decrease was primarily due to lower staffing levels.

      Other Income, Net. Other income, net was $5,497 for the year ended December 31, 2001 compared to $53,440 in the year ended December 31, 2000, a decrease of $47,943. The decrease was primarily due to lower interest income in 2001 owing to lower average cash deposits and short-term investments on hand and lower interest rates and to gain on the disposal of an asset in 2000.

      Net Income (Loss). As a result of the foregoing, we incurred a net loss of approximately $1.1 million for the year ended December 31, 2001 compared to a net loss of approximately $5.6 million for the year ended December 31, 2000.

Liquidity and Capital Resources

      We have incurred losses since our inception. At December 31, 2002, we had a deficit accumulated during the development stage of $15.0 million. We expect to incur additional losses in the foreseeable future at least until such time, if ever, that we successfully complete the development of our products, obtain the required regulatory clearances and successfully manufacture and market our products. Our independent auditors have included an explanatory paragraph in the financial statements attached to this prospectus which expresses doubt as to our ability to continue as a going concern.

      We have financed our operations to date primarily through private sales of our equity and debt securities. Through December 31, 2002, we had received net offering proceeds from private sales of equity and debt securities of approximately $11.9 million. Since our inception in 1997 through December 31, 2002, we made approximately $419,000 of net capital expenditures and used $11.3 million in cash to support our operations. At December 31, 2002, we had cash, cash equivalents and short-term investments of $240,412 and a working capital deficit of $2,190,242.

      In addition, we are currently exploring possibilities for obtaining financing of up to an aggregate amount of $2,000,000 to use for working capital purposes through the consummation of this offering. We may seek such financing through loans or through the issuance of convertible notes pursuant to transactions exempt from the registration requirements under the Securities Act. In either event, we may be obligated to use a portion of the net proceeds of this offering to repay amounts due under any such loans or convertible notes.

      We expect to use the proceeds of this offering (1) to repay short-term loans made to us during 2001 and 2002 from Eric A. Rose, M.D., the chairman of our board of directors, a director and a holder of more than 5% of our common stock, which loans have an outstanding balance of $110,000 as of the date of this prospectus, are payable when we have sufficient funds available to repay them and do not bear any interest (see "Certain Transactions"); (2) to repay two short-term loans in the aggregate principal amount of $250,000 made to us on December 26, 2002 from two lenders, the terms of which are described in "Use of Proceeds;" (3) to repay a note in the principal amount of $1,500,000 that we expect to issue to Lancer Offshore, Inc. pursuant a settlement agreement dated as of January 31, 2003, the terms of which are described in "Business - Settlement Agreements;" (4) for the marketing and sales of our products through active solicitation of customers by exhibiting at trade shows, advertising in trade magazines and setting up a sales group to solicit prospective customers;
(5) to complete our clinical studies, obtain appropriate regulatory approvals and expand our research and development with respect to our products; (6) for payment of amounts due under a settlement agreement with a former supplier; (7) for payment of dividends on shares of our series B convertible preferred stock and series C convertible preferred stock accruing from November 1, 2002 to the date of the consummation of this offering; and (8) for working capital purposes, including for additional salaries and wages as our organization grows and we establish offices in Europe, and for additional professional fees and expenses and other operating costs. For a description of our sales of debt and equity securities generally, see "Certain Transactions." In addition, if we obtain additional financing through loans or the issuance of convertible notes (as discussed in the preceding paragraph), we may be obligated to use a portion of the net proceeds of this offering to repay amounts due under any such loans or convertible notes. In the event the underwriters' over-allotment option is exercised, we will realize additional net proceeds, which we intend to use for working capital and general corporate purposes. See "Use of Proceeds." We anticipate, based on our currently proposed plans and assumptions, that the net proceeds of this offering will be sufficient to satisfy our cash requirements, with no further financing to obtain positive cash flow, through July 2004.

      Our funding needs will depend on many factors, including the timing and costs associated with obtaining European or United States regulatory approval, continued progress in research and development, clinical studies, manufacturing scale-up, the cost involved in filing and enforcing patent claims and the status of competitive products. In the event that our plans change, our assumptions change or prove inaccurate, or if the proceeds of this offering, together with other funding resources, otherwise prove to be insufficient to fund operations, we could be required to seek additional financing sooner than currently anticipated. We have no current arrangements with respect to sources of additional financing. There can be no assurance that European Union or FDA clearance or approval will be obtained in a timely manner or at all or that additional financing will be available to us when needed, on commercially reasonable terms, or at all.

      We have not generated taxable income to date. At December 31, 2002, the net operating losses available to offset future taxable income were approximately $14.0 million. The carryforwards expire at various dates beginning in 2012 through 2022. As a result of change in control, the carryforwards may be subject to an annual limitation, so that a portion of these carryforwards may expire before ultimately becoming available to reduce federal income tax liabilities.

Recent Accounting Pronouncements

      In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS 146 will be applied to exit or disposal activities after December 31, 2002 and is not expected to have a material effect on our financial position or results of operations.

                                    BUSINESS

Overview

      We are a Delaware corporation founded in 1997 by health professionals, scientists and engineers affiliated with Columbia University to develop advanced End Stage Renal Disease, or ESRD, technology and products that would address both patient treatment needs and the clinical and financial needs of the treatment provider. We have developed three products to deliver an improved hemodiafiltration, or HDF, process for ESRD patients. These are the OLpur(TM) MD190, a dialyzer, OLpur(TM) H(2)H(TM), an add-on module designed for use with existing hemodialysis machines and controlled by advanced software with a simplified user interface, and the OLpur(TM) NS2000 system, a stand-alone HDF machine and associated filter technology. We believe these products are more effective than any products currently available for ESRD therapy. In laboratory bench studies conducted by members of our research and development staff, our HDF products have been shown to remove a range of larger toxins, known collectively as "middle molecules" due to their molecular weight, more effectively than existing hemodialysis or hemodiafiltration methods. These middle molecules are thought to contribute to such conditions as malnutrition, impaired cardiac function, carpal tunnel syndrome, and degenerative bone disease in the ESRD patient. See "Business -- Limitations of Extracorporeal Renal Replacement Therapies."

      One theory in the medical community, which we support and was documented in an article by Dr. R. Ward et al. in the Journal of American Society of Nephrology in December 2000, is that some of the morbidity associated with chronic hemodialysis is thought to result from the retention of middle molecules that are not effectively removed by diffusion in conventional hemodialysis. According to an article by H. Tang et al. in the Hong Kong Journal of Nephrology, published in 2001, the HDF process offers some improvement over high-flux hemodialysis therapies by removing more middle molecules at a faster rate. Further, convective therapies such as HDF have been shown to improve treatment delivery and treatment tolerance when compared to conventional hemodialysis, according to an abstract by Bosch et al. in the journal Curr Opin Nephrol Hypertens in 1998.

      We believe that our products will reduce hospitalization, medication and care costs as well as improve patient health (including reduced drug requirements and improved blood pressure profile), and, therefore, quality of life, by removing a broad range of toxins through a more patient-friendly, better-tolerated process. We believe that the OLpur(TM) MD190 and the OLpur(TM) H(2)H(TM) will provide these benefits to ESRD patients without significant capital expenditures for the ESRD treatment provider. We also believe that the OLpur(TM) NS2000 system will increase profitability for the ESRD treatment provider by providing a more effective treatment in less time. See "Business -- Our Products."

      We have not derived any revenues from our operations, hold minimal assets and have incurred losses since our inception primarily as a result of our research and development efforts. To date, we have relied on private sales of our securities and loans from our shareholders to fund operations.

Industry Background

      ESRD is characterized by irreversible loss of kidney function. A healthy kidney removes excess water and various waste products from the blood stream, a process critical to maintaining life. When kidney function drops below certain parameters, treatment is required for patient survival. There are currently only two methods for treating ESRD; renal replacement therapy and kidney transplantation. According to the 1997 Frost & Sullivan Report, the shortage of suitable kidneys for transplants will mean that patients will need some form of renal replacement therapy, and the supplies it requires. The renal replacement treatment options are described below under "Current ESRD Therapy Options."

      According to U.S. Congressman Pete Stark's introduction of the proposed End Stage Renal Disease Quality Improvement Act of 2002 (H.R. 5141) in the House of Representatives on July 16, 2002, there were approximately 340,000 ESRD patients in the United States. According to the Lysaght Article, as of mid-year 2001, the number of dialysis patients worldwide was estimated to be over 1.1 million and the size of this population has been expanding at rate of approximately 7% per year. According to the United States Renal Data System's 2001 Annual Data Report, as of December 31, 1999, within the United States, approximately 71% of the ESRD population received dialysis treatment, approximately 87% of whom received hemodialysis treatment administered by care providers on an outpatient basis at dialysis centers. Based on the Merrill Report, and by our calculations, we estimate that of the dialysis patients worldwide, approximately 27% are in the United States, approximately 23% are in Europe and approximately 50% are in regions outside of the United States and Europe.

      According to the Lysaght Article, assuming current trends in ESRD prevalence continue, the number of dialysis patients worldwide will exceed over two million by 2010 and the total aggregate expenditure on ESRD patient care is expected to exceed $1 trillion over the next decade. According to the 1997 Frost & Sullivan Report, growth drivers of the ESRD population are the aging population and the increase in incidence of diabetes. According to the same report, in 2025, the number of people worldwide who are more than 65 years old will have almost doubled from the 1950 figure reaching 800 million. According to the U.S. Census Bureau and the Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration), respectively, on January 1, 2000, 21% of the U.S. population was 55 years old or older, but, as of December 31, 1999, this group comprised a disproportionate 56% of U.S. Medicare ESRD cases.

      According to the 1997 Frost & Sullivan Report, dialysis machines are generally replaced on average every seven years. According to this report, the dialysis machine market was projected to grow from 1996 to 2003 at a compounded annual rate of approximately 10.1% in the United States and 10.6% worldwide. Based on these growth rates, by 2010, we expect that the dialysis machine market will exceed $600 million in the United States and $2.5 billion worldwide, with dialysis machine sales worldwide exceeding 120,000 units annually.

      The dialysis filter (also referred to as a dialyzer or an "artificial kidney") is an essential component of dialysis machines. According to the 1997 Frost & Sullivan Report, the world hemodialysis dialyzer market was projected to be $3.53 billion and to be growing at a rate of approximately 10.8% per year in 2002. According to this report, the world hemodialysis dialyzer market was projected to grow from 1996 to 2003 at a compounded annual rate of approximately 10.5%. Based on this growth rate, we expect that the world hemodialysis dialyzer market could more than double in the next decade, reaching approximately $8 billion by 2010. In 2002, approximately 33.4 million hemodialysis dialyzers were projected to be shipped into European markets and the number of hemodialysis patients in Europe was projected to reach 223,000, according to Frost & Sullivan's 2000 European Renal Replacement Equipment and Supplies Market Report.

      We initially intend to compete in the HDF dialyzer market with our OLpur(TM) MD190 in western Europe. If we can obtain FDA approval of the OLpur(TM) MD190 and the OLpur(TM) H(2)H(TM), we will compete in the U.S. hemodialysis dialyzer market by combining our OLpur(TM) MD190 with an OLpur(TM) H(2)H(TM) to enable the HDF process on hemodialysis machines.

      There is an important distinction between the United States and European/Asian dialyzer markets. In the United States, a majority of dialysis clinics re-use dialyzers. Reuse refers to the procedure by which a dialyzer is disinfected and reused by the same patient. According to the 1997 Frost & Sullivan Report, dialysis clinics in the United States reused dialyzers 14 times on average during 1996 and this average is expected to increase over time.

      However, according to the 1997 Frost & Sullivan Report, reuse is not generally accepted in Europe or Japan. According to the same report, in Japan, dialyzer reuse is illegal and some countries in Europe also forbid the reuse of dialyzers, although this is beginning to change in some regions. As a result, Europe and Asia provide substantially larger disposables markets. Assuming patients receive three treatments per week, we estimate that up to 156 dialyzers per patient per year are used in the European and Asian markets where dialyzers are generally not reused.

Current ESRD Therapy Options

      Current renal replacement therapy technologies include (1) two types of dialysis, peritoneal dialysis and hemodialysis, (2) hemofiltration and (3) hemodiafiltration, a combination of hemodialysis and hemofiltration. While there are variations in each approach, in general, the three major categories of renal replacement therapy in the marketplace today are defined as follows:

      o Peritoneal Dialysis, or PD, uses the patient's peritoneum, the membrane lining covering the internal abdominal organs, as a filter by introducing injectable-grade dialysate solution into the peritoneal cavity through a surgically implanted catheter. After some period of time, the fluid is drained and replaced. PD is limited in use because the peritoneal cavity is subject to scarring with repeated episodes of inflammation of the peritoneal membrane, reducing the effectiveness of this treatment approach. With time, a PD patient's kidney function continues to deteriorate and peritoneal toxin removal alone may become insufficient to provide adequate treatment. In such case the patient may switch to an extracorporeal renal replacement therapy such as hemodialysis or hemodiafiltration.

      o Hemodialysis uses an artificial kidney machine to remove certain toxins and fluid from the patient's blood while controlling external blood flow and monitoring patient vital signs. Hemodialysis patients are connected to a dialysis machine via a vascular access device. The hemodialysis process occurs in a dialyzer cartridge with a semi-permeable membrane which divides the dialyzer into two chambers: while the blood is circulated through one chamber, a premixed solution known as dialysate circulates through the other chamber. Toxins and excess fluid from the blood cross the membrane into the dialysate solution through a process known as "diffusion."

      o Hemodiafiltration, or HDF, in its basic form combines the principles of hemodialysis with hemofiltration. Hemofiltration is a cleansing process without dialysate solution where blood is passed through a semi-permeable membrane which filters out solute particles. HDF uses dialysate solution with a negative pressure (similar to a vacuum effect) applied to the dialysate solution to draw additional toxins from the blood and across the membrane. This process is known as "convection." HDF thus combines diffusion with convection, offering efficient removal of small solutes by diffusion, with improved removal of larger substances (i.e. middle molecules) by convection.

Limitations of Current Extracorporeal Renal Replacement Therapies:

      Hemodialysis is the most common form of extracorporeal renal replacement therapy and is generally used in the United States. Hemodialysis addresses the water and waste issues sufficiently to sustain life, but fails, in our opinion, to address satisfactorily the long-term health or overall quality of life of the ESRD patient.

      In particular, current hemodialysis practices effectively address the removal of smaller toxic molecules such as urea, but do not effectively address the removal of middle molecules, the accumulation of which may lead to such conditions as carpal tunnel syndrome, malnutrition and resulting cardiovascular death. For example, a well-known middle molecule, a protein known as
(beta)2Microglobulin, is produced by the body on a continuous basis and removed by a healthy kidney; however, according to an article by Dr. R. Ward et al. published in the Journal of American Society of Nephrology in April 2000, solutes of this size are poorly removed by conventional hemodialysis, and their removal by diffusion through high-flux hemodialysis membranes is also limited. According to a report on Amyloidosis and Kidney Disease published by the National Institutes of Health in 2001, the accumulation of this protein in the body of the ESRD patient leads to the formation of abnormal protein deposits (dialysis related amyloidosis) and complications such as carpal tunnel syndrome, joint pain and stiffness. In an article published in Blood Purification in 1999, L.W. Henderson noted the inferential link between appetite-suppressing middle molecular weight substances and the common observation of malnutrition in ESRD patients maintained on hemodialysis or peritoneal dialysis, and according to a study by Fung et al. published in American Journal of Kidney Diseases in August 2002, protein-energy malnutrition has been associated with a greater risk of cardiovascular death.

      The HDF process, which is currently available in the European and Asian marketplace, offers some improvement over dialysis therapies because of better ESRD patient tolerance and superior blood purification of both small and middle molecules. This superior blood purification may result in better over-all patient health. A study by Locatelli et al., published in Kidney International in 1999, showed that when ESRD patients are treated with hemofiltration or HDF, the need for carpal tunnel syndrome surgery, an indication of patient morbidity, was reduced by approximately 40%. According to another study by Kim, published in Contributions to Nephrology in 1994, the aggressive removal of larger proteins in the HDF process has shown to relieve some of the local and systemic inflammatory processes. Furthermore, according to an article by Bonforte, et al., published in the Journal of the International Society of Blood Purification in 2002, it has also been shown that as patients are placed on HDF machines, the level of hemoglobin in their blood typically increases and the need for hemoglobin treatment and the related costs are reduced.

Current Dialyzer Technology used with HDF Systems:

      In our view, treatment efficacy of current HDF systems, as well as the pace of the actual treatment, are limited by the current dialyzer technology.

      As a result of the negative pressure applied in HDF, fluid is drawn from the blood and across the dialyzer membrane along with the toxins removed from the blood. A portion of this fluid must be replaced with a man-made injectable-grade fluid, known as "substitution fluid," in order to maintain the blood's proper fluid volume. With the current dialyzer technology, fluid is replaced in one of two ways: pre-dilution or post-dilution.

      o With pre-dilution, substitution fluid is added to the blood before the blood enters the dialyzer cartridge. In this process, the blood can be over-diluted, and therefore more fluid can be drawn across the membrane. This enhances removal of toxins by convection. However, because the blood is diluted before entering the device, it actually reduces the rate of removal by diffusion; the overall rate of removal, therefore, is reduced for small molecular weight toxins (such as urea) that rely primarily on diffusive transport.

      o With post-dilution, substitution fluid is added to blood after the blood has exited the dialyzer cartridge. This is the currently preferred method because the concentration gradient is maintained at a higher level, thus not impairing the rate of removal of small toxins by diffusion. The disadvantage of this method, however, is that there is a limit in the amount of plasma water that can be filtered from the blood before the blood becomes too viscous, or thick. This limit is approximately 25% to 30% of the blood flow rate. This limit restricts the amount of convection, and therefore limits the removal of middle and larger molecules.

The Nephros Mid-Dilution Diafiltration Process

      Our OLpur(TM) MD190 uses a design and process we developed called Mid-Dilution Diafiltration, or MDF. MDF is a fluid management system that optimizes the removal of both small toxins and middle-molecules by offering the advantages of pre-dilution HDF and post-dilution HDF combined in a single dialyzer cartridge. The MDF process involves the use of two stages: in the first stage, blood is filtered against a dialysate solution; it is then overdiluted with sterile infusion fluid before entering a second stage, where it is filtered once again against a dialysate solution. Based on laboratory bench studies conducted on our OLpur(TM) MD190 by members of our research and development staff, discussed below, we believe that the MDF process will provide improved toxin removal in HDF treatments, with a resulting improvement in patient health. See "Business -- Our Products -- OLpur(TM) MD190."

Our Products

      Our products, which are currently in the development stage or subject to our receipt of regulatory approval, include:

      OLpur(TM) MD190

      OLpur(TM) MD190 is our dialyzer cartridge that incorporates the patented MDF process and is designed for use with the existing HDF platforms currently prevalent in Europe and Asia. We believe the OLpur(TM) MD190 incorporates a unique blood-flow characteristic that enhances toxin removal with almost no cost increase over existing devices currently used for HDF therapy.

      Laboratory bench studies have been conducted on our OLpur(TM) MD190 by members of our research and development staff and by a third party. In laboratory bench studies conducted by members of our research and development staff, OLpur(TM) MD190 offered small molecule removal comparable to existing HDF standards and an improvement of over 80% in removing middle molecules. In a third-party study which was performed by the University of Kentucky in concert with Baxter Renal Division, a division of Baxter Healthcare Corporation, each of two prototypes of the OLpur(TM) MD190 offered urea (a small molecule) removal comparable to an existing HDF dialyzer (which was used as a control device) and an improvement of over 122% and 141%, respectively, in removing the protein known as (beta)2Microglobulin (a middle molecule), when compared to the existing HDF dialyzer.

      The Company began human clinical trials with the OLpur(TM) MD190 in January 2003 with the commencement of the process of selecting patients to participate in the trials. These trials are being conducted in Montpellier, France under the supervision of Dr. Bernard Canaud, in his capacity as president of L'institut de Recherche et de Formation en Dialyse, a research institution located in Montpellier, France. Dr. Canaud is a published nephrologist associated with the Hospal Lapeyronie in Montepellier, France. See "Business -- Clinical Testing."

      We have a placed a purchase order with TUV Rheinland of North America, Inc., a worldwide testing and certification agency that performs conformity assessments to European Union requirements for medical devices, to assist us in obtaining the Conformite Europeenne, or CE, mark, a mark which demonstrates compliance with relevant European Union requirements. TUV Rheinland of North America, Inc. has agreed to charge us approximately $18,300 for agreed-upon services. Except as described in this paragraph, we do not have a formal agreement with TUV Rheinland of North America, Inc.

      We anticipate initiating European sales of OLpur(TM) MD190 in the spring of 2003. We plan to seek U.S. regulatory approval later in the same year and to begin marketing in the United States as soon as we obtain such approval, which we estimate will be during the spring of 2004. We anticipate offering the OLpur(TM) MD190 at a price comparable to the highest priced dialyzers sold in the relevant market at the time we introduce our product to the market. We are unable to determine what the market prices will be at that future time.

      OLpur(TM) H(2)H(TM)

      OLpur(TM) H(2)H(TM) is our add-on module that is designed to convert hemodialysis machines into HDF-capable machines that can then be used with the OLpur(TM) MD190. According to the United States Renal Data System's 2001 Annual Data Report, as of December 31, 1999, there were 58,895 hemodialysis machines in the United States. Based on the same report, we estimate that from 1990 through 1999, the number of hemodialysis machines in the United States was increasing at an average annual growth rate of approximately 8.74%. At this average annual growth rate, we estimate that there will be approximately 82,340 hemodialysis machines in 2003. We also estimate that in 2003, approximately 85% of these machines will be able to accommodate our OLpur(TM) H(2)H(TM). We base our estimate on the following: (1) according to a survey of several equipment resellers that we conducted, over 90% of used dialysis machines being resold in the United States feature volumetric ultrafiltration control (the mechanism required to use our H(2)H(TM) technology); and (2) Ausus Technologies, Inc., a provider of repair service for dialysis machine circuit boards and modules, which promotes itself as the largest independent service provider in the United States, has indicated that at least 85% of the circuit cards it has sold or repaired in the past year are used in machines with volumetric ultrafiltration control.

      We have completed our OLpur(TM) H(2)H(TM) design and laboratory bench testing, all of which were conducted by members of our research and development staff. We plan to submit to the FDA for 510(k) approval of OLpur(TM) H(2)H(TM) during the first quarter of 2004 and seek to acquire the CE mark during the spring of 2004. We have targeted an introduction of the OLpur(TM) H(2)H(TM) in the United States and Europe by the end of the spring of 2004. We plan to offer the OLpur(TM) H(2)H(TM) at a nominal price in concert with long-term supply agreements for dialyzers and other disposable products.

      OLpur(TM) NS2000

      OLpur(TM) NS2000 is our standalone HDF machine and associated filter technology, which is in the development stage. In laboratory bench studies and animal studies, conducted by members of our research and development staff, OLpur(TM) NS2000 achieved industry standard urea removal 25% faster than current hemodialysis technologies, while at the same time demonstrating over twice the rate of clearance of HDF and over three times the rate of clearance of hemodialysis in removing middle molecules. All studies on our OLpur(TM) NS2000 have been conducted by members of our research and development staff.

      Prototype machines have been manufactured and we have begun preliminary testing. Once testing is completed, we plan to seek regulatory approval in the United States. We have also designed and developed cartridges for use with OLpur(TM) NS2000, which have been subjected to pre-manufacturing testing. OLpur(TM) NS2000 is currently targeted for market introduction in the United States in 2006.

Our Strategy

      We believe that the quality of life of the ESRD patients undergoing renal replacement therapies, particularly hemodialysis, has generated demand for improved treatments. We also believe that our products and patented technology offer the ability to remove toxins more effectively than current dialysis therapy. Our objective is to capitalize on the demand for improved therapy and to generate market acceptance and market share for our products through a three stage approach:

Showcase product efficacy in Western Europe:

      Subject to our receipt of regulatory approval, we plan to initiate western European sales for the OLpur(TM) MD190 during the spring of 2003. We believe that there is an immediate opportunity for sales of the OLpur(TM) MD190 in western Europe because there is an established HDF machine base using disposable (rather than re-usable) dialyzers. Assuming a three-times-per-week treatment schedule using disposable dialyzers, one ESRD patient in Europe will use approximately 156 dialyzers a year. Consequently, we believe that this presents a substantial sales opportunity.

      We intend to market directly to major dialysis centers of the European market, including to approximately 50 prominent practitioners in ESRD therapy. We believe that an endorsement of our products by these specialists will encourage others to follow.

Convert existing hemodialysis machines to hemodiafiltration in Europe and the
U.S.:

      Concurrent with our western European introduction of OLpur(TM) MD190, we will seek to complete comprehensive clinical trials to validate OLpur(TM) H(2)H(TM), to complete our regulatory approval processes in western Europe for OLpur(TM) H(2)H(TM) and to complete our regulatory approval processes in the United States for both OLpur(TM) MD190 and OLpur(TM) H(2)H(TM). Our goal is to initiate U.S. and European sales for the OLpur(TM) H(2)H(TM) and the OLpur(TM) MD190 in 2003. Through the OLpur(TM) H(2)H(TM), we intend to introduce HDF technology to the U.S. dialysis market.

Upgrade dialysis clinics to OLpur(TM) NS2000:

      We believe the introduction of the OLpur(TM) NS2000, targeted for 2006, represents a further upgrade in performance for the dialysis clinic, which will offer a substantial reduction in treatment time with markedly improved efficacy. We believe the dialysis clinic will entertain OLpur(TM) NS2000 as an alternative to its current technology at the dialysis clinic's machine replacement point. According to the 1997 Frost & Sullivan Report, dialysis machines are generally replaced on average every seven years.

Manufacturing and Suppliers

      We do not intend to manufacture any of our products or components. As of the date of this prospectus, we are negotiating an agreement with Medica s.r.l., a developer and manufacturer of medical products with corporate headquarters located in Italy, to assemble and produce our OLpur(TM) MD190 and are negotiating with Membrana Gmbh, a manufacturer of medical and technical membranes for applications like dialysis with corporate headquarters located in Germany, to continue to produce the fiber for the OLpur(TM) MD190. We are in the process of negotiating with additional independent manufacturers to ensure multiple sourcing for our products and supplies. See "Risk Factors -- If we are not able to successfully commercialize our products, then we will not be profitable; If we are not able to ensure the timely delivery of our products, then we may not be profitable; We may not be able to maintain sufficient quality controls...; and The loss or interruption of services of any of our manufacturers could slow or stop production of our products."

Sales and Marketing

      We are establishing our own sales and marketing organization to sell products in western Europe and the United States. Our marketing staff has experience in both these areas. From 1987 to 1996, our vice president-marketing and sales held several senior positions at Fresenius Medical Care AG, including the positions of vice president of sales and director of marketing. During the second quarter of 2002, we engaged two marketing consultants based in Paris on a contract basis to support the development of our sales and marketing organization in Europe. To date, these consultants have participated in our general marketing activities in Europe, including initiating contacts within the physician community in Europe. In exchange for their consulting services, we have granted these consultants non-qualified options to purchase an aggregate of 134,899 shares of our common stock, half of which vest on a periodic basis over the next four years and the other half of which vest when certain milestones are met.

      Our marketing strategy involves the marketing of our OLpur(TM) MD190 and OLpur(TM) H(2)H(TM) within the ESRD therapy market in the following two phases:

      Phase I: In the first phase, we intend to market the OLpur(TM) MD190 to healthcare providers such as hospitals, dialysis clinics, managed care organizations and nephrology physician groups, which already own the equipment necessary to use the OLpur(TM) MD190 and/or understand hemodiafiltration therapy. We expect that we will be able to demonstrate the toxin removal advantages of the OLpur(TM) MD190 to those healthcare providers who have a working knowledge of hemodiafiltration therapy. We expect that our sales and marketing expenses during the first year of this marketing phase will be approximately $2.8 million. We plan to begin marketing the OLpur(TM) MD190 in western Europe and the United States as soon as we obtain the respective requisite approvals.

      Phase II: In the second phase, we intend to introduce the OLpur(TM) H(2)H(TM) to all healthcare providers within the ESRD therapy market. Our goal is to achieve market penetration by offering the OLpur(TM) H(2)H(TM) for use by healthcare providers at a nominal price in concert with long-term supply agreements for dialyzers and other disposable products, thus permitting the providers to use the OLpur(TM) H(2)H(TM) without a large initial outlay of capital. We believe that this will allow healthcare providers to upgrade their performance profile at an acceptable increase on a per treatment basis, without replacing their existing machines. We estimate that the sales and marketing expenses during the first year of this marketing phase will be approximately $5.2 million. We plan to begin marketing the OLpur(TM) H(2)H(TM) in western Europe and the United States as soon as we obtain the respective requisite approvals.

As part of our marketing strategy, we also intend to introduce the OLpur(TM) NS2000 in the United States if and when we obtain the requisite U.S. regulatory approval. We have targeted the OLpur(TM) NS2000 for market introduction in the United States in 2006.

      We have begun implementation of other plans to further our sales and marketing efforts with respect to the OLpur(TM) MD190 and OLpur(TM) H(2)H(TM). For example, we participated in the 29th Annual Congress of European Renal Association - European Dialysis and Transplant Association in Copenhagen, Denmark in July 2002 and the American Society of Nephrology's 35th Annual Meeting in Philadelphia, Pennsylvania in November 2002. We also intend to participate in the 30th Annual Congress of European Renal Association - European Dialysis and Transplant Association in Berlin, Germany in June 2003 where we will seek to obtain support for our anticipated launch of the OLpur(TM) MD190 and OLpur(TM) H(2)H(TM). We estimate that the cost of our participation in the meeting in Berlin, Germany in June 2003 will be approximately $70,000. We have also initiated one study designed to evaluate the actual effectiveness of the OLpur(TM) MD190 when used on ESRD patients in western Europe. We initiated this study in January 2003 by commencing the process of selecting patients to participate in the study, and expect this first study to continue through the first quarter of 2003. We intend to initiate a second study in the summer of 2003 and expect this second study to continue through the summer of 2004. We intend for these studies to provide us with valuable information regarding the efficacy of our product and an opportunity to introduce the OLpur(TM) MD190 to medical institutions in western Europe. We estimate that the total cost of these studies to us will be approximately $1.76 million dollars.

      A potential increase in managed care in the United States presents both a challenge and an opportunity for us. While an increase in managed care may lead to a reduction in product pricing, we believe that, as a result of increased managed care, healthcare providers will focus on the following global costs: (1) the total cost of hospitalizations or admissions and (2) the total cost of daily medications required to sustain the ESRD patients. Based on a study by Locatelli et al. published in Kidney International in 1999 and an article by Maduell et al. published in Nephrology Dialysis Transplantation in 1999, the costs associated with ESRD-related medical procedures including Carpal Tunnel Syndrome surgery and medication for ESRD patients are reduced for hemodiafiltration patients. Accordingly, even if managed care increases in the United States, we believe our products will be attractive to health care providers if our products can offer improved therapy at lower costs than competing products.

      As discussed above, we intend to market our products primarily to healthcare providers such as hospitals, dialysis clinics, managed care organizations, and nephrology physician groups. We intend to ship our products to these potential customers with the assistance of the manufacturers of our products. See "Risk Factors -- If we are not able to successfully commercialize our products...." We are also in discussion with major medical device manufacturers/providers in Japan and Central and South America regarding license opportunities for our technology.

Research and Development

      Our research and development efforts continue on several fronts directly related to our current product line. In particular, we are examining ways to enhance further the removal of toxins from the blood by modifying certain blood characteristics. We have applied, and will continue to apply, if and when available, for U.S. Government grants in relation to this research, and will apply for further grants as appropriate. We are also working on additional machine devices, next-generation user interface enhancements and other product enhancements. Our research and development expenditures were $957,616 for the fiscal year ended December 31, 2002 and $737,858 for the fiscal year ended December 31, 2001.

Clinical Testing

      We began clinical studies on the OLpur(TM) MD190 in Montpellier, France in January 2003, under the supervision of Bernard Canaud, M.D., in Dr. Canaud's capacity as president of L'institut de Recherche et de Formation en Dialyse, a research institute located in Montpellier, France, by commencing the process of selecting patients to participate in the studies. In September 2002, L'institut de Recherche et de Formation en Dialyse agreed to provide us with Dr. Canaud's services for supervising the clinical studies on our OLpur(TM) MD190, throughout which Dr. Canaud shall, among other things, evaluate the efficacy of our OLpur(TM) MD190 as compared to the efficacy of conventional dialyzers. We anticipate that the clinical studies will be completed during the first quarter of 2003.

      Throughout 2003, we also intend to engage in additional clinical studies across western Europe to demonstrate additional safety and benefits of our products.

Competition

      The dialyzer and renal replacement therapy market is subject to intense competition. Accordingly, our future success will depend on our ability to meet the clinical needs of physicians and nephrologists, improve patient outcomes and remain cost-effective for payors.

      We expect to compete with other suppliers of ESRD therapies, supplies and services. These suppliers include Fresenius Medical Care AG, The Gambro Company and Baxter International Inc., currently three of the primary machine manufacturers in hemodialysis. At present, Fresenius and Gambro also manufacture hemodiafiltration machines. These companies and a number of our other competitors have substantially greater financial, scientific and technical resources, research and development resources, marketing and manufacturing resources and sales experience than we have and greater experience in developing products, providing services and obtaining regulatory approvals.

      Some of our competitors, including Fresenius and Gambro, manufacture their own products and own dialysis clinics in the United States, Europe and other regions of the world. Because these competitors tend to use their own products, we may not be able to successfully market our products to the dialysis clinics under their ownership. According to the Merrill Report, approximately 95% of the products then used by dialysis clinics owned by Fresenius were products of Fresenius and approximately 40% of the products then used by dialysis clinics owned by Gambro were products of Gambro. Based on the same report, and by our calculations, we estimate that as of September 2001: (1) Fresenius treated in its own dialysis clinics approximately 24.8% of the dialysis patients in the United States, 4.6% of the dialysis patients in Europe and 8.5% of the dialysis patients worldwide; and (2) Gambro treated in its own dialysis clinics approximately 13.5% of the dialysis patients in the United States, 2.3% of the dialysis patients in Europe and 4.5% of the dialysis patients worldwide. See "Risk Factors -- We expect to face significant competition from existing suppliers..."

      Other competitive considerations include pharmacological and technological advances in preventing the progression of ESRD in high-risk patients such as those with diabetes and hypertension, technological developments by others in the area of dialysis, the development of new medications designed to reduce the incidence of kidney transplant rejection and progress in using kidneys harvested from genetically-engineered animals as a source of transplants. See "Risk Factors -- If the size of the market for our products is significantly reduced due to pharmacological or technological advances in preventative and alternative treatments for ESRD..."

      We are not aware of any other companies using technology similar to ours in the treatment of ESRD. Our competition would increase, however, if companies that currently sell ESRD products, or new companies that enter the market, develop technology that is more efficient than ours. Barriers to entry in our industry include (1) a large investment in research and development; (2) numerous costly and time-consuming regulatory hurdles to overcome before any products can be marketed and sold; (3) high costs for marketing and for building an effective distribution network, both of which are particularly difficult in a market already dominated by a few well-established key players; and (4) the ability to obtain financing during the entire start up period, which may be difficult in the current financial environment.

      We believe that in order to become competitive, we will need to develop and maintain competitive products and take and hold sufficient market share from our competitors. Our methods of competition, therefore, include (1) continuing our efforts to develop, have manufactured and sell products which, when compared to existing products, perform more efficiently and are available at prices that are acceptable to the market; (2) displaying our products and providing associated literature at major industry trade shows in the United States and Europe; (3) initiating discussions with dialysis clinic medical directors, as well as representatives of dialysis clinical chains, to develop interest in our products; and (4) pursuing alliance opportunities in Central and South America and Asia for distribution of our products and possible alternative manufacturing facilities.

Intellectual Property

Patents

      We attempt to protect our technology and products through patents and patent applications. In addition to the United States, we are also applying for patents in other markets, such as Europe, Canada and Japan, to the extent we deem appropriate. We have built a portfolio of patents and applications covering our products, including their hardware design and methods of hemodiafiltration.

      We believe that our patent strategy will provide a competitive advantage in our target markets, but our patents may not be broad enough to cover our competitors' products and may be subject to invalidation claims. Our U.S. patent for the "Method and Apparatus for Efficient Hemodiafiltration" and the pending U.S. patent application for the "Dual Stage Filtration Cartridge," have claims that cover the OLpur(TM) MD190 product and the method of hemodiafiltration employed in the operation of the product. Although there are pending applications with claims to the present embodiments of the OLpur(TM) H(2)H(TM) and the OLpur(TM) NS2000 products, these products are still in the design stage and we cannot determine if the applications (or the patents that may issue on them) will also cover the ultimate commercial embodiment of these products. See "Risk Factors - Protecting our intellectual property in our technology through patents may be costly and ineffective..." In addition, technological developments in ESRD therapy could reduce the value of our intellectual property. Any such reduction could be rapid and unanticipated.

      As of the date of this prospectus, we have four issued U.S. patents, six pending U.S. patent applications and seven pending International patent applications designating all the Patent Cooperation Treaty member countries, including the United States, covering proposed products and methods of using such products. We have one additional invention under review by our patent counsel and expect a patent application for this invention to be filed shortly. The titles, patent numbers and normal expiration dates (assuming all the U.S. Patent and Trademark Office fees are paid) of our four issued U.S. patents are set forth in the chart below.

         Title                                                Patent Number                      Expiration Date
         -----                                                -------------                      ---------------
         Method and Apparatus for
           Efficient Hemodiafiltration                        6,303,036                          July 30, 2019
         Two Stage Diafiltration Method and Apparatus         6,406,631                          July 30, 2019
         Non-Isosmotic Diafiltration System                   6,423,231                          October 29, 2019
         Dual Stage Hemodiafiltration Cartridge               6,315,895                          December 30, 2019

      For each of our U.S. patents identified above and for at least three of our pending U.S. patent applications, we have also filed or plan to file, counterpart patent applications in Japan, Canada and in certain member states of the European Patent Convention. Our remaining patent applications are pending and relate to a range of dialysis technologies, including cartridge configurations, cartridge assembly, substitution fluid systems, and methods to enhance toxin removal. For our international patent applications, the titles, agencies or countries in which such applications were filed, serial numbers and filing dates are set forth in the chart below.

     Title                                           Agency/Country               Serial No.             Filing Date
     -----                                           --------------               ----------             -----------
     Method and Apparatus for Efficient              Canadian Patent Office       2,338,952              July 30, 1999
     Hemodiafiltration
                                                     European Patent Office       99943641.3             July 30, 1999
                                                     Japanese Patent Office       2000-562134            July 30, 1999

     Non-Isosmotic Diafiltration System              Canadian Patent Office       2,349,363              October 29, 1999
                                                     European Patent Office       99958752.0             October 29, 1999
                                                     Japanese Patent Office       2000-579334            October 29, 1999

     Method and Apparatus for Generating a Sterile   World Intellectual           PCT/US01/50719         October 19, 2001
     Infusion Fluid                                  Property Organization


                                       39


     Title                                           Agency/Country               Serial No.             Filing Date
     -----                                           --------------               ----------             -----------
     Dual Stage Hemodiafiltration Cartridge          Canadian Patent Office       National Filing of
                                                                                  PCT/US00/35717         December 29, 2000
                                                     European Patent Office       00989637.4             December 29, 2000
                                                     Japanese Patent Office       2001-549759            December 29, 2000
     Sterile Fluid Filtration Cartridge and Method   Canadian Patent Office       National Filing of     December 29, 2000
     for Using Same                                                               PCT/US00/35716         December 29, 2000
                                                     European Patent Office       00990428.5             December 29, 2000
                                                     Japanese Patent Office       2001-549758
     Thermally Enhanced Dialysis/Diafiltration       Canadian Patent Office       National Filing of     January 11, 2001
     System                                                                       PCT/US01/01024         January 11, 2001
                                                     European Patent Office       01902018.9             January 11, 2001
     Title                                           Japanese Patent Office       2001-551599

     Ionic Enhanced Dialysis/Diafiltration System    Canadian Patent Office       National Filing of     January 11, 2001
                                                                                  PCT/US01/01023
                                                     European Patent Office       01902017.1             January 11, 2001
                                                     Japanese Patent Office       2001-551598            January 11, 2001

     Two Stage Diafiltration Method and Apparatus    World Intellectual           PCT/US01/45368         October 30, 2001
                                                     Property Organization

     Valve Mechanism for Infusion Fluid Systems      World Intellectual           PCT/US01/47211         December 7, 2001
                                                     Property Organization

     Dual Stage Filtration Cartridge                 World Intellectual           PCT/US01/45369         October 30, 2001
                                                     Property Organization
     Hemodiafiltration/Hemofiltration Method and
     Apparatus                                       World Intellectual           PCT/US01/50503         December 20, 2001
                                                     Property Organization

     Mid-Dilution Hemo/Dia-Filtration Cartridges     World Intellectual           PCT/US01/47541         December 11, 2001
     Method and Apparatus for a Hemodiafiltration    Property Organization
     Delivery Module                                 World Intellectual

                                                     Property Organization        PCT/US02/03741         February 7, 2002

Trademarks

      As of the date of this prospectus, we do not have any registered trademarks. Centrapur,(TM) OLpur,(TM) and H(2)H(TM) are among our non-registered trademarks, for which trademark registration applications are pending.

License Agreement

      On November 1, 1999, we entered into a license agreement with the Trustees of Columbia University in the City of New York, pursuant to which Columbia granted us an exclusive right to develop, manufacture, use, sell or lease products or services covered by certain patent applications or the patents that may be granted on such applications, collectively referred to in this paragraph as the "licensed patents." As consideration for this license, we made an initial payment of $2,500 in cash and issued 2,136 shares of our common stock and are required to pay to Columbia royalties of 0.33% on leases, rentals, net sales or transfers of all products or services covered by the licensed patents and 0.33% of all lump-sum payments we receive in connection with the sale or transfer of rights in the licensed patents, or in the products or services covered by the licensed patents. In addition, we are required to make the following payments to Columbia if we meet the following milestones: (1) $2,500 in cash upon the filing of the first Nephros-sponsored pre-market application or a foreign equivalent for the products or services covered by the licensed patents, with the FDA, or its foreign equivalent; (2) $50,000 upon the cumulative net sales or transfers of $25,000,000 of products or services covered by the licensed patents; and (3) $125,000 upon the cumulative net sales or transfers of $200,000,000 of products or services covered by the licensed patents. As of December 31, 2002, we had not met any of these milestones. The exclusive license granted under this license agreement extends until the later to occur of (1) expiration of the last to expire of the licensed patents or (2) ten years from the date of first sale of a product or service covered by the licensed patents. Since neither of these events has occurred, the license agreement is currently in effect. Although the license agreement is in effect, we do not anticipate making any further payments under the license agreement as we have discontinued the development of any products covered by the licensed patents.

Settlement Agreements

      In June 2002 we entered into a settlement agreement with Plexus Services Corp., a supplier of engineering consulting services, with respect to a claim for payment by us to Plexus of approximately $1,900,000 for engineering consulting services relating to the research and development of our OLpur(TM) NS2000. Pursuant to this settlement agreement, Plexus agreed to release us from liability with respect to its claim in exchange for (1) our issuance to Plexus of warrants to purchase 134,899 shares of our common stock at an exercise price of $13.34 per share which expire in June 2007; and (2) our payment to Plexus of an aggregate amount of $650,000 in three installments. We paid the first installment of $300,000 in August 2002. The second installment of $100,000 was due on February 7, 2003; however, Plexus has consented to extend the date for its receipt of payment of this installment to the date on which the third installment is due. The third installment of $250,000 is due when we raise $1,250,000 of additional capital. We will be released from all liability with respect to the claim and the project once all payments required under this settlement agreement are made. We also agreed to release each other from any and all other claims or liabilities that we had against the other as of the date of the settlement agreement.

      In August 2002, we entered into a subscription agreement with Lancer Offshore, Inc. The subscription agreement provided that Lancer Offshore, Inc. would purchase, in three installments, (1) $3,000,000 principal amount of secured notes due March 15, 2003 convertible into 1,200,000 shares of our common stock and (2) warrants to purchase until December 2007 an aggregate of 240,000 shares of our common stock at an exercise price of $2.50 per share. In accordance with the subscription agreement, the first installment of securities, consisting of $1,500,000 principal amount of the notes and 120,000 of the warrants, was sold. However, Lancer Offshore, Inc. did not fund the remaining installments. We have entered into a settlement agreement with Lancer Offshore, Inc. dated as of January 31, 2003, pursuant to which, among other things, (1) the parties gave mutual releases relating to the subscription agreement, (2) Lancer Offshore, Inc. agreed to surrender to us all of its warrants except a portion thereof exercisable to purchase 75,000 shares of common stock, and (3) Lancer Offshore, Inc. agreed to exchange the secured convertible note referred to above for an unsecured note in the same principal amount bearing no interest, not convertible into common stock, and due on the earlier to occur of (i) January 31, 2004 and (ii) seven business days after we receive the net proceeds of this offering.

      In April 2002, we entered into a letter agreement with Hermitage Capital Corporation which, among other things, required us to provide Hermitage Capital Corporation with (1) a placement fee of 10% of the total amount of funds raised during the term of the letter agreement from investors introduced by Hermitage Capital Corporation in a financing through the issuance and placement of certain of our equity or convertible debt securities, (2) warrants to purchase an amount of shares of our common stock equal to 4.166% of any such financing and (3) a placement fee of 10% of the total amount of funds raised in any such financing successfully consummated during the three years immediately following the term of the letter agreement with an investor that was introduced to us by Hermitage Capital Corporation during the term of the letter agreement. The stated term of the letter agreement was from April 30, 2002 through September 30, 2004. Pursuant to the terms of the letter agreement, we paid Hermitage Capital Corporation, as placement agent, an aggregate amount of $150,000 in connection with our transactions with Lancer Offshore, Inc. in August 2002. We have entered into a settlement agreement with Hermitage Capital Corporation dated as of February 13, 2003 pursuant to which, among other things, (1) the letter agreement was terminated, (2) the parties gave mutual releases relating to the letter agreement and (3) we agreed to issue to Hermitage Capital Corporation or its designees, upon the completion of the transactions comtemplated by the settlement agreement with Lancer, warrants exercisable until February 2006 to purchase an aggregate of 60,000 shares of our common stock at an exercise price of $2.50 per share.

Governmental Regulation

      The research and development, manufacturing, promotion, marketing and distribution of our products in the United States, Europe and other regions of the world are subject to regulation by numerous governmental authorities, including the U.S. Food and Drug Administration, or the FDA, the European Union and corresponding foreign agencies.

Food and Drug Administration

      The FDA regulates the manufacture and distribution of medical devices in the United States pursuant to the Food, Drug and Cosmetic Act of 1938, or the FDC Act. All of our products are regulated in the United States as medical devices by the FDA under the FDA Act. Noncompliance with applicable requirements can result in, among other things, (1) fines, (2) injunctions, (3) civil penalties, (4) recall or seizure of products, (5) total or partial suspension of production, (6) withdrawal of existing approvals or premarket clearances of our products, (7) refusal to approve or clear new applications or notices relating to our products, (8) recommendations by the FDA that we not be allowed to enter into government contracts and (9) criminal prosecution. The FDA also has authority to require repair, replacement or refund of the cost of any device illegally manufactured or distributed by us.

      Under the FDC Act, medical devices are classified in one of three classes, Class I, II or III, on the basis of the controls deemed necessary by the FDA to reasonably ensure their safety and effectiveness.


            o Class I devices are medical devices for which general controls are deemed sufficient to ensure their safety and effectiveness. General controls include provisions related to
                  (1) labeling, (2) producer registration, (3) defect notification, (4) records and reports and (5) quality service requirements, or QSR.

            o Class II devices are medical devices for which the general controls for the Class I devices are deemed not sufficient to ensure their safety and effectiveness and require special controls in addition to the general controls. Special controls include provisions related to (1) performance and design standards, (2) post-market surveillance, (3) patient registries and (4) the use of FDA guidelines.

            o Class III devices are medical devices generally limited to life-sustaining, life-supporting or implantable devices or new devices which have been found not to be substantially equivalent to legally marketed devices, that the FDA deems to require the most restrictive controls to ensure their safety and effectiveness.

      Before a new medical device can be introduced to the market, FDA clearance of a premarket notification under Section 510(k) of the FDC Act or FDA clearance of a premarket approval application under Section 515 of the FDC Act must be obtained. A Section 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or to a Class III medical device for which the FDA has not called for premarket approval under
Section 515. The Section 510(k) premarket clearance process is generally faster and simpler than the Section 515 premarket approval process. We understand that it generally takes three to 12 months from the date a Section 510(k) notification is accepted for filing to obtain Section 510(k) premarket clearance and that it may take several years from the date a Section 515 application is accepted for filing to obtain Section 515 premarket approval, although it may take longer in both cases.

      We expect that all of our products will be categorized as Class II devices and that these products will not require clearance of premarket approval applications under Section 515 of the FDC Act, but will be eligible for marketing clearance through the premarket notification process under Section 510(k). We have determined that we are eligible to utilize the Section 510(k) premarket notification process based upon our products' substantial equivalence to previously legally marketed devices in the United States. We cannot assure you, however, that (1) we will not need to reevaluate the applicability of the
Section 510(k) premarket notification process to our products in the future, (2) the FDA will agree with our determination that we are eligible to use the
Section 510(k) premarket notification process, or (3) the FDA will not in the future require us to submit a Section 515 premarket approval application, which would be a more costly, lengthy and uncertain approval process.

      The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past and may request clinical data to support premarket clearance. As a result, the FDA could refuse to accept for filing a Section 510(k) notification made by us pending the submission of additional information. The FDA may determine that any one of our proposed products is not substantially equivalent to a legally marketed device or that additional information is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or request for additional data, can prevent or delay the market introduction of our products that fall into this category. Such a determination or request regarding any of our products could have a material adverse effect on our business, financial condition and results of operations. Even if the FDA does clear one or all of our products under Section 510(k) process, it may clear a product for some procedures but not others or for certain classes of patients and not others.

      For any devices cleared through the Section 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new Section 510(k) premarket notification submission. Accordingly, if we do obtain Section 510(k) premarket clearance for any of our products, we will need to submit another Section 510(k) premarket notification if we significantly affect that product's safety or effectiveness through subsequent modifications or enhancements.

      If human clinical trials of a device are required in connection with a
Section 510(k) notification and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or distributor of the device) will need to file an Investigational Device Exemption, or IDE, application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal testing and/or laboratory bench testing. If the IDE application is approved, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as specified in the IDE. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of subjects. We intend to file an IDE with respect to the OLpur(TM) MD190 and the OLpur(TM) H(2)H(TM), and an IDE with respect to the OLpur(TM) NS2000. As of the date of this prospectus, we have filed a pre-IDE application with respect to the OLpur(TM) MD190 and the OLpur(TM) H(2)H(TM) and have initiated discussions with the FDA to facilitate the 510(k) approval process.

      The Section 510(k) premarket clearance process can be lengthy and uncertain. It will require substantial commitments of our financial resources and management's time and effort. Significant delays in this process could occur as a result of (1) the FDA's failure to schedule advisory review panels, (2) changes in established review guidelines, (3) changes in regulations or administrative interpretations or (4) determinations by the FDA that clinical data collected is insufficient to support the safety and effectiveness of one or more of our products for their intended uses or that the data warrants the continuation of clinical studies. Delays in obtaining, or failure to obtain, requisite regulatory approvals or clearances in the United States for any of our products would prevent us from selling those products in the United States and would impair our ability to generate funds from sales of those products in the United States, which in turn could have a material adverse effect on our business, financial condition, and results of operations. See "Risk Factors-- We cannot sell our products until we obtain the requisite regulatory approvals and clearances..."

      The FDC Act requires that medical devices be manufactured in accordance with the FDA's current quality service requirements, or QSR, regulations. These regulations require, among other things, that:

      o the design and manufacturing processes be regulated and controlled by the use of written procedures;

      o the ability to produce medical devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process;

      o any deficiencies in the manufacturing process or in the products produced be investigated;

      o detailed records be kept and a corrective and preventative action plan be in place; and

      o manufacturing facilities be subject to FDA inspection on a periodic basis to monitor compliance with QSR requirements.

If violations of the applicable QSR regulations are noted during FDA inspections of our manufacturing facilities or the manufacturing facilities of our contract manufacturers, there may be a material adverse effect on our ability to produce and sell our products.

      Before the FDA approves a Section 510(k) premarket notification, the FDA is likely to inspect the utilized manufacturing facilities and processes to ensure their continued compliance with QSR. Although some of the manufacturing facilities and processes that we expect to use to manufacture our OLpur(TM) MD190 have been inspected by TUV Product Service (Munich), they have not been inspected by the FDA. Similarly, although some of the facilities and processes that we expect to use to manufacture our OLpur(TM) H(2)H(TM) and OLpur(TM) NS2000 have been inspected by the FDA, they have not been inspected by any TUV organization. Even after the FDA has cleared a Section 510(k) submission, it will periodically inspect the manufacturing facilities and processes for compliance with QSR. In addition, in the event that additional manufacturing sites are added or manufacturing processes are changed, such new facilities and processes are also subject to FDA inspection for compliance with QSR. The manufacturing facilities and processes that will be used to manufacture our products have not yet been inspected by the FDA for compliance with QSR. We cannot assure you that the facilities and processes utilized by us will remain in compliance with QSR and there is a risk that clearance or approval will, therefore, be delayed by the FDA until such compliance is achieved.

      In addition to the requirements described above, the FDC Act requires that:

      o All medical device manufacturers and distributors register with the FDA annually and provide the FDA with a list of those medical devices which they distribute commercially.

      o Information be provided to the FDA on death or serious injuries alleged to have been associated with the use of the products, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur.

      o Certain medical devices not cleared with the FDA for marketing in the United States meet specific requirements before they are exported.

European Union

      The European Union began to harmonize national regulations comprehensively for the control of medical devices in Europe in 1993, when it adopted its Medical Devices Directive. The European Union directive applies to both the manufacturer's quality control system and the product's technical design. Depending on the class of medical devices, a manufacturer may choose alternative regulatory approaches to demonstrate compliance with European Union provisions. To assure and demonstrate the high quality standards and performance of our operations, we have subjected our entire European business to the most comprehensive procedural approach, which is also the fastest way to launch a new product in the European Union.

      The regulatory approach we have chosen to demonstrate compliance with European Union provisions requires the certification of a full quality management system by a "notified body" charged with examining the quality management system. A "notified body" is a group accredited and monitored by governmental agencies that inspects manufacturing facilities and quality control systems at regular intervals and is authorized to carry out unannounced inspections. We have engaged TUV Rheinland of North America, Inc. as the notified body to assist us in obtaining a European Union certificate for the quality management system of the facilities we expect to use to manufacture our products and in demonstrating our compliance with the European Union requirements. As of the date of this prospectus, some, but not all, of the manufacturing facilities and processes that we expect to use to manufacture our OLpur(TM) MD190 have been inspected by TUV Product Service (Munich).

      Under the regulatory approach we have chosen to demonstrate compliance with European Union provisions, only after a company receives a European Union certificate for the quality management system of a particular facility may the company assess whether products developed and manufactured in the facility satisfy European Union requirements. European Union requirements for products are set forth in harmonized European Union standards and include conformity to safety requirements, physical and biological properties, construction and environmental properties, and information supplied by the manufacturer. A company demonstrates conformity to these requirements by pre-clinical tests, biocompatibility tests, qualification of products and packaging, risk analysis and well-conducted clinical investigations approved by ethics committees.

      Once a manufacturer having a European Union-certified full quality management system has assessed the conformity of its products with harmonized European standards and has determined that its products conform with these standards, the manufacturer then declares and documents such conformity and places a "CE" mark on the relevant products. The CE mark, which stands for Conformite Europeenne, demonstrates compliance with the relevant European Union requirements. Products subject to these provisions that do not bear the CE mark cannot be imported to, or sold or distributed within, the European Union.

Regulatory Authorities in Regions outside of the United States and Europe

      We also plan to sell our products in foreign markets outside the United States which are not part of the European Union. Requirements pertaining to medical devices vary widely from country to country, ranging from no health regulations to detailed submissions such as those required by the FDA. We believe the extent and complexity of regulations for medical devices such as those produced by us are increasing worldwide. We anticipate that this trend will continue and that the cost and time required to obtain approval to market in any given country will increase, with no assurance that such approval will be obtained. Our ability to export into other countries may require compliance with ISO 9000, which is analogous to compliance with the FDA's QSR requirements. We have not obtained any regulatory approvals to sell any of our products outside of the United States and there is no assurance that any such clearance or certification will be issued.

Reimbursement

      In both domestic markets and markets outside of the United States, sales of our products will depend in part, on the availability of reimbursement from third-party payors. In the United States, ESRD providers are reimbursed through Medicare and Medicaid and private insurers. In countries other than the United States, ESRD providers are also reimbursed through governmental and private insurers. In countries other than the United States, the pricing and profitability of our products generally will be subject to government controls. Despite the continually expanding influence of the European Union, national healthcare systems in Europe, reimbursement decision-making included, are neither regulated nor integrated at the European level. Each country has its own system, often closely protected by its corresponding national government.

Medicare Reimbursement

      Medicare generally provides health insurance coverage for persons who are age 65 or older and for persons who are completely disabled. Medicare also provides coverage for other eligible patients, regardless of age, who have been medically determined to have ESRD. For patients eligible for Medicare based solely on ESRD (generally patients under age 65), Medicare eligibility begins three months after the month in which the patient begins dialysis. During this three-month waiting period, Medicaid, private insurance or the patient is responsible for payment for dialysis services. This waiting period is waived for individuals who participate in a self-care dialysis-training program.

      For ESRD patients under age 65 who have any employer group health insurance coverage (regardless of the size of the employer or the individual's employment status), Medicare coverage is generally secondary to the employer coverage during a 30-month coordination period that follows the establishment of Medicare eligibility or entitlement based on ESRD. During the coordination period, an employer group health plan is responsible for paying primary benefits at the rate specified in the plan, which may be a negotiated rate or the healthcare provider's usual and customary rate. As the secondary payer during this coordination period, Medicare will make payments up to the applicable composite rate for dialysis services to supplement any primary payments by the employer group health plan if the plan covers the services but pays only a portion of the charge for the services.

      Medicare generally is the primary payer for ESRD patients after the 30-month coordination period. Under current rules, Medicare is also the primary payer for ESRD patients during the 30-month coordination period if, before becoming eligible for Medicare on the basis of ESRD, the patient was already age 65 or over (or eligible for Medicare based on disability) unless covered by an employer group health plan (other than a "small" employer plan) because of current employment. This rule eliminates for many dual-eligible beneficiaries the 30-month coordination period during which the employer plan would serve as primary payer and reimburse health care providers at a rate that we believe may be higher than the Medicare composite rate. The rule regarding entitlement to primary Medicare coverage when the patient is eligible for Medicare on the basis of both age (or disability) and ESRD has been the subject of frequent legislative and regulatory change in recent years and there can be no assurance that the rule will remain unchanged in the future.

      When Medicare is the primary payer, it reimburses 80% of the composite rate set by the Medicare prospective reimbursement system for each dialysis treatment. The beneficiary is responsible for the remaining 20%, as well as any unmet Medicare deductible amount, although an approved Medicare supplement insurance policy, other private health insurance or Medicaid may pay on the beneficiary's behalf. The composite payment rates, effective January 1, 2002, for urban renal facilities published in February 2001 by the Department of Health and Human Services for outpatient dialysis services ranged from $121.24 to $144.50 per treatment depending on the location of the renal facility. Reimbursement rates are subject to periodic adjustment based on certain factors, including legislation and executive and congressional budget reduction and control processes, inflation and costs incurred in rendering the services, but in the past have had little relationship to the cost of conducting business.

      We are unable to predict what, if any, future changes may occur in the Medicare composite reimbursement rate. or in any other reimbursement program. Any reductions in the Medicare composite reimbursement rate or in any other reimbursement program could have a material adverse effect on our revenues and net earnings. In addition, there have been various legislative proposals for the reform of numerous aspects of Medicare, including extension of the coordination period and expanded enrollment of Medicare beneficiaries in managed care programs. See "--Potential Health Care Legislation."

Private Reimbursement

      Some ESRD patients have private insurance that covers dialysis services. As discussed above, health care providers receive reimbursement for ESRD treatments from the patient or private insurance during a "waiting period" of up to three months before the patient becomes eligible for Medicare. In addition, if the private payer is an employer group health plan, it is generally required to continue to make primary payments for dialysis services during the 30-month period following eligibility or entitlement to Medicare. In general, employers may not reduce coverage or otherwise discriminate against ESRD patients by taking into account the patient's eligibility or entitlement to Medicare benefits.

      We believe that before Medicare primary coverage is established, private payers may reimburse dialysis expenses at rates significantly higher than compensation under the Medicare composite rate on a per-treatment basis. When Medicare becomes a patient's primary payer, private insurance often covers the per-treatment 20% coinsurance that Medicare does not pay.

Medicaid

      Reimbursement Medicaid programs are state-administered programs partially funded by the federal government. These programs are intended to provide coverage for patients whose income and assets fall below state defined levels and who are otherwise uninsured. The programs may also serve as supplemental insurance programs for the Medicare co-insurance portion and provide certain coverages (e.g., oral medications) that are not covered by Medicare. Some Medicaid programs require Medicare recipients to pay a share of the cost of services based upon the recipient's level of income or assets, but other programs provide for coverage without coinsurance amounts.

Potential Health Care Legislation

      Because the Medicare program represents a substantial portion of the federal budget, Congress takes action in almost every legislative session to modify the Medicare program for the purpose of reducing the amounts otherwise payable by the program to health care providers in order to achieve deficit reduction targets or meet other political goals. Legislation and/or regulations may be enacted in the future that may significantly modify the Medicare ESRD program or substantially affect reimbursement for dialysis services.

Product Liability and Insurance

      The production, marketing and sale of kidney dialysis products have an inherent risk of liability in the event of product failure or claim of harm caused by product operation. Although we intend to acquire product liability insurance upon commercialization of each of our products, we may not be able to obtain this insurance on acceptable terms or at all. Because we may not be able to obtain insurance that provides us with adequate protection against all potential product liability claims, a successful claim in excess of our insurance coverage could materially adversely affect our financial condition. Moreover, any claim against us could generate negative publicity, which could decrease the demand for our products, our ability to generate revenues and our profitability.

      Some of the agreements that we may enter into with manufacturers of our products and components of our products may require us (1) to obtain product liability insurance or (2) indemnify manufacturers against liabilities resulting from the sale of our products. If we are not able to obtain and maintain adequate product liability insurance, we will be in breach of these agreements, which could materially adversely affect our ability to produce our products. If we are able to obtain and maintain product liability insurance and a successful claim in excess of our insurance coverage is made, we may have to indemnify some or all of our manufacturers for their losses. This would materially adversely affect our results of operations and financial condition. See "Risk Factors -- If we are not able to obtain adequate insurance or other protection against product liability risks..."

Employees

      As of December 31, 2002, we employed a total of eleven employees, eight of which were full time and three of which were on a consulting basis or part-time. Of these employees, five were in research and development, three were in marketing and sales and three were in general and administrative functions.

      We intend to add four to six members to our sales staff in each of Europe and the United States, as well as three to four members to our administrative staff in Europe. We intend to make our European staff additions at or around the time we obtain regulatory approval of the OLpur(TM) MD190 in the European Union, which we have targeted for the spring of 2003. We intend to make our U.S. staff additions at or around the time we obtain regulatory approval for the OLpur(TM) MD190 in the United States, which we have targeted for the spring of 2004.

      No employees are covered by collective bargaining agreements. We consider our relationship with our employees generally to be good.

Facilities

      Our facilities are located at 3960 Broadway, 4th Floor, New York, New York 10032 and consist of approximately 2,100 square feet of space. On July 1, 2002, we entered into a lease for this space with the Trustees of Columbia University in the City of New York. The term of the lease is for one year with a monthly rent of $6,116.01, including a monthly internet access fee of $256.25.

      We use our facilities to house our corporate headquarters and research facilities. Our offices and laboratories are housed in the Mary Woodard Lasker Building, a part of the Audubon Business and Technology Center administered by Columbia University, which is equipped to accommodate biotechnology and medical product development companies. Of the space we lease, 1,500 square feet is dedicated laboratory space, which is equipped with laboratory equipment, including laboratory benches, fume hoods, gas, air and water suction systems, and the remaining 600 square feet is dedicated office space.

      We believe that our existing facilities are suitable as laboratory space and office space and are adequate to meet our current U.S. requirements. We also believe that our insurance coverage adequately covers our interest in our leased space. We intend to lease space in Europe for sales and marketing offices.

      We do not own any real property for use in our operations or otherwise.

Legal Proceedings

      There are no current or pending legal proceedings to which we are a party or to which any of our properties is subject.

                                   MANAGEMENT

Information Concerning Directors, Executive Officers and Key Employees

Directors and Executive Officers.

      The following table sets forth information regarding our directors and executive officers:

      Name                       Age   Position
      -----------------------------------------------------------------------
      Eric A. Rose, M.D.         51    Chairman of the Board and Director
      Norman J. Barta            46    President, Chief Executive Officer,
                                       Chief Financial Officer and Director
      Lawrence J. Centella       61    Director
      Howard Davis               47    Director
      Donald G. Drapkin          54    Director
      William J. Fox             46    Director
      W. Townsend Ziebold, Jr.   41    Director

----------

      Eric A. Rose, M.D. has served as chairman of our board of directors and a director since our inception in 1997. Dr. Rose served as our president and chief executive officer from May 1999 until July 2002. Since 1994, Dr. Rose has been the Morris and Rose Millstein/Johnson & Johnson Professor and Chairman of the Department of Surgery at the Columbia University College of Physicians and Surgeons, and Surgeon in Chief at the Columbia Presbyterian Medical Center. Dr. Rose is a director of SIGA Technologies, Inc. Dr. Rose received a B.A., summa cum laude, in Psychology from Columbia College and an M.D. from Columbia University College of Physicians and Surgeons.

      Norman J. Barta has served as our president and chief executive officer and as a director since July 2002, and has served as our chief financial officer since October 1998. Mr. Barta served as our chief operating officer from October 1999 to July 2002 and our treasurer and secretary from May 1999 to October 1999. From 1994 to 1997, Mr. Barta provided financial planning and management for the research and development division of National Medical Care (currently a division of the Fresenius Medical Care AG), which prior to its acquisition by Fresenius, was one of the largest dialysis providers in the world. Prior to that, Mr. Barta was a consultant for Corestates Bank, where he restructured and optimized cash management and treasury areas for the bank's corporate and public-sector clients. Neither National Medicare nor Fresenius is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act. Mr. Barta received a B.S. in Mathematics and Economics from Carnegie-Mellon University and an M.B.A. from the University of Chicago.

      Lawrence J. Centella has served as a director of our company since January 2001. Mr. Centella serves as president of Renal Patient Services, LLC, a company that owns and operates dialysis centers, and has served in such capacity since June 1998. From 1997 to 1998, Mr. Centella served as executive vice president and chief operating officer of Gambro Healthcare, Inc., an integrated dialysis company that manufactures dialysis equipment, supplies dialysis equipment and operates dialysis clinics. From 1993 to 1997, Mr. Centella served as president and chief executive officer of Gambro Healthcare Patient Services, Inc. (formerly REN Corporation). Prior to that, Mr. Centella served as president of COBE Renal Care, Inc., Gambro Hospal, Inc., LADA International, Inc. and Gambro, Inc. Neither Gambro Healthcare, Inc. nor Gambro Healthcare Patient Services, Inc. is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act. Mr. Centella is also the founder of LADA International, Inc. Mr. Centella received a B.S. in Marketing from DePaul University.

      Howard Davis will begin to serve as a director of our company upon the consummation of this offering. Since 1997, Mr. Davis has served as the executive vice president of GunnAllen Financial Inc., one of the underwriters of this offering, where he is the executive responsible for the investment banking and finance division. Mr. Davis has advised us that he will not be involved with the marketing of our securities after the consummation of this offering. From 1990 to 1997, Mr. Davis served as the president and chief executive officer of Kensington Securities, Inc., a National Association of Securities Dealers, Inc. broker dealer. Prior to joining Kensington Securities, Inc. in 1990, Mr. Davis had served as the president, and, prior to that, as chief financial officer, of Numero Uno Franchise Corporation, a Los Angeles based franchisor of pizzeria and Italian restaurants. Mr. Davis is also a former instructor at California State University. Mr. Davis currently serves as member of the board of directors and the audit and compensation committees of Intellicheck, Inc., a corporation which files reports pursuant to the Securities Exchange Act of 1934. Mr. Davis attended the University of Southern California; California State University, Northridge; and Kent State University, where he majored in Finance and Accounting.

      Donald G. Drapkin has served as a director of our company since our inception in 1997. Mr. Drapkin served as our interim president, chief executive officer and treasurer from 1997 until May 1999. Mr. Drapkin has been a director and vice chairman of MacAndrews & Forbes Holdings Inc. and various of its affiliates since 1987, including, as of the date of this prospectus, the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Panavision Inc., Revlon Consumer Products Corporation and Revlon, Inc. MacAndrews & Forbes Holdings Inc. is a holding company which has no business operations of its own; it holds investments in various businesses from time to time. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP for more than five years. In addition to those listed above, Mr. Drapkin is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Anthracite Capital, Inc.; Black Rock Asset Investors; The Molson Companies Limited; Playboy Enterprises, Inc.; Playboy.com, Inc.; SIGA Technologies, Inc. and The Warnaco Group, Inc. Mr. Drapkin received a B.A. from Brandeis University and a J.D. from Columbia University.

      William J. Fox will begin to serve as a director of our company upon the consummation of this offering. Since February 1999, Mr. Fox has served as chairman, president and chief executive officer of AKI, Inc. and president, chief executive officer and a director of AKI Holdings, Inc., a marketing and interactive advertising company. Prior to that, Mr. Fox served as president of Strategic and Corporate Development for Revlon Worldwide and chief executive officer of Revlon Technologies. From 1994 to April 1999, Mr. Fox served as a director, and from 1997 to 1999, Mr. Fox served as senior executive vice president, of both Revlon Inc. and Revlon Consumer Products Corporation. For the five years ending 1999, Mr. Fox was also senior vice president of MacAndrews & Forbes Holdings, Inc. Mr. Fox currently serves as co-chairman of the board and a director of Loehmann's Holding Inc. and has served as a vice-chairman of the board and a director of Hain Food Group, Inc. and as a vice president, a vice-chairman of the board and a director of The Cosmetic Centers, Inc., a corporation which filed a voluntary bankruptcy petition in April 1999.

      W. Townsend Ziebold, Jr. has served as a director of our company since 1999. Mr. Ziebold was elected as a director of our company by the holders of shares of our series B convertible preferred stock in accordance with certain voting rights that terminate upon the mandatory conversion of such shares into shares of our common stock upon the consummation of this offering. The shares of our series B convertible preferred stock are beneficially owned by Cypress Capital Assets, L.P., a beneficial holder of more than 5% of our common stock of which Wasserstein & Co., L.P. is a limited partner. Since 1996, Mr. Ziebold has been senior partner and president of Wasserstein Ventures, the venture capital affiliate of Wasserstein & Co., L.P., where Mr. Ziebold has led several of Wasserstein & Co., L.P.'s investments. Mr. Ziebold is also a director and non-executive chairman of Imax Corporation, a leading large-screen film projection company, and a former director of Collins & Aikman Corporation, a $2 billion sales diversified manufacturing company, and Maybelline, Inc., a leading mass market cosmetics manufacturer. Mr. Ziebold currently serves as a member of the Board of Fellows of Trinity College and as President of the Board of Trustees at West Side Montessori School in New York City. Mr. Ziebold received a B.A. in Economics from Trinity College and an M.B.A. from the Stanford School of Business.

      There are no family relationships among any of our directors and executive officers.

      Our board of directors currently consists of seven members. Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered, three-year terms. Except as otherwise provided by our bylaws for filling vacancies on our board of directors, a portion of our board of directors will be elected each year at our annual meeting of stockholders and hold office until their respective successors are elected, or until their earlier resignation or removal. The underwriters of this offering have the right to designate an individual as a non-voting advisor to our board of directors who will be entitled to attend any or all of the meetings of our board of directors and to receive all information provided to our directors.

Key Employees

      Gregory Collins, Ph.D. has served as our senior scientist since 1998. From 1993 to 1997, Dr. Collins was a research and development program manager at National Medical Care, where he was responsible for research and development projects relating to dialyzer cartridges and bloodlines. From 1990 to 1993, Dr. Collins served as a senior level research and development engineer at National Medical Care, where he applied basic scientific theory to practical device development using his training in solute transport, and gained technical expertise in the spinning of hollow fiber semi-permeable membranes, dialyzer cartridge design and assembly techniques, and novel test method development. Dr. Collins received a B.S., summa cum laude, in

Chemical Engineering from Arizona State University and a Ph.D., magna cum laude, in Bioengineering from U.C. San Diego. Dr. Collins is 42 years old.

      Bruce W. Crook has served as our vice president-marketing and sales since June 2002. From 1998 to 2002, Mr. Crook worked as an independent marketing consultant for a variety of medical device companies. From 1996 to 1998, Mr. Crook owned and was involved in the management of approximately 8 dialysis clinics throughout the United States and Puerto Rico. From 1987 to 1996, Mr. Crook held several senior positions at Fresenius Medical Care AG, including the position of vice president of sales and director of marketing. Mr. Crook received a B.S. in Business Administration from Arizona State University. Mr. Crook is 47 years old.

      As of the date of this prospectus, we do not have an employment agreement with either of these persons.

Board Committees

      Upon the consummation of this offering, our compensation committee will consist of two members, Eric A. Rose, M.D. and Howard Davis, each of whom is an independent director. The compensation committee will be responsible for establishing executive officers' compensation and fringe benefits. It will also administer our Nephros 2000 Stock Incentive Plan and will be authorized to grant options under this plan.

      Upon the consummation of this offering, our audit committee will consist of three members, Lawrence J. Centella, Howard Davis and William J. Fox, each of whom is an independent director. The audit committee will recommend the appointment of independent accountants and will review and discuss with the accountants the scope of their examination, their proposed fee and the overall approach to the audit. The audit committee will review with the accountants and our financial management the annual financial statements and discuss the effectiveness of internal accounting controls.

Director Compensation

      We will pay our directors $500 per meeting for board meetings attended in person and $100 per meeting for board meetings attended telephonically and will reimburse our directors for expenses incurred by them in connection with serving on our board of directors. We will pay the chairman of the Audit Committee $500 per meeting for meetings of the Audit Committee attended in person and $100 per meeting for board meetings attended telephonically.

      For each director who becomes a director of our company on or after the consummation of this initial public offering, (1) for the first year of service as a director of our company, we will grant such director options to purchase 10,000 shares of our common stock, and (2) for each year of service as a director of our company thereafter, we will grant such director options to purchase 5,000 shares of our common stock at an exercise price per share equal to the fair market value price per share of our common stock on the grant date. We will also grant to W. Townsend Ziebold, Jr., a current director, (1) upon the consummation of this offering, options to purchase 10,000 shares of our common stock, and (2) for each of year of service as a director of our company thereafter, options to purchase 5,000 shares of our common stock at an exercise price per share equal to the fair market value price per share of our common stock on the grant date.

Executive Compensation

      The following tables set forth in summary form information concerning the compensation paid by us during the fiscal years ended December 31, 2002, 2001 and 2000, to our chief executive officer and our other executive officers whose salary and bonus for the year exceeded $100,000 and who served as an executive officer as of December 31, 2002.

                           SUMMARY COMPENSATION TABLE

                                                                Annual Compensation                 Long Term Compensation
                                                                -------------------                 ----------------------
                                                                                                             Awards
                                                                                                             ------

                                                                        Salary            Bonus       Number of Securities
      Name and Principal Position                     Year            (dollars)         (dollars)     Underlying Options
      ---------------------------                     ----            ---------         ---------     ------------------
      Eric A. Rose, M.D.                              2002                   0                 0                 0
          Chairman of the Board (1)                   2001                   0                 0                 0
                                                      2000              21,154                 0                 0

      Norman J. Barta
          President, Chief Executive Officer
          and Chief Financial Officer (2)             2002             139,331                 0                 0
                                                      2001             130,000               250                 0
                                                      2000             130,000            30,349        112,416(3)


----------

      (1) Eric A. Rose, M.D. served as our president and our chief executive officer during the fiscal years ended December 31, 2001 and 2000. We paid Dr. Rose compensation for his services in such capacity.

      (2) Mr. Barta served as our chief operating officer from October 1999 until July 2002. We are currently conducting an executive search for a chief financial officer.

      (3) Represents options to purchase shares of our common stock at an exercise price of $0.40 per share, a portion of which are exercisable and the remainder of which will vest upon the achievement of certain milestones.

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information concerning the number of unexercised options and the December 31, 2002 fiscal year-end value of unexercised options on an aggregated basis held by Norman J. Barta. As we have not granted any stock appreciation rights, there were no stock appreciation rights outstanding at the end of fiscal year ended December 31, 2002.

                                                             Number of Securities             Value of Unexercised
                                                             Underlying Unexercised           In-the-Money Options at Fiscal
                                                             Options at Fiscal Year-End       Year-End (dollars) (1)
                               Shares                        ----------------------------     ------------------------------
                              Acquired          Value
    Name                     on Exercise      Realized       Exercisable    Unexercisable     Exercisable     Unexercisable
    ----                     -----------      --------       -----------    -------------     -----------     -------------
    Norman J. Barta               0               0            67,450          44,966          $377,720          $251,810

      (1) Options are "in-the-money" if, on December 31, 2002, the fair market value of our common stock exceeded the exercise price of those options. The amount shown under the column "Value of Unexercised In-the-Money Options at Fiscal Year-End" is calculated by determining the difference between the aggregate fair market value of our common stock underlying the options on December 31, 2002 and the aggregate exercise price of the options. For purposes of this calculation, since there had been no public trading market for our common stock as of December 31, 2002, the assumed initial public offering price of $6.00 per share was used as the fair market per share value of our common stock on such date. Notwithstanding the foregoing, the assumed initial public offering price of $6.00 per share does not necessarily represent the actual per share value of our common stock on December 31, 2002.

Employment Agreements and Incentive Bonus Programs

Agreement with Mr. Norman J. Barta

      Norman J. Barta is serving as our president and chief executive officer under a written employment agreement with us. This agreement has a term of three years, ending on November 21, 2005. This agreement provides Mr. Barta with an annual base salary upon the consummation of this offering of $225,000. On March 31, 2004, Mr. Barta's annual base salary will be increased by the dollar amount paid to Mr. Barta in respect of six milestones discussed below. During each year that Mr. Barta is employed with us, our compensation committee will review Mr. Barta's performance and determine, in its sole discretion, whether to further increase Mr. Barta's annual base salary.

      We have agreed to pay Mr. Barta a bonus equal to 10% of his salary at the time each of the following six milestones is achieved: (1) the OLpur(TM) MD190 hemodiafiltration device or a related device is deemed ready to enter a clinical trial by the FDA or an analogous body outside of the United States in a region where there exists significant market opportunity for the sale of the device;
(2) the completion of a clinical trial of the device in such a region; (3) the first regulatory approval of the device in such a region; (4) a second hemodiafiltration device is deemed ready to enter a clinical trial by the FDA or an analogous body outside of the United States in a region where there exists significant market opportunity for the sale of such device; (5) the completion of the clinical trial of the second device in such a region; and (6) the first regulatory approval of the second device in such region. After March 2004, at least two realistic milestones will be set for each year, with the total potential payment for these additional milestones, if achieved, each year equaling at least 20% of Mr. Barta's annual base salary as of the date the milestones are set. We have also agreed to pay to Mr. Barta a bonus of one percent of the license fee or technology access fee not tied directly to sales or expressed as a percentage of receipts or by reference to units produced which is paid to us with respect to any consummated licensing agreement of the ESRD therapy machines or dialyzer technology devices, subject to a maximum bonus of $500,000 per license agreement (including renewals and amendments) and to an aggregate maximum of $2,000,000.

      In February 2003, we will grant to Mr. Barta additional options, pursuant to our equity incentive plan, to purchase 128,154 shares of our common stock at an exercise price of $3.50 per share, a portion of which will be immediately exercisable and the remainder of which will vest upon the achievement of certain milestones. See "Equity Incentive Plan."

      Mr. Barta's employment agreement provides that upon termination by us for cause, as defined in the agreement, death or disability, we will pay to him only the base salary and any milestone bonuses due and payable under the terms of this agreement through the date of termination and those that become due and payable within 90 days of that date. If we terminate Mr. Barta for any other reason, Mr. Barta will be entitled to (1) any accrued but unpaid base salary for services rendered through the date of termination; (2) any unpaid milestone bonuses due and payable on or prior to the date of termination or within 90 days thereafter; (3) any unpaid licensing bonuses due and payable on or prior to the date of termination or in respect of licenses consummated during the 90 days following the date of termination; and (4) the continued payment of the base salary (in the amount as of the date of termination) for the remainder of the three-year term (to be paid at the times such base salary would have been paid had his employment not been terminated).

Option/SAR Grants in Last Year

      We did not grant stock options to the executive officers or directors named above or reprice any stock options during the year ended December 31, 2002.

Equity Incentive Plan

      In January 2000, we adopted the Nephros 2000 Equity Incentive Plan. In January 2003, our board of directors approved and adopted the Amended and Restated Nephros 2000 Equity Incentive Plan. Under both plans our compensation committee, another designated committee of our board of directors or our board of directors, may grant a variety of stock based incentive awards to our employees, directors, officers and other individuals or entities whom the compensation committee (or other committee or our board of directors) believes are key to our success. The compensation committee may award shares of our common stock, incentive stock options, nonqualified stock options or any combination thereof.

      The compensation committee has broad latitude under both plans in determining who shall receive awards, the amount of an award and the terms and conditions of an award; however, under the Nephros 2000 Equity Incentive Plan, no individual or entity may receive awards that together equal more than 20% of the total shares of our common stock subject to option grants under the plan, while under the Amended and Restated Nephros 2000 Equity Incentive Plan, no individual or entity may receive awards that together equal more than 30% of the total shares of our common stock subject to option grants under the plan during any three-year period. Both plans provide that, under certain circumstances, our compensation committee may adjust the numbers of shares available for award, as well as outstanding awards, to reflect changes in our corporate structure or other unusual events affecting us. We have designed these plans to allow awards to be "performance based" compensation within the meaning of section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, and thus not to count against the million dollar cap on deductible compensation paid annually to our five top officers, if the compensation committee so chooses.

      The terms of the Amended and Restated Nephros 2000 Equity Incentive Plan increase the aggregate number of shares of our common stock subject to options covered by our 2000 Nephros Equity Incentive Plan from 1,011,743 shares to 1,124,159 shares. As of December 31, 2002, we had granted incentive stock options and nonqualified stock options to purchase 461,467 shares of common stock at a weighted average price of $0.40 per share under the provisions of the Nephros 2000 Equity Incentive Plan, of which stock options to purchase 424,820 shares of common stock were then outstanding. As of December 31, 2002, options for 256,831 shares were vested and eligible for exercise and none of the stock options had been exercised. In January 2003, we granted nonqualified stock options to purchase 359,056 shares of common stock at an exercise price of $3.50 per share, a portion of which were immediately exercisable and the remainder of which will vest over time or upon the achievement of certain milestones. In January 2003, our board of directors approved our grant to Mr. Barta, prior to the consummation of this offering, of nonqualified stock options to purchase 128,154 shares of common stock at an exercise price of

$3.50 per share, a portion of which will be immediately exercisable and the remainder of which will vest upon the achievement of certain milestones.

                 Nephros 2000 Equity Incentive Plan Information
                             As of December 31, 2002

                                                                                                       Number of Shares of
                                               Number of Shares of Common                              Common Stock Remaining
                                               Stock to be Issued upon        Weighted-Average         Available for Future
                                               Exercise of Outstanding        Exercise Price of        Issuance under Equity
                                               Options                        Outstanding Options      Incentive Plan (1)
Nephros 2000 Equity Incentive Plan
Information                                            424,820                       $0.40                     586,923

----------
(1) Excludes shares of our common stock to be issued upon exercise of outstanding options.

Limitations on liability and indemnification

      We are a Delaware corporation. The Delaware General Corporation Law provides that Delaware corporations may indemnify any of their directors or officers who are or are threatened to be a party to any legal action resulting from fulfilling their duties to the corporation against reasonable expenses, judgments and fees (including attorneys' fees) incurred in connection with such action if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, will not create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful. However, no indemnification will be permitted in cases where it is determined that the director or officer was liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which such action was brought determines that the person is fairly and reasonably entitled to indemnity, and then only for the expenses that the court deems proper. A corporation is permitted to advance payment for expenses occurred in defense of an action if its board of directors decides to do so.

      In addition, Delaware corporations may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Delaware General Corporation Law. We currently have directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

                              CERTAIN TRANSACTIONS

      Prior to our fiscal year ended December 31, 2000, we completed three private placements of our equity securities, in which some of our current and former directors and holders of more than 5% of our common stock purchased equity securities. In 1997, we consummated our private placement of an aggregate of 4,000,000 shares of our series A convertible preferred stock. In February 2000, we consummated our private placement of an aggregate of 2,333,333 shares of our series B convertible preferred stock. In May 2000 we consummated our private placement of an aggregate of 2,197,550 shares of our series C convertible preferred stock. The current and former directors and holders of more than 5% of our common stock who purchased equity securities in these private placements purchased equity securities on substantially the same terms and conditions as the other purchasers of equity securities in these private placements.

      As of October 2001, we had issued eleven convertible notes in the aggregate principal amount of $940,000, pursuant to which we agreed to pay, in June 2001, to the holders the principal amount due under each holder's convertible note, together with interest on the unpaid principal amount at the rate of 9% per annum, compounded semi-annually, from the date of the convertible note. As of November 30, 2001, all of these notes were converted into an aggregate of 940,000 shares of our series C convertible preferred stock. Eric A. Rose, M.D. and Donald G. Drapkin, two of our directors and holders of more than 5% of our common stock, Ronald O. Perelman, a holder of more than 5% of our common stock, and WP Nephros Partners, LLC, which subsequently transferred its notes to Cypress Capital Assets, L.P., a beneficial holder of more than 5% of our common stock, purchased such notes, as set forth below.

                                                                            Number of Shares of Series C
                                                                             Convertible Preferred Stock
                                                 Principal Amount          Issued/Issuable Upon Conversion
                 Name                            of Convertible Note             of Convertible Note
                 ----                            -------------------                ----------------
                 Eric A. Rose, M.D.                    $240,000                         240,000
                 Donald G. Drapkin                      $50,000                          50,000
                 Ronald O. Perelman                    $100,000                         100,000
                 WP Nephros Partners, LLC              $150,000                         150,000

      In April 2002, we issued eight convertible notes in the aggregate principal amount of $250,000, pursuant to which we agreed to pay, in August 2002, to the holders the principal amount due under each holder's convertible note, together with interest on the unpaid principal amount at the rate of 6% per annum, compounded semi-annually, from the date of the convertible note. The holders of these notes have since agreed to irrevocably convert them into an aggregate of 250,000 shares of our series A convertible preferred stock immediately prior to our receipt of the remaining $1,500,000 due under the Lancer Subscription Agreement (see "Business -- Settlement Agreements"), or at such earlier time as the holders may elect, provided that such shares of series A convertible preferred stock need not be issued by the Company until the Company has increased the number of authorized shares of series A convertible preferred stock by amending its certificate of incorporation. At any time prior to the date of delivery to the holders of such shares, the holders may require us to issue to them, in lieu of such shares, the number of shares of our common stock into which such number of shares of series A convertible preferred stock is convertible. The holders have accepted the right to receive the foregoing shares in full satisfaction of our obligation to repay the notes. We have also agreed to issue to the holders of these notes, prior to the effectiveness of this prospectus, warrants to purchase an aggregate of 125,000 shares of our series A convertible preferred stock, or such shares of our common stock as may be issuable upon mandatory conversion of our series A convertible preferred stock, at a price of $1.00 per share, to be exercisable through April 2004. Each of Eric A. Rose, M.D., Donald G. Drapkin and Ronald O. Perelman purchased securities in this transaction. Each of them acquired (1) convertible notes in the principal amount set forth in the table below, (2) the number of shares of our series A convertible preferred stock set forth in the table below and (3) warrants to purchase the number of shares of our series A convertible preferred stock set forth in the table below.

                                                              Number of Shares of
                                                              Series A Convertible      Number of Shares of
                                                                Preferred Stock        Series A Convertible
                                                                 Issuable Upon            Preferred Stock
                                     Principal Amount            Conversion of             Issuable Upon
         Name                        of Convertible Note        Convertible Note       Exercise of Warrants
         ----                        -------------------        ----------------       --------------------
         Eric A. Rose, M.D.                 $75,000                  75,000                   37,500
         Donald G. Drapkin                  $25,000                  25,000                   12,500
         Ronald O. Perelman                 $25,000                  25,000                   12,500

      During 2001 and 2002, Eric A. Rose, M.D. made loans to us, which loans are payable when we have sufficient funds available to repay them and do not bear any interest. As of the date of this prospectus, the outstanding balance due under these loans is $110,000. We intend to use a portion of the net proceeds of this offering to repay the outstanding balance. See "Use of Proceeds."

      We believe that all of the transactions described above were made and are on terms no less favorable to us than those that could have been obtained from independent third parties in arms-length negotiations.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding beneficial ownership of our common stock before this offering and as adjusted to reflect the sale of shares of our common stock in this offering, by:

      o each person, group or entity who beneficially owns more than 5% of our common stock;

      o     each of our directors;

      o     each of our named executive officers; and

      o     all of our directors and executive officers as a group.

      The following table reflects the number of shares of our common stock outstanding as of the date of this prospectus and assumes (i) the completion of the reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2248318 of one share of our common stock prior to the effectiveness of the registration statement to which this prospectus relates; and (ii) the automatic conversion of all shares of series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock outstanding upon the consummation of this offering, which includes certain shares of our series A convertible preferred stock issuable upon conversion of outstanding convertible notes in the aggregate principal amount of $250,000 (see "Certain Transactions"), into 2,361,963 shares of our common stock, immediately prior to the consummation of this offering. The table reflects percentages of beneficial ownership (i) if the underwriters' over-allotment option is not exercised and (ii) if the underwriters' over-allotment option is exercised in full.

      The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of that security, or "investment power," which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any security as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner to the same securities, and a person may be deemed to be the beneficial owner of the same securities as to which that person has no economic interest. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

      Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity.

                                                                                  Percentage of Beneficial Ownership
                                                                                  ----------------------------------
                                                    Number of Shares               After Offering    After Offering
                                                    of Common Stock                 (Assuming No        (Assuming
                                                      Beneficially                  Exercise of        Exercise of
                                                      Owned Before     Before      Over-Allotment    Over-Allotment
Name and Address                                        Offering       Offering       Option)        Option in Full)
----------------                                        --------       --------       -------        ---------------
Norman J. Barta (1) ...........................        118,036            3.2            1.9                1.8
Eric A. Rose, M.D.(2) .........................        479,130           13.2            7.8                7.4
Lawrence J. Centella (3) ......................         22,483              *              *                  *
Howard Davis(4) ...............................         10,000              *              *                  *
Donald G. Drapkin(5) ..........................        267,185            7.4            4.4                4.1
William J. Fox(6) .............................         37,319            1.0              *                  *
W. Townsend Ziebold, Jr.(7) ...................         10,000              *              *                  *
Cypress Capital Assets, L.P.(8) ...............        608,346           16.8            9.9                9.4
Ronald O. Perelman (9) ........................        305,537            8.4            5.0                4.7
Lindsay A. Rosenwald(10) ......................        323,956            8.9            5.3                5.0

All executive officers and directors as a group        944,155           25.0           15.0               14.2

----------
*     Represents less than 1% of the outstanding shares of our common stock.

(1) Mr. Barta's address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares identified as being beneficially owned by Mr. Barta include (i) 67,450 shares of our common stock issuable upon exercise of options to purchase shares of our common stock at an exercise price of $.40 per share and (ii) 50,587 shares of our common stock issuable upon exercise of options to purchase shares of our common stock at an exercise price of $3.50 per share, which will be granted to Mr. Barta and will be immediately exercisable prior to the consummation of this offering. Such shares do not include (i) 44,966 shares of our common stock issuable upon exercise of options to purchase shares of our common stock at an exercise price of $.40 per share which will vest upon the achievement of certain milestones or (ii) 77,567 shares of our common stock issuable upon exercise of options to purchase shares of our common stock at an exercise price of $3.50 per share which will be granted to Mr. Barta prior to the consummation of this offering and will vest upon the achievement of certain milestones.

(2) Dr. Rose's address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares identified as being beneficially owned by Dr. Rose include (i) 109,094 shares of our common stock issuable upon the automatic conversion of shares of our series C convertible preferred stock upon the consummation of this offering, and (ii) 25,293 shares of our common stock issuable upon conversion of our series A convertible preferred stock and shares of our series A convertible preferred stock which are themselves issuable upon exercise of warrants at an exercise price of $1.00 per share.

(3) Mr. Centella's address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032.

(4) Mr. Davis' address is c/o GunnAllen Financial, Inc., 1715 North Westshore Blvd., Suite 700, Tampa, Florida 33607. The shares identified as being beneficially owned by Mr. Davis include 10,000 shares of our common stock issuable upon exercise of options to purchase shares of our common stock at an exercise price of $3.50 per share, which will be granted to Mr. Davis upon the consummation of this offering and which will be immediately exercisable.

(5) Mr. Drapkin's address is 35 East 62nd Street, New York, New York 10021. The shares identified as being beneficially owned by Mr. Drapkin include
      (i) 26,417 shares of our common stock issuable upon automatic conversion of shares of our series A convertible preferred stock and shares of our series A convertible preferred stock which are themselves issuable upon exercise of warrants at an exercise price of $1.00 per share upon the consummation of this offering, and (ii) 21,288 shares of our common stock issuable upon automatic conversion of shares of our series C convertible upon the consummation of this offering.

(6) Mr. Fox's address is c/o Arcade Marketing, Inc., 1700 Broadway, Suite 2200, New York, New York 10019. The shares identified as being beneficially owned by Mr. Fox include (i) 17,987 shares of our common stock issuable upon automatic conversion of our series A convertible preferred stock upon the consummation of this offering, (ii) 9,332 shares of our common stock issuable upon automatic conversion of our series C convertible preferred stock upon the consummation of this offering, and
      (iii) 10,000 shares of our common stock issuable upon exercise of options to purchase shares of our common stock at an exercise price of $3.50 per share, which will be granted to Mr. Fox upon the consummation of this offering and which will be immediately exercisable.

(7) Mr. Ziebold's address is 1301 Avenue of the Americas, 44th Floor, New York, New York 10019. The shares identified as being beneficially owned by Mr. Ziebold include 10,000 shares of our common stock issuable upon exercise of options to purchase shares of our common stock at an exercise price of $3.50 per share, which will be granted to Mr. Ziebold upon the consummation of this offering and which will be immediately exercisable.

(8) Cypress Capital Assets, LP's address is c/o Wasserstein & Co., L.P., 1301 Avenue of the Americas, 44th Floor, New York NY 10019. The general partner of Cypress Capital Assets, LP ("CCA") is Cypress Capital Advisors, LLC. The board of Cypress Capital Advisors, LLC is comprised of Bruce Wasserstein, Pamela Wasserstein and Ellis Jones. The shares identified as being beneficially owned by CCA include (i) 489,860 shares of our common stock issuable upon automatic conversion of shares of our series B convertible preferred stock upon the consummation of this offering, which are owned by WPPN, LP, the general partner of which is Cypress Management Partners, LLC, of which CCA is the sole member and (ii) 118,596 shares of our common stock issuable upon automatic conversion of shares of our series C convertible preferred stock upon the consummation of this offering, all of which shares of series C convertible preferred stock are owned by CCA (which shares CCA acquired from WP Nephros Partners, LLC).

(9) Mr. Perelman's address is 35 East 62nd Street, New York, New York 10021. The shares identified as being beneficially owned by Mr. Perelman include
      (i) 188,296 shares of our common stock issuable upon automatic conversion of shares of our series A convertible preferred stock upon the consummation of this offering, and (ii) 117,240 shares of our common stock issuable upon automatic conversion of shares of our series C convertible preferred stock upon the consummation of this offering.

(10) Mr. Rosenwald's address is c/o Paramount Capital Asset Management, Inc., 787 Seventh Avenue, New York, NY 10019. Mr. Rosenwald is a former director of our company. The shares identified as being beneficially owned by Mr. Rosenwald include (i) 89,932 shares of our common stock issuable upon automatic conversion of shares of our series A convertible preferred stock upon the consummation of this offering, and (ii) 46,664 shares of our common stock issuable upon automatic conversion of shares of our series C convertible preferred stock upon the consummation of this offering.

                            DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

      Our authorized capital stock consists of 30,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of the date of this prospectus and giving effect to a reverse stock split, discussed in detail below, there were 1,261,194 shares of common stock outstanding and 9,470,883 shares of preferred stock outstanding, held by 40 stockholders of record. Of our preferred stock, there were 4,000,000 shares of our series A convertible preferred stock outstanding, 2,333,333 shares of our series B convertible preferred stock outstanding, and 3,137,550 shares of our series C convertible preferred stock outstanding.

      Immediately prior to the effectiveness of the registration statement to which this prospectus relates, each share of our common stock then outstanding will be converted into 0.2248318 of one share of our common stock, as described below under the heading "-- Reverse Stock Split." Simultaneously with the consummation of this offering, all outstanding series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock will automatically be converted into 2,305,755 shares of our common stock.

      After giving effect to the reverse stock split and the conversions discussed in the preceding paragraph, but without giving effect to the sale of shares of our common stock pursuant to this offering, there will be 3,566,950 shares of common stock outstanding and no shares of preferred stock outstanding. After giving effect to the reverse stock split and the conversions of our convertible preferred stock as well as our convertible notes in the aggregate principal amount of $250,000 and the sale of shares of our common stock pursuant to this offering, there will be a total of 6,123,158 shares of common stock outstanding and no shares of preferred stock outstanding, assuming that the underwriters do not exercise their over-allotment option.

Common Stock

      Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Apart from preferences that may be applicable to any holders of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends, if any, ratably as may be declared from time to time by our board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

      Under the terms of our amended and restated certificate of incorporation, our board of directors has authority, without any vote or action of our stockholders, to issue up to 10,000,000 shares of "blank check" preferred stock in one or more series and to fix the related rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption terms (including sinking fund provisions) and liquidation preferences and the number of shares constituting a series or the designation of such series.

      The rights of the holders of our common stock will be subject to, and could be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. Our board of directors may designate and fix rights, preferences, privileges and restrictions of each series of preferred stock which are greater than those of our common stock. Our issuance of preferred stock could, among other things:

      o     restrict dividends on our common stock;

      o     dilute the voting power of our common stock;

      o     impair the liquidation rights of our common stock; or

      o     discourage, delay or prevent a change of control of our company.

Although we currently have no plans to issue shares of blank check preferred stock, we may issue them in the future.

Underwriter's Warrants

      Subject to the approval of the National Association of Securities Dealers, Inc., upon the consummation of this offering, we will issue to the underwriters or their respective designees, in exchange for $100, warrants to purchase up to an aggregate of 250,000 shares of our common stock. We have reserved an equivalent number of shares of common stock for issuance upon exercise of these warrants. Each warrant represents the right to purchase one share of common stock for a period of four years commencing one year from the effective date of this offering. The exercise price of the warrants is 165% of the price at which our shares of common stock are sold pursuant to this offering. The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of specific events, such as stock dividends or other changes in the number of our outstanding shares except for shares issued under certain circumstances, including shares issued under our equity incentive plan and any equity securities for which adequate consideration is received. No holder of these warrants will possess any rights as a stockholder unless the warrant is exercised. The holders of the warrants will be entitled to customary "piggy-back" registration rights to register the shares underlying the warrants. Such registration rights shall continue for a period of five years from the effective date of this offering.

Other Warrants

      In June 2002, in settlement of certain amounts owed by us to Plexus Services Corp., a former supplier of engineering consulting services, we issued warrants to purchase 134,899 shares of our common stock at an exercise price of $13.34 per share, which are exercisable through June 2007. See "Description of Securities -- Other Warrants" and "Business -- Settlement Agreements."

      In connection with our issuance in April 2002 of eight convertible notes in the aggregate principal amount of $250,000, we issued warrants to the holders of these notes to purchase an aggregate of 125,000 shares of our series A convertible preferred stock, or such shares of our common stock as may be issuable upon mandatory conversion of our series A convertible preferred stock, at an exercise price of $1.00 per share, which are exercisable through April 2004.

      Pursuant to our settlement agreement, dated as of January 31, 2003, with Lancer Offshore, Inc., Lancer Offshore, Inc. has retained warrants to purchase 75,000 shares of our common stock at an exercise price of $2.50 per share, exercisable through December 2007. See "Business -- Settlement Agreements."

      Pursuant to our settlement agreement, dated as of February 13, 2003, with Hermitage Capital Corporation described in "Business -- Settlement Agreements," we expect to issue to Hermitage Capital Corporation warrants to purchase 60,000 shares of our common stock at an exercise price of $2.50 per share, exercisable through December 2007. See "Business -- Settlement Agreements."

Reverse Stock Split

      Prior to the effectiveness of the registration statement of which this prospectus is a part, the Company effected a reverse stock split pursuant to which each share of our common stock then outstanding was converted into
0.2248318 of one share of our common stock.

Registration Rights

      We granted registration rights to holders of shares of our series A convertible preferred stock pursuant to a stock purchase agreement. Pursuant to the stock purchase agreement, we granted each of these holders piggy-back registration rights to, on up to two occasions, include the shares of common stock underlying their respective shares of our series A convertible preferred stock in any registration statement we file on our own behalf or on behalf of our other stockholders, at any time after this offering. The piggy-back registration rights will expire once the stockholders' shares of common stock become freely saleable under Rule 144 or Rule 701 during any 90-day period, provided, that these provisions do not apply to any stockholder who owns more than 2% of our outstanding common stock. Subject to lock-up agreements, we could be required to file additional registration statements, covering up to 899,327 shares in the aggregate, for the stockholders who hold these shares.

      We have also entered into registration rights agreements with holders of shares of our series B convertible preferred stock and our series C convertible preferred stock. Pursuant to these registration rights agreements, we granted each of these holders (1) demand registration rights to, on no more than two occasions at any time six months after the effective date of this prospectus, request that we file a registration statement on Form S-1 under the Securities Act on their behalf to register the shares of common stock underlying their respective shares of preferred stock; (2) piggy-back registration rights to include the shares of common stock underlying their respective shares of preferred stock in any registration statement we file on our own behalf or on behalf of our other stockholders, and (3) unlimited rights to request that we file a registration statement on Form S-3 on their behalf to register the shares of common stock underlying their respective shares of preferred stock. The registration rights will expire once the existing stockholders' shares of common stock become freely saleable under Rule 144. Subject to lock-up agreements, we could be required to file additional registration statements, covering up to 1,401,517 shares in the aggregate, for the stockholders who hold these shares.

      We have also entered into a registration rights agreement with our underwriters. Pursuant to this agreement, the holders of the underwriters' warrants will be entitled to customary "piggy-back" registration rights to register the shares of common stock underlying the warrants. Such registration rights shall continue for a period of five years from the effective date of this offering.

Anti-Takeover Effects of Provisions of the Delaware General Corporation Law and Our Charter Documents.

      Several provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

      Under the terms of our amended and restated certificate or incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 10,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

      Our amended and restated certificate of incorporation provides for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Business Combinations

      As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which contains specific provisions regarding "business combinations" between corporations organized under the laws of the State of Delaware and "interested stockholders." These provisions prohibit us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

      o prior to such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

      o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

      o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of these provisions, a "business combination" includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested stockholder and an "interested stockholder" is any person or entity that beneficially owns 15% or more of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

      Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated certificate of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote for such directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Stockholders

      Our amended and restated certificate of incorporation and our by-laws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders. Our amended and restated certificate of incorporation provide that, subject to certain exceptions, only our board of directors, the chairman of our board of directors, our president, vice president or secretary may call special meetings of our stockholders. Our bylaws also contain advance notice requirements for proposing matters that can be acted on by the stockholders at a stockholder meeting. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual meeting.

American Stock Exchange Listing

      We have applied for approval of our common stock for quotation on the American Stock Exchange under the symbol "NEP." Even if we are approved for listing on the AMEX, we cannot assure you that a trading market for our securities will develop or be sustained, or at what price the securities will trade. In addition, we may fail to meet certain minimum standards for continued listing. In such event, our common stock will be delisted, and its price will no longer be quoted. This may make it extremely difficult to sell or trade our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of this offering, we will have 6,123,158 shares of common stock outstanding, assuming the underwriters' over-allotment option is not exercised. Of these shares, the shares of common stock offered hereby will be freely tradable without restriction unless these shares are held by affiliates as defined in Rule 144(a) under the Securities Act. The remaining 3,623,158 shares of common stock to be outstanding after this offering will be restricted shares under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144. Subject to the lock-up agreements described below and the provisions of Rule 144, additional shares will become available for sale in the public market.

      In general, under Rule 144, an affiliate of ours, or a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, will be entitled to sell that number of shares in any three-month period that does not exceed the greater of:

      o one percent of the then outstanding shares of our common stock, which will be approximately 65,539 shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option, or

      o the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

      Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about us. A person or persons whose restricted shares are aggregated who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her restricted shares pursuant to Rule 144(k) without regard to the limitations described above.

      All of our existing security holders (other than Lancer Offshore, Inc.) will be subject to lock-up agreements which prohibit the sale of all of their shares of our common stock in the public market until one year from the effective date of this prospectus, and thereafter to the extent such sales, on a cumulative basis for each holder, exceed 1/3 of our common stock held by such holder prior to 15 months from the effective date or 2/3 of our common stock held by such holder prior to 18 months from the effective date. Lancer Offshore Inc. will be subject to a lock-up agreement which prohibits the sale of all of its shares in the public market until 180 days after the effective date. There are presently no agreements between the underwriters and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the applicable period.

      We granted registration rights to holders of shares of our series A convertible preferred stock pursuant to a stock purchase agreement. Pursuant to the stock purchase agreement, we granted each of these holders piggy-back registration rights to, on up to two occasions, include the shares of common stock underlying their respective shares of our series A convertible preferred stock in any registration statement we file on our own behalf or on behalf of our other stockholders, at any time after this offering. The piggy-back registration rights will expire once the stockholders' shares of common stock become freely saleable under Rule 144 or Rule 701 during any 90-day period, provided, that these provisions do not apply to any stockholder who owns more than 2% of our outstanding common stock. Subject to lock-up agreements, we could be required to file additional registration statements, covering up to 899,327 shares in the aggregate, for the stockholders who hold these shares.

      We have also entered into registration rights agreements with holders of shares of our series B convertible preferred stock and our series C convertible preferred stock and certain of our convertible notes and warrants. Pursuant to these registration rights agreements, we granted each of these holders (1) demand registration rights to, on no more than two occasions at any time six months after the effective date of this prospectus, request that we file a registration statement on Form S-1 under the Securities Act on their behalf to register the shares of common stock underlying their respective shares of preferred stock; (2) piggy-back registration rights to include the shares of common stock underlying their respective shares of preferred stock in any registration statement we file on our own behalf or on behalf of our other stockholders, and (3) unlimited rights to request that we file a registration statement on Form S-3 on their behalf to register the shares of common stock underlying their respective shares of preferred stock, notes and warrants. The registration rights will expire once the existing stockholders' shares of common stock become freely saleable under Rule 144. Subject to lock-up agreements, we could be required to file additional registration statements, covering up to 1,401,517 shares in the aggregate, for the stockholders who hold these shares.

      We have also entered into a registration rights agreement with our underwriters. Pursuant to this agreement, the holders of the underwriters' warrants will be entitled to customary "piggy-back" registration rights to register the shares of common stock underlying the warrants. Such registration rights shall continue for a period of five years from the effective date of this offering.

      Prior to this offering, there has been no public market for our common stock. Sales of substantial amounts of common stock or the availability of such shares for sale could adversely affect prevailing market prices of our common stock and our ability to raise additional capital. You should read the discussion under the heading entitled "Risk Factors -- Future sales of our common stock could cause the market price of our common stock to decline" for further information about the effect future sales could have on the market price of our common stock.

                                  UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement between us and GunnAllen Financial, Inc. and The Shemano Group, Inc., the underwriters of this offering, a copy of which agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase all 2,500,000 shares of our common stock offered. The underwriters have severally agreed to purchase the respective number of shares of our common stock set forth in the table below. Howard Davis, executive vice president of GunnAllen Financial, Inc., will serve as a director of our company upon consummation of this offering.

         Underwriter                      Address                                Number of Shares
         -----------                      -------                                ----------------
         GunnAllen Financial, Inc.        1715 North Westshore Blvd.                 1,250,000
                                          Suite 700
                                          Tampa, Florida  33607

         The Shemano Group, Inc.          601 California Street                      1,250,000
                                          Suite 1150
                                          San Francisco, California  94108

      The underwriters have advised us that they will offer the shares as set forth on the cover page of this prospectus, which includes the underwriting discount indicated there, and that they will initially allow concessions not in excess of $0.30 per share on sales to certain dealers. After the initial public offering, concessions to dealer terms may be changed by the underwriters.

      The underwriters have advised us that they do not intend to confirm sales of the shares to any account over which they exercise discretionary authority in an aggregate amount in excess of five (5%) percent of the total securities offered hereby.

      We have granted to the underwriters an option which expires 45 days after the date of this prospectus, exercisable as provided in the underwriting agreement, to purchase up to an additional 375,000 shares of our common stock at a net price of $5.47 per share which option may be exercised only for the purpose of covering over-allotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to 2,500,000, and we will be obligated, pursuant to this option, to sell these shares to the underwriters to the extent this option is exercised.

      The underwriting agreement provides that we will reimburse the underwriters for their expenses on a non-accountable basis in the aggregate amount equal to 3% of the gross proceeds of this offering, $30,000 of which has been paid to date and the balance of which shall be paid upon the consummation of this offering. The underwriting agreement provides for reciprocal indemnification between us and the underwriters against certain liabilities in connection with the registration statement, including liabilities under the Securities Act of 1933, as amended. For a period of three years following the effective date of this offering, GunnAllen Financial Inc., one of our underwriters, will have the right to have one representative attend each meeting of our board of directors and each meeting of any committee thereof and to participate in all discussions of each such meeting.

      Subject to the approval of the National Association of Securities Dealers, Inc., upon the consummation of this offering, we will sell to the underwriters or their respective designees at an aggregate purchase price of $100, warrants to purchase up to an aggregate of 250,000 shares of our common stock. Each warrant represents the right to purchase one share of common stock for a period of four years commencing one year from the effective date of this offering. The exercise price of the warrants is 165% of the price at which our shares of common stock are sold pursuant to this offering. The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of specific events, such as stock dividends or other changes in the number of our outstanding shares except for shares issued under certain circumstances, including shares issued under our equity incentive plan and any equity securities for which adequate consideration is received. No holder of these warrants will possess any rights as a stockholder unless the warrant is exercised. The warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the effective date of this offering, except to officers or partners (but not directors) of the underwriters and members of the selling group and/or their officers or partners.

      The holders of the warrants will be entitled to customary "piggy-back" registration rights to register the shares underlying the warrants. Such registration rights shall continue for a period of five years from the effective date of this offering. Any profit realized from the sale of shares of common stock underlying the underwriters' warrants may be deemed additional underwriting compensation. The exercise of the underwriters' over-allotment option will not result in an increase in the number of shares of common stock underlying the underwriters' warrants or in the granting of any additional warrants to the underwriters.

      All of our existing security holders (other than Lancer Offshore, Inc.) will be subject to lock-up agreements which prohibit the sale of all of their shares of our common stock in the public market until one year from the effective date of this prospectus, and thereafter to the extent such sales, on a cumulative basis for each holder, exceed 1/3 of our common stock held by such holder prior to 15 months from the effective date or 2/3 of our common stock held by such holder prior to 18 months from the effective date. Lancer Offshore Inc. will be subject to a lock-up agreement which prohibits the sale of all of its shares in the public market until 180 days after the effective date. There are presently no agreements between the underwriters and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the applicable period.

      The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock or warrants in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock or warrants originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the securities who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the securities until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than they would otherwise be in the absence of these transactions. These transactions may be effected on the AMEX or otherwise and, if commenced, may be discontinued at any time.

      In connection with the offering, the underwriters may make short sales of our shares and may purchase our shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there might be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriters' purchases to cover the short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

      Prior to this offering, there has been no public market for our common stock. Consequently, the assumed initial public offering price of our common stock has been determined by negotiation between us and the underwriters. Factors considered in determining the public offering price of such stock included our net worth and earnings, the amount of dilution per share of common stock to the public investors, the estimated amount of proceeds believed necessary to accomplish our proposed goals, prospects for our business and the industry in which we operate, the present state of our activities and the general condition of the securities markets at the time of the offering.

                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. Its address is 17 Battery Place, New York, New York 10004.

                                  LEGAL MATTERS

      Certain legal matters in connection with this offering have been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York. Certain legal matters relating to our patents and patent applications in connection with this offering will be passed upon for us by Darby & Darby P.C., New York, New York.

                                     EXPERTS

      Our financial statements as of December 31, 2002 and for the years ended December 31, 2002 and 2001 and for the period from our inception on April 3, 1997 to December 31, 2002, included in this prospectus and elsewhere in the registration statement to which this prospectus relates, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report with respect thereto and are included in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in accounting and auditing.

      Certain matters dealing with patents set forth in "Risk Factors -- Protecting intellectual property in our technology through patents, If we are not able to protect our intellectual property..." and "Business -- Intellectual Property" have been included in this prospectus in reliance upon the written opinion of Darby & Darby, P.C., New York, New York.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

      For further information with respect to us and the common stock we are offering, please refer to the registration statement. A copy of the registration statement can be inspected by anyone without charge at the public reference room of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Copies of these materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains information regarding registrants that file electronically with the Commission.

                          INDEX TO FINANCIAL STATEMENTS

                                  NEPHROS, INC.
                          (A Development Stage Company)

                                                                            Page
                                                                            ----

Report of Independent Certified Public Accountants                           F-2

Financial Statements

     Balance Sheets                                                          F-3

     Statements of Operations                                                F-4

     Statement of Stockholders' Equity (Deficit)                             F-5

     Statements of Cash Flows                                                F-6

     Notes to Financial Statements                                           F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

After the effect of the reverse stock split discussed in Note 10, the undersigned would be able to render the following audit report.

New York, New York
February 14, 2003

To the Board of Directors and Shareholders of Nephros, Inc.

We have audited the accompanying balance sheet of Nephros, Inc. (a Delaware corporation in the development stage) as of December 31, 2002, and the related statements of operations, stockholders equity (deficit) and cash flows for the years ended December 31, 2002 and 2001 and for the period from inception (April 3, 1997) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nephros, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001 and for the period from inception (April 3, 1997) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a stockholders' deficit as well as working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                  Nephros, Inc.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                                                                     Pro forma
                                                                                     December 31,     December 31,
                                                                                         2002             2002
                                                                                     ------------     ------------
                                                                                      (unaudited)
ASSETS
Current assets
   Cash and cash equivalents                                                                          $    240,412
   Prepaid expenses and other current assets                                                                12,572
   Deferred IPO and debt issuance costs                                                                    946,000
                                                                                                      ------------
          Total current assets                                                                           1,198,984
Property and equipment, at cost less accumulated depreciation of
   $342,358 and $285,573 in 2002 and 2001, respectively                                                     76,777
Other assets                                                                                                 3,822
                                                                                                      ------------
          Total assets                                                                                $  1,279,583
                                                                                                      ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
   Accounts payable and accrued expenses                                                              $    946,226
   Accrued IPO costs                                                                                       833,000
   Loan from related party                                                                                 110,000
   Short-term loan                                                                                         250,000
   Short-term convertible note payable, net of unamortized
     discount of $500,000                                                                                1,250,000
                                                                                                      ------------
           Total current liabilities                                                                     3,389,226
Series B preferred stock, $.001 par value; 2,333,333 shares authorized;
   2,333,333 shares issued and outstanding at December 31, 2001 and December 31,
   2002 - liquidation preference at December 31, 2002 and December 31, 2001 of
   $2,365,676 and $2,227,666, respectively; none
   outstanding on a pro forma basis                                                            --        2,333,000
Series C preferred stock, $.001 par value;  3,140,000 shares authorized; 3,137,550 shares issued and outstanding at December 31, 2001 and
   December 31, 2002 - liquidation preference at December 31, 2002 and December
   31, 2001 of $3,576,487 and $3,369,550, respectively; none
   outstanding on a pro forma basis                                                            --        3,552,550

Stockholders' equity (deficit)
   Series A preferred stock, $.001 par value; 4,000,000 shares authorized;
     4,000,000 shares issued and outstanding at December 31, 2002 and December
     31, 2001 - liquidation preference of $5,000,000; none outstanding
     on a pro forma basis                                                                      --            4,000
   Common stock, $.001 par value; 30,000,000 shares authorized;
     1,261,194 shares issued and outstanding at December 31, 2002 and December 31, 2001; 3,566,950 outstanding on a
     pro forma basis                                                                 $      3,567            1,261
   Additional paid-in capital                                                          12,903,483        7,016,239
   Accumulated deficit from inception                                                 (15,016,693)     (15,016,693)
                                                                                     ------------     ------------
           Total stockholders' equity (deficit)                                        (2,109,643)      (7,995,193)
                                                                                     ------------     ------------

           Total liabilities and stockholders' equity (deficit)                                       $  1,279,583
                                                                                                      ============

The accompanying notes are an integral part of these statements.

                                  Nephros, Inc.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                    Period
                                                     From
                                                   Inception           Year ended December 31,
                                                 to December 31,    ------------------------------
                                                      2002              2002              2001
                                                  ------------      ------------      ------------
Revenue - other                                   $    300,000      $         --      $    300,000

Operating expenses
   Research and development                          9,955,645           957,616           737,858
   General and administrative                        4,360,058         1,097,400           652,828
                                                  ------------      ------------      ------------

         Total operating expenses                   14,015,703         2,055,016         1,390,686
                                                  ------------      ------------      ------------

         Loss from operations                      (14,015,703)       (2,055,016)       (1,090,686)
                                                  ------------      ------------      ------------

Other income (expense), net
    Interest expense                                (1,196,000)       (1,196,000)               --
    Interest income                                    173,097               181             5,497
    Forgiveness of indebtedness                        833,793           833,793                --
    Gain on disposal of assets                          30,007                --                --

    Other income                                         6,113                --                --
                                                  ------------      ------------      ------------
                                                      (152,990)         (362,026)            5,497
                                                  ------------      ------------      ------------

         NET LOSS                                  (14,168,693)       (2,417,042)       (1,085,189)

Cumulative preferred dividends and
accretion                                             (848,000)         (365,000)         (314,000)
                                                  ------------      ------------      ------------

         Net loss attributable to
           common stockholders                    $(15,016,693)     $ (2,782,042)     $ (1,399,189)
                                                  ============      ============      ============

Net loss per share -
    Basic and Diluted                                               $      (2.21)     $      (1.11)
                                                                    ============      ============

Weighted-average shares outstanding -
    Basic and Diluted                                                  1,261,194         1,259,957
                                                                    ============      ============

Pro forma per share data (unaudited):
Pro forma net loss per share
    Basic and Diluted                                               $      (0.69)     $      (0.33)
                                                                    ============      ============

Pro forma weighted-average shares outstanding
    Basic and Diluted                                                  3,500,487         3,308,706
                                                                    ============      ============

The accompanying notes are an integral part of these statements.

                                  Nephros, Inc.
                          (A Development Stage Company)

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                     Series A
                                  preferred stock                 Common stock
                             ---------------------------   ---------------------------
                                 Shares         Amount        Shares         Amount
                             ------------   ------------   ------------   ------------
Issuance of common
  stock upon inception                 --   $         --      1,236,575   $      1,237
Issuance of preferred
  stock                         4,000,000          4,000             --             --

Net loss                               --             --             --             --
                             ------------   ------------   ------------   ------------

Balance, December 31, 1997      4,000,000          4,000      1,236,575          1,237

Net loss                               --             --             --             --
                             ------------   ------------   ------------   ------------

Balance, December 31, 1998      4,000,000          4,000      1,236,575          1,237

Noncash stock-based
  compensation                         --             --          2,136              2
Collection of stock
  subscription
  receivable                           --             --             --             --
Net loss                               --             --             --             --
                             ------------   ------------   ------------   ------------

Balance, December 31, 1999      4,000,000          4,000      1,238,711          1,239

Noncash stock-based
  compensation                         --             --             --             --
Cumulative preferred
  dividend and accretion               --             --             --             --
Net loss                               --             --             --             --
                             ------------   ------------   ------------   ------------

Balance, December 31, 2000      4,000,000          4,000      1,238,711          1,239

Noncash stock-based
  compensation                         --             --         22,483             22
Cumulative preferred
  dividend and accretion               --             --             --             --
Net loss                               --             --             --             --
                             ------------   ------------   ------------   ------------

Balance, December 31, 2001      4,000,000          4,000      1,261,194          1,261

Issuance of warrants                   --             --             --             --
Noncash stock-based
  compensation                         --             --             --             --
Beneficial conversion and
  warrants issued in
  connection with
  convertible note
  payable                              --             --             --             --
Cumulative preferred
  dividend and accretion               --             --             --             --

Net loss                               --             --             --             --
                             ------------   ------------   ------------   ------------

Balance, December 31, 2002      4,000,000   $      4,000      1,261,194   $      1,261
                             ============   ============   ============   ============

                                  Stock        Additional     Accumulated
                               subscription      Paid-in       loss from
                                receivable       capital       inception         Total
                               ------------    ------------   ------------    ------------
Issuance of common
  stock upon inception         $     (5,500)   $      4,263   $         --    $         --
Issuance of preferred
  stock                          (2,500,000)      4,996,000             --       2,500,000

Net loss                                 --              --       (453,001)       (453,001)
                               ------------    ------------   ------------    ------------

Balance, December 31, 1997       (2,505,500)      5,000,263       (453,001)      2,046,999

Net loss                                 --              --     (1,146,061)     (1,146,061)
                               ------------    ------------   ------------    ------------

Balance, December 31, 1998       (2,505,500)      5,000,263     (1,599,062)        900,938

Noncash stock-based
  compensation                           --             998             --           1,000
Collection of stock
  subscription
  receivable                      2,505,500              --             --       2,505,500
Net loss                                 --              --     (3,484,817)     (3,484,817)
                               ------------    ------------   ------------    ------------

Balance, December 31, 1999               --       5,001,261     (5,083,879)        (77,379)

Noncash stock-based
  compensation                           --           5,000             --           5,000
Cumulative preferred
  dividend and accretion                 --              --       (169,000)       (169,000)
Net loss                                 --              --     (5,582,583)     (5,582,583)
                               ------------    ------------   ------------    ------------

Balance, December 31, 2000               --       5,006,261    (10,835,462)     (5,823,962)

Noncash stock-based
  compensation                           --          59,978             --          60,000
Cumulative preferred
  dividend and accretion                 --              --       (314,000)       (314,000)
Net loss                                 --              --     (1,085,189)     (1,085,189)
                               ------------    ------------   ------------    ------------

Balance, December 31, 2001               --       5,066,239    (12,234,651)     (7,163,151)

Issuance of warrants                     --         430,000             --         430,000
Noncash stock-based
  compensation                           --          20,000             --          20,000
Beneficial conversion and
  warrants issued in
  connection with
  convertible note
  payable                                --       1,500,000             --       1,500,000
Cumulative preferred
  dividend and accretion                 --              --       (365,000)       (365,000)

Net loss                                 --              --     (2,417,042)     (2,417,042)
                               ------------    ------------   ------------    ------------

Balance, December 31, 2002     $         --    $  7,016,239   $(15,016,693)   $ (7,995,193)
                               ============    ============   ============    ============

The accompanying notes are an integral part of this statement.

                                  Nephros, Inc.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                              Period
                                               from
                                            inception to      Year ended December 31,
                                            December 31,   ----------------------------
                                               2002            2002            2001
                                           ------------    ------------    ------------
Cash flows from operating activities
   Net loss                                $(14,168,693)   $ (2,417,042)   $ (1,085,189)
   Adjustments to reconcile net loss to
       net cash used in operating activities
       Depreciation and amortization            372,365          56,785          70,466
       Forgiveness of indebtedness             (833,793)       (833,793)             --
       Noncash stock-based compensation          86,000          20,000          60,000
       Amortization of debt discount          1,196,000       1,196,000              --
       Gain on disposal of assets               (30,007)             --              --
       (Increase) decrease in operating
         assets
         Prepaid expenses                       (12,572)         (9,711)          4,094
         Other assets                            (3,822)          7,632           1,690
       Increase (decrease) in operating
         liabilities
         Accounts payable and accrued
         expenses                             2,106,019         173,794          27,351
                                           ------------    ------------    ------------

         Net cash used in operating
           activities                       (11,288,503)      1,806,335        (921,588)
                                           ------------    ------------    ------------

Cash flows from investing activities
   Purchase of property and equipment          (502,487)        (30,779)         (8,807)
   Proceeds from disposal of property
   and equipment                                 83,352              --              --
                                           ------------    ------------    ------------

         Net cash used in investing
           activities                          (419,135)        (30,779)         (8,807)
                                           ------------    ------------    ------------

                                  Nephros, Inc.
                          (A Development Stage Company)

                      STATEMENTS OF CASH FLOWS (continued)

                                              Period
                                               from
                                            inception to      Year ended December 31,
                                            December 31,   ----------------------------
                                                2002            2002            2001
                                            ------------    ------------    ------------
Cash flows from financing activities
   Proceeds from issuance of preferred
     stock, net                             $  9,097,550    $         --    $         --
   Issuance of common stock                        5,500              --              --
   Paid IPO costs                                (30,000)        (30,000)
   Loan from related party, net                  110,000           5,000         105,000
   Proceeds from issuance of short-term
     loan, net                                   225,000         225,000
   Proceeds from issuance of convertible
     notes payable, net                        2,540,000       1,600,000         940,000
                                            ------------    ------------    ------------

         Net cash provided by financing
           activities                         11,948,050       1,800,000       1,045,000
                                            ------------    ------------    ------------

         Net increase in cash                    240,412          37,114         114,605

Cash, beginning of period                             --         277,526         162,921
                                            ------------    ------------    ------------

Cash, end of period                         $    240,412    $    240,412    $    277,526
                                            ============    ============    ============

Supplemental disclosure of cash flow
  information
Non cash investing and financing
  activities:

Issuance of warrants in connection with
   settlement with a supplier                    400,000         400,000              --
Beneficial conversion and warrants issued
   in connection with issuance of
   short-term convertible notes                1,530,000       1,530,000              --
Cumulative preferred dividend and
   accretion                                     848,000         365,000         314,000
Conversion of Notes payable into
   preferred stock                               940,000              --         940,000

The accompanying notes are an integral part of these statements.

                                  Nephros, Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

      Nature of Operations

      Nephros, Inc. ("Nephros" or the "Company") was founded in 1997 by health professionals, scientists and engineers affiliated with Columbia University to develop advanced End Stage Renal Disease ("ESRD") technology and products that would address both patient treatment needs and the clinical and financial needs of the treatment provider. The Company has developed three products to deliver an improved hemodiafiltration process for ESRD patients. These are the OLpur(TM) MD190, a dialyzer, OLpurTM H(2)H(TM), an add-on module designed for use with existing hemodialysis machines and controlled by advanced software with a simplified user interface, and the OLpur(TM) NS2000 system, a stand-alone hemodiafiltration machine and associated filter technology. The Company believes these products are significantly more effective than any products currently available for ESRD therapy. In its laboratory bench studies, its hemodiafiltration products have been shown to remove a range of larger toxins, known collectively as "middle molecules" due to their molecular weight, more effectively than existing hemodialysis or hemodiafiltration methods. These middle molecules are thought to contribute to such conditions as malnutrition, impaired cardiac function, carpal tunnel syndrome, and degenerative bone disease in the ESRD patient.

      The Company is a development stage company, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises," as it continues to devote substantially all of its efforts to establishing a new business, and it has not yet commenced its planned principal operations. Revenues earned by the Company to date are primarily related to consulting services rendered to third parties outside of the planned principal operations.

      The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

      Through December 31, 2002, the Company had incurred development stage losses totaling approximately $15 million. At December 31, 2002, the Company had minimal cash and cash equivalents to fund short-term working capital requirements and had approximately $2.2 million of working capital deficiency. The Company's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near future to continue: (1) its research and development efforts, (2) hiring and retaining key employees, (3) satisfaction of its commitments and (4) the successful development, production and marketing of its products. These factors raise substantial doubt about the Company's ability to continue as a going concern.

      The Company is actively pursuing additional sources of financing. The Company believes that the proceeds from the proposed initial public offering (Note 10), will be sufficient to fund the Company's operations into the first quarter of 2004. However, there can be no assurance that funds from such financings or any alternative financings will be available, when required, to permit the Company to realize its business plan, or even if such capital is available, that it will be at terms favorable to the Company. Additionally, there can be no assurance that the Company's efforts to produce a commercially viable product will be successful, or that the Company will generate sufficient revenues to provide positive cash flows from operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1 (continued)

      Pro Forma Presentation

      The unaudited pro forma presentation at December 31, 2002 gives effect to the mandatory conversion of all of the convertible preferred stock (including accrued preferred dividend) into common stock (see Notes 2 and 3), upon the completion of the Company's proposed initial public offering (see Note 10).

      Use of Estimates in the Preparation of Financial Statements

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Concentration of Risk

      Cash and cash equivalents are financial instruments which potentially subject the Company to concentrations of credit risk. The Company deposits its cash in financial institutions. At times, such deposits may be in excess of insured limits. To date, the Company has not experienced any impairment losses on its cash and cash equivalents.

      Fair Value of Financial Instruments

      The carrying amounts of cash and cash equivalents, accounts payable and debt approximate fair value due to the short-term maturity of these instruments.

      Cash and Cash Equivalents

      The Company considers all highly liquid instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1 (continued)

      Property and Equipment

      Property and equipment are stated at cost and are being depreciated over the estimated useful lives of the assets, which range between three and five years. Research equipment is being depreciated using an accelerated method of 200% declining balance. Computer equipment is being depreciated using the straight-line method.

      Property and equipment are comprised of the following:

                                                                  December 31,
                                                                      2002
                                                                  ------------

      Research equipment                                           $ 347,969
      Computer equipment                                              65,818
      Furniture & Fixtures                                             5,348
                                                                   ---------
                                                                     419,135

      Less accumulated depreciation                                 (342,358)
                                                                   ---------
                                                                      76,777
                                                                   =========

      Depreciation expense for the years ended December 31, 2002 and 2001 was $56,785 and $70,466, respectively.

      Patents

      The Company has filed numerous patent applications with the United States Patent and Trademark Office and in foreign countries. All costs and direct expenses incurred in connection with patent applications have been expensed as incurred.

      Accounting for Long-lived Assets

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which was adopted by the Company effective January 1, 2002. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets (excluding goodwill) or assets to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the carrying values of its long-lived assets exists as of December 31, 2002.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1 (continued)

      Stock-based Compensation

      The Company accounts for stock-based compensation to employees under the intrinsic-value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and discloses the effect of the differences which would result had the Company applied the fair-value-based method of accounting on a pro forma basis, as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

      The Company accounts for nonemployee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the equity instruments issued in accordance with the EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services."

      The Company has elected to continue to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options granted to employees at fair market value. Had compensation expense for stock options granted under the Plan been determined based on fair value at the grant dates, the Company's net loss and net loss per share for the years ended December 31, 2002 and 2001 would have been increased to the pro forma amounts shown below.

                                             2002                2001
                                        -------------       -------------

      Net loss
          As reported                   $  (2,417,042)      $  (1,085,189)
          Pro forma                        (2,417,042)         (1,110,189)

      Net loss per share
          As reported                   $       (2.21)      $       (1.11)
          Pro forma                             (2.21)              (1.13)

      Income Taxes

      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires accounting for deferred income taxes under the asset and liability method. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable in future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

      Research and Development Costs

      Research and development costs are expensed as incurred.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1 (continued)

      Income (Loss) per Common Share

      Historical -

      In accordance with SFAS No. 128, "Earnings Per Share," net loss per common share amounts ("basic EPS") were computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding and excluding any potential dilution. Net loss per common share amounts assuming dilution ("diluted EPS") were computed by reflecting potential dilution from conversion of convertible securities and the exercise of stock options and warrants. Common equivalent shares of 3,465,282 and 2,561,370 have been excluded from the computation of diluted EPS for the years ended December 31, 2002 and 2001, respectively, as their effect is antidilutive.

      Pro forma (unaudited) -

      Pro forma net loss per share is calculated assuming conversion of all convertible Preferred Stock and accumulated dividends, which convert upon the completion of the Company's proposed initial public offering (see Note
      10). The following table reconciles the numerator and denominator for the calculation:

                                                       Year Ended December 31,
                                                        2002           2001
                                                     -----------    -----------

      Numerator:
      Net loss attributable to common stockholders   $(2,782,042)   $(1,399,189)
      Preferred dividend and accretion                   365,000        314,000
                                                     -----------    -----------
      Pro forma net loss                             $(2,417,042)   $(1,085,189)
                                                     ===========    ===========

      Denominator:

      Weighted average basic shares outstanding        1,261,194      1,259,957
      Assumed conversion of preferred stock and
      preferred dividend                               2,239,293      2,048,749
                                                     -----------    -----------
      Pro forma weighted average basic shares
      outstanding                                      3,500,487      3,308,706
                                                     ===========    ===========

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1 (continued)

Comprehensive Income (Loss)

The Company complies with the provisions of SFAS No. 130, "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in equity (or other comprehensive income (loss)) such as unrealized gains or losses on securities classified as available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. Comprehensive income (loss) must be reported on the face of the annual financial statements. The Company's operations did not give rise to any material items includable in comprehensive loss, which were not already in net loss for the years ended December 31, 2002 and 2001. Accordingly, the Company's comprehensive loss is the same as its net loss for all periods presented.

New Accounting Pronouncements

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS 146 will be applied to exit or disposal activities after December 31, 2002 and is not expected to have a material effect on the Company's financial position or results of operations.

NOTE 2 - MANDATORILY REDEEMABLE PREFERRED STOCK

During February through April 2000, the Company issued 2,333,333 shares of $.001 par value Series B preferred stock at a price of $0.86 per share for aggregate proceeds of approximately $2 million. The Series B stockholders are entitled to a cumulative dividend at the rate of 6% per annum, when, as and if declared by the Board of Directors, and to a liquidation preference of $0.86 per share plus any accrued and unpaid dividends. The Series B preferred stock can be converted at any time to common stock at the conversion price of $3.83 per share and is automatically converted upon a qualified public offering of the Company, as defined in the Company's amended and restated certificate of incorporation.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 2 (continued)

The Series B preferred stock is redeemable on or at any time after February 2005, at the election of the holders of at least two thirds of the shares of Series B and Series C preferred stock voting together as a class calculated on an as converted basis. The redemption price will be equal to the greater of $0.86 (plus any accrued and unpaid dividends) or the then fair market value per share of the Series B preferred stock.

Cumulative preferred dividends on Series B preferred stock were $137,000 and $129,000 for the years ended December 31, 2002 and 2001, respectively.

During May through October 2000, the Company issued 2,197,550 shares of $.001 per value Series C preferred stock at a price of $1.00 per share. The Series C stockholders are entitled to a cumulative dividend at a rate of 6% per annum, when, as and if declared by the Board of Directors, and to a liquidation preference of $1.00 per share plus any accrued and unpaid dividends. The Series C preferred stock can be converted at any time to common stock at the conversion price of $4.45 per share and is automatically converted upon a qualified initial public offering of the Company, as defined in the Company's amended and restated certificate of incorporation.

The Series C preferred stock is redeemable on or at any time after May 2005, at the election of the holders of at least two thirds of the shares of Series B and Series C preferred stock voting together as a class calculated on an as-converted basis. The redemption price will be equal to the greater of $1.00 (plus any accrued and unpaid dividends) or the then fair market value per share of the Series C preferred stock.

During March through October 2001, the Company issued convertible notes payable for aggregate proceeds of $940,000. During June through November 2001, such notes were converted into an additional 940,000 shares of Series C preferred stock at a price of $1.00 per share.

Cumulative preferred dividends on Series C preferred stock were $208,000 and $165,000 for the years ended December 31, 2002 and 2001, respectively.

In connection with the issuance of Series B and C preferred stock, the Company incurred issuance cost of approximately $100,000. Such cost was recorded as a reduction in the carrying amount of such preferred stock and is being accreted over the five-year period to the earliest redemption date. Accretion of preferred stock issuance cost was $20,000 and $20,000 for the years ended December 31, 2002 and 2001, respectively.

NOTE 3 - STOCKHOLDERS' EQUITY

In July 1997, the Company issued 4,000,000 shares of $.001 par value Series A preferred stock at a price of $1.25 per share for aggregate proceeds of $5,000,000. The Series A stockholders are entitled to voting and dividend rights equal to common stockholders. The Series A preferred stock has a liquidation preference of $1.25 per share plus any accrued but unpaid dividends. The Series A preferred stock can be converted at any time to common stock at the conversion price of $5.56 and is automatically converted upon the Company's initial public offering as set forth in the Company's amended and restated certificate of incorporation.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 4 - STOCK-BASED COMPENSATION

In 2000, the Company adopted the Nephros 2000 Equity Incentive Plan (the "Plan"), under which 1,011,743 shares of common stock have been authorized for issuance upon exercise of options granted and which may be granted by the Company. As of December 31, 2002, 411,892 options have been issued to employees. The options expire December 31, 2009, and vest as follows:

      -     20% of the options are exercisable on grant date

      - 20% of the options are exercisable on the anniversary of the grant date until 60% of the options are fully exercisable

      - 20% of the options are exercisable at such a time that a hemodiafiltration device is available for use in clinical trials

      - 20% of the options are exercisable at such a time that Nephros, Inc. has obtained regulatory approval for use by humans for its hemodiafiltration device

As of December 31, 2002, 12,928 options have been issued to nonemployees. Such options expire December 31, 2006 and vest over four years.

Option activity for the years ended December 31, 2002 and 2001 is summarized as follows:

                                                                      Weighted-
                                                                       average
                                                                      exercise
                                                      Shares            price
                                                     --------         --------
      Outstanding at December 31, 2000                461,467         $    .40

      Options granted                                      --               --
      Options exercised                                    --               --
      Options canceled                                (29,453)             .40
                                                     --------         --------

      Outstanding at December 31, 2001                432,014              .40

      Options granted                                      --               --
      Options exercised                                    --               --
      Options canceled                                 (7,194)             .40
                                                     --------         --------

      Outstanding at December 31, 2002                424,820         $    .40
                                                     ========         ========

      Exercisable at December 31, 2002                256,831         $    .40
                                                     ========         ========

      At December 31, 2002, there were 586,923 shares available for future grant under the Plan.

      The portion of stock options granted to employees which is time-based vested (60%) is accounted for as a fixed award. No compensation has been recorded on such portion as it had no intrinsic value at the date of grant.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 4 (continued)

      The portion of stock options granted to employees which vests based on performance achievement (40%) is accounted for as a variable award. As vesting depends upon discrete events, the measurement date and the expense recognition will occur when such targets are achieved. The intrinsic value of such options at December 31, 2002 is approximately $1,000,000.

      Options issued to non-employees were valued using the Black-Scholes options pricing model. The Company has recorded compensation in the amounts of $20,000 and $10,000 for the years ended December 31, 2002 and 2001, respectively, in connection with options granted to nonemployees.

      The weighted-average fair value of options granted in 2000 is $.27. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6%; no expected dividend yield; expected lives of five years; and expected stock price volatility of 80%.

      The following table summarizes information about stock options outstanding at December 31, 2002:

                                                    Options outstanding                         Options exercisable
                                     ------------------------------------------------       ---------------------------
                                        Number             Weighted-                           Number
                                      outstanding           average        Weighted-         exercisable        Weighted-
                                         as of             remaining        average             as of            average
              Range of               December 31,         contractual      exercise         December 31,        exercise
           exercise prices               2002                life            price              2002              price
           ---------------           -------------        -----------     -----------       -------------      --------
               $0.40                    424,820              6.9              $.40             256,831            $.40

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 5 - 401(k) PLAN

      The Company has established a 401(k) deferred contribution retirement plan which covers all employees. The Plan provides for voluntary employee contributions of up to 15% of annual compensation, as defined. The Company does not match employee contributions or otherwise contribute to the 401(k) Plan.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

      Leases

      On July 1, 2002, the Company entered into a noncancelable operating lease for the rental of its office and research and development facility, which expires on June 30, 2003. The Company also entered into a noncancelable operating lease for certain office equipment, which expires in August 2007. Rent expense for the years ended December 31, 2002 and 2001 totaled approximately $77,000 and $73,000 respectively.

      As of December 31, 2002, future net minimum rental payments required under operating leases are as follows:

     Year ending December 31,

              2003                              $42,154
              2004                                6,996
              2005                                6,996
              2006                                6,996
              2007                                4,080
                                                -------
                                                $67,222
                                                =======

      License Agreement

      On November 1, 1999, the Company entered into an exclusive license agreement (the "Agreement") with the Trustees of Columbia University in the City of New York ("Columbia") whereby Columbia granted the Company an exclusive right to develop, manufacture, use, sell or lease products or services covered by certain patent applications or the patents that may be granted on such applications (collectively, the "Licensed Patents")

      In consideration of the license granted under the Agreement, the Company shall pay to Columbia: (i) a royalty of one-third of one percent (0.33%) on net sales or transfers of all products or services covered by the Licensed Patents; and (ii) a royalty of one-third of one percent (0.33%) of all lump-sum payments received by the Company on account of the sale or transfer of rights in the Licensed Patents, or in the products or services covered by the Licensed Patents.

      The Company is required to pay the following milestone payments to Columbia in accordance with the following schedule: (i) $2,500 and the delivery of 2,136 shares of common stock of the Company within 60 days from the date of the Agreement; (ii) $2,500 upon the filing of the first Company-sponsored Pre-Market Application ("PMA") or its foreign equivalent for the product or services covered by the Licensed Patents, with the United States Food and Drug Administration (the "FDA") or its foreign equivalent; (iii) $50,000 upon the cumulative net sales or transfers of $25,000,000 of all products or services covered by the Licensed Patents; and (iv) $125,000 upon the cumulative net sales or transfers of $200,000,000 of all products or services covered by the Licensed Patents.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 6 (continued)

      As of December 31, 2002, only the first milestone payment was made as the Company has not yet met the conditions for the other payments. The Company does not anticipate making any further payments under this license agreement as it has discontinued the development of any products covered by the Licensed Patents.

      In addition, the Agreement provided that the Company shall sponsor research at Columbia in an amount of not less than $40,000 per year for a period of two (2) years pursuant to a Research Agreement entered into by and between the

      Company and Columbia. During the years ended December 31, 2001 and 2000, the Company fulfilled such obligation by paying $30,000 and $50,000, respectively, pursuant to such Research Agreement.

      Litigation

      The Company may, from time to time, be a party to litigation arising during the normal course of business. The Company is currently not a party to any litigation.

      Settlement Agreement

      In June 2002, the Company entered into a settlement agreement with one of its suppliers. The Company had an outstanding liability to such supplier in the amount of approximately $1,900,000. In exchange for a full release of this liability, the Company has issued warrants giving the supplier the right to purchase 134,899 shares of common stock of the Company for an exercise price of $13.34 per share. The warrants are exercisable at any time through June 2007. The warrants were valued at $400,000 using the Black-Scholes model. In addition, Nephros shall pay the supplier the following amounts: (i) the first installment of $300,000 is due upon infusion of capital into the Company of at least $500,000 of net cash proceeds, after the date of settlement; (ii) a second installment of $100,000 is due six months after the first installment is paid; (iii) a third installment of $250,000 is due if and when the Company receives net cash proceeds of $1,250,000 in connection with a subsequent offering of capital stock. In the event the capital raised by the Company after the date of settlement is less than the above thresholds, Nephros shall be obligated to pay the supplier 20% of the gross proceeds of any capital infusion. Accordingly, the Company recorded a gain of approximately $850,000 based on such settlement agreement. On August 7, 2002, the Company satisfied the first $300,000 installment of the agreement. Although the second installment of $100,000 was due on February 7, 2003, Plexus has consented to extend the date for its receipt of payment of this installment to the date on which the third installment is due.

NOTE 7 - INCOME TAXES

      At December 31, 2002, the Company had Federal, New York State, and New York City income tax net operating loss carryforwards of approximately $14 million each. The Company also has Federal and New York State research tax credit carryforwards of approximately $470,000 and $30,000, respectively. The Federal net operating loss and tax credit carryforwards will expire in 2012 - 2022 unless previously utilized.

      Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 7 (continued)

      Significant components of the Company's deferred tax assets as of December 31, 2002 are shown below:

      Deferred tax assets
          Net operating loss carryforwards                    $ 6,300,000
          Research and development credits                        500,000
                                                              -----------

               Total deferred tax assets                        6,800,000

      Deferred tax liability                                           --

      Valuation allowance for deferred tax assets              (6,800,000)
                                                              -----------

      Net deferred tax assets                                 $        --
                                                              ===========

      A valuation allowance of $6,800,000 has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

      The effective tax rate for the years ended December 31, 2002 and 2001 is different from the tax benefit that would result from applying the statutory tax rates due to the valuation allowance that has been recognized.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 8 - RELATED PARTY TRANSACTION

      Prior to December 31, 2000, the Company completed three private placements of its equity securities (See Notes 2 and 3), in which some of the Company's current and former directors and holders of more than 5% of the Company's common stock purchased equity securities. The current and former directors and holders of more than 5% of the Company common stock who purchased equity securities in these private placements purchased equity securities on substantially the same terms and conditions as the other participants.

      During 2001, the Company had issued convertible notes in the aggregate principal amount of $940,000, pursuant to which the Company agreed to pay to the holders the principal amount due under each holder's convertible note, together with interest on the unpaid principal amount at the rate of 9% per annum, compounded semi-annually, from the date of the convertible note. As of November 30, 2001, all of these notes were converted into an aggregate of 940,000 shares of the Company's series C convertible preferred stock. Eric A. Rose, M.D. and Donald G. Drapkin, two of the Company's directors and holders of more than 5% of the Company common stock, Ronald O. Perelman, a holder of more than 5% of the Company common stock, and WP Nephros Partners, LLC, which subsequently transferred its notes to Cypress Capital Assets, L.P., a beneficial holder of more than 5% of the Company common stock, purchased such notes, as set forth below.

                                                          Number of Shares of
                                                          Series C Convertible
                                                            Preferred Stock
                                                             Issueable Upon
                                    Principal Amount         Conversion of
      Name                          of Convertible Note     Convertible Note
      ----                          -------------------     ----------------
      Eric A. Rose, M.D.                  $240,000               240,000
      Donald G. Drapkin                    $50,000                50,000
      Ronald O. Perelman                  $100,000               100,000
      WP Nephros Partners, LLC            $150,000               150,000

      In April 2002, the Company issued convertible notes in the aggregate principal amount of $250,000, pursuant to which the Company agreed to pay, in August 2002, to the holders the principal amount due under each holder's convertible note, together with interest on the unpaid principal amount at the rate of 6% per annum, compounded semi-annually, from the date of the convertible note. The holders of these notes have since agreed to irrevocably convert them into an aggregate of 250,000 shares of the Company's series A convertible preferred stock immediately prior to its receipt, if ever, of the remaining $1,500,000 due under a subscription agreement (see Note 9), or at such earlier time as the holders may elect, provided that such shares of series A convertible preferred stock need not be issued by the Company until the Company has increased the number of authorized shares of series A convertible preferred stock by amending its certificate of incorporation. At any time prior to the date of delivery to the holders of such shares, the holders may require the Company to issue to them, in lieu of such shares, the number of shares of its common stock into which such number of shares of series A convertible preferred stock is convertible. The holders have accepted the right to receive the foregoing shares in full satisfaction of the Company's obligation to repay the notes. The Company has also agreed to issue to the holders of these notes warrants to purchase an aggregate of 125,000 shares of its series A convertible preferred stock, or such shares of its common stock as may be issuable upon mandatory conversion of its series A convertible preferred stock, at a price of $1.00 per share, to be exercisable through April 2004, and the Company expects to issue such warrants prior to the effectiveness of the proposed initial public offering (see Note 10). Each of Eric A. Rose, M.D., Donald G. Drapkin and Ronald O. Perelman purchased securities in this transaction, as set forth in the table below.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 8 (continued)

                                                              Number of Shares of
                                                              Series A Convertible      Number of Shares of
                                                                Preferred Stock        Series A Convertible
                                                                 Issuable Upon            Preferred Stock
                                     Principal Amount            Conversion of             Issuable Upon
         Name                        of Convertible Note        Convertible Note       Exercise of Warrants
         ----                        -------------------        ----------------       --------------------
         Eric A. Rose, M.D.                 $75,000                  75,000                   37,500
         Donald G. Drapkin                  $25,000                  25,000                   12,500
         Ronald O. Perelman                 $25,000                  25,000                   12,500

      The Company received unsecured advances from its Chairman of the Board to ensure that it met operating needs. The advances are to be repaid when sufficient funds become available and bear no interest. At December 31, 2002, the Company was indebted for $110,000.

NOTE 9 - DEBT

      In April 2002, the Company issued $250,000 in principal amount of 6% convertible notes payable due August 2002 (the "Notes"). The Notes are convertible into either Series A preferred stock, Series C preferred stock, or substantially equivalent capital stock, at a price of $1.00 per share. The holders of the Notes have since agreed to irrevocably convert them into an aggregate of 250,000 shares of the Company's series A convertible preferred stock immediately prior to its receipt, if ever, of the remaining $1,500,000 due under a subscription agreement (see below), or at such earlier time as the holders may elect, provided that such shares of series A convertible preferred stock need not be issued by the Company until the Company has increased the number of authorized shares of series A convertible preferred stock by amending its certificate of incorporation. At any time prior to the date of delivery to the holders of such shares, the holders may require the Company to issue to them, in lieu of such shares, the number of shares of its common stock into which such number of shares of series A convertible preferred stock is convertible. The holders have accepted the right to receive the foregoing shares in full satisfaction of the Company's obligation to repay the notes. The Company has also agreed to issue to the holders of these notes warrants to purchase an aggregate of 125,000 shares of its series A convertible preferred stock, or such shares of its common stock as may be issuable upon mandatory conversion of its series A convertible preferred stock, at a price of $1.00 per share, to be exercisable through April 2004, and the Company expects to issue such warrants prior to the effectiveness of the proposed initial public offering (see Note 10). The warrants were valued at $30,000 using the Black-Scholes model and were recorded as a debt discount, which was being amortized over the term of the debt (four months).

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 9 (continued)

      In August 2002, the Company entered into a subscription agreement with Lancer Offshore, Inc. The subscription agreement provided that Lancer Offshore, Inc. would purchase, in three installments, (1) $3,000,000 principal amount of secured notes due March 15, 2003 convertible into 1,200,000 shares of common stock of the Company (subject to antidilution adjustments) and (2) warrants to purchase until December 2007 an aggregate of 240,000 shares of the common stock of the Company at an exercise price of $2.50 per share (subject to antidilution adjustments). In accordance with the subscription agreement, the first installment of securities, consisting of $1,500,000 principal amount of the notes and 120,000 of the warrants, was sold. The $1,500,000 note issued in August 2002 contained a beneficial conversion of $1,110,000 which was recorded as a debt discount and is being amortized over the term of the debt (7.5 months). In connection with the issuance of such note, the Company incurred issuance costs of approximately $224,000. Such costs are recorded as debt issuance costs and are being amortized over the term of the debt (7.5 months). The notes were originally to bear interest at the rate of 8% per annum and be convertible at any time into up to 1,200,000 shares common stock at a price of $2.50 per share (subject to antidilution adjustments). The notes were to automatically convert into shares of common stock upon a qualified public offering of the Company, as defined in the convertible promissory note. The warrants were valued at $390,000 using the Black-Scholes model and were recorded as a debt discount, which is being amortized over the term of the debt (7.5 months). Lancer Offshore, Inc. did not fund the remaining installments. The Company entered into a settlement agreement with Lancer Offshore, Inc. dated as of January 31, 2003, pursuant to which, among other things, (1) the parties gave mutual releases relating to the subscription agreement, (2) Lancer Offshore, Inc. agreed to surrender to the Company all of its warrants except a portion thereof exercisable to purchase 75,000 shares of common stock of the Company, and
      (3) Lancer Offshore, Inc. agreed to exchange the secured convertible note referred to above for an unsecured note in the same principal amount bearing no interest, not convertible into common stock, and due on the earlier to occur of (i) January 31, 2004 and (ii) seven business days after we receive the net proceeds of the initial public offering of the Company.

      In April 2002, the Company entered into a letter agreement with Hermitage Capital Corporation which, among other things, required it to provide Hermitage Capital Corporation with (1) a placement fee of 10% of the total amount of funds raised during the term of the letter agreement from investors introduced by Hermitage Capital Corporation in a financing through the issuance and placement of certain of the Company's equity or convertible debt securities, (2) warrants to purchase an amount of shares of the Company's common stock equal to 4.166% of any such financing and
      (3) a placement fee of 10% of the total amount of funds raised in any such financing successfully consummated during the three years immediately following the term of the letter agreement with an investor that was introduced to the Company by Hermitage Capital Corporation during the term of the letter agreement. The stated term of the letter agreement was from April 30, 2002 through September 30, 2004. Pursuant to the terms of the letter agreement, the Company paid Hermitage Capital Corporation, as placement agent, an aggregate amount of $150,000 in connection with its transactions with Lancer Offshore, Inc. in August 2002. The Company has entered into a settlement agreement with Hermitage Capital Corporation dated as of February 13, 2003 pursuant to which, among other things, (1) the letter agreement was terminated, (2) the parties gave mutual releases relating to the letter agreement and (3) the Company agreed to issue to Hermitage Capital Corporation or its designees, upon the completion of the transactions contemplated by the settlement agreement with Lancer Offshore, Inc., warrants exercisable until February 2006 to purchase an aggregate of 60,000 shares of its common stock at an exercise price of $2.50 per share.

      On December 26, 2002, the Company issued two promissory notes in the aggregate principal amount of $250,000 (collectively, the "Notes") payable on December 26, 2003. Each of the Notes bears an increasing interest rate of 7% to 15% per annum and it is mandatorily payable no later then 30 days after the consummation of the Company's initial public offering.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 10 - Subsequant Events

      The Company is pursuing an initial public offering ("IPO") of its common stock yielding proceeds to the Company of minimum $15 million before taking into account applicable underwriting discounts, commissions and offering expenses.

      Prior to the consummation of the initial public offering, the Company will effect a reverse stock split pursuant to which each share of its common stock will be converted into 0.2248318 of one share of common stock. Unless otherwise noted, all shares and per share data for all periods presented have been retroactively restated to give effect to this reverse stock split.

      In January 2003, the Company's board of directors voted to increase to 1,124,159 the aggregate number of shares of the Company's common stock reserved for issuance under the Plan, subject to the requisite stockholder approval.

      In January 2003, the Company granted to certain employees and consultants nonqualified stock options to purchase 359,056 shares of common stock at an exercise price of $3.50 per share, a portion of which were immediately exercisable and the remainder of which will vest over time or upon the achievement of certain milestones. Also in January 2003, the Company's board of directors approved, subject to shareholder approval of certain changes to the Plan, the grant, prior to the consummation of the Company's proposed initial public offering, of nonqualified stock options to purchase 128,154 shares of common stock at an exercise price of $3.50 per share, a portion of which will be immediately exercisable and the remainder of which will vest upon the achievement of certain milestones. The portion of stock options granted which is time-based vested is accounted for as a fixed award and will result in compensation expense of approximately $200,000, of which approximately $100,000 was charged to operation at the date of grant. The remaining $100,000 will be charged to operation throughout the vesting period (3 years). The portion of stock options granted to employees which vests based on performance achievement is accounted for as a variable award. As vesting depends upon discrete events, the measurement date and expanse recognition will occur when such targets are achieved. The intrinsic value of such options at the date of grant is approximately $600,000. The options granted to consultants were valued at approximately $650,000 using Black-Scholes options pricing model and will be charged to operations throughout the service period.

                [INSIDE BACK COVER PAGE - DESCRIPTION OF ARTWORK]

The inside back cover contains a color photograph of the OLpur(TM) NS2000, our standalone hemodiafiltration machine. The following text appears above the photograph: "OLpur(TM) NS2000 Our next generation system designed to provide on-line hemodiafiltration."

The bottom right side of the inside front cover page contains our logo.

      No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

                                2,500,000 SHARES

                                  NEPHROS, INC.

                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS

                             ----------------------

                                 _________, 2003

      You should rely only on the information contained in this document or to those which we have referred you. We have not authorized anyone to provide you with any other information. This document may be used only where it is legal to sell these securities. The information in this document may not be accurate after the date on its cover.

      Until ______, 200_, all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. The Registrant has obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 25. Other Expenses of Issuance and Distribution.

The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:

                                                                          Total
                                                                          -----

SEC registration fee (actual) ........................................$1,851.50
NASD filing fee.......................................................$2,512.50
Accounting fees and expenses .......................................$500,000.00
American Stock Exchange LLC listing fee...............................$5,000.00
Legal fees and expenses.............................................$600,000.00
Printing and engraving expenses......................................$75,000.00
Blue Sky fees and expenses...........................................$10,000.00
Directors and officers' insurance....................................$50,000.00
Transfer agent and registrar fees.....................................$5,000.00
Miscellaneous expenses...............................................$25,636.00

Item 26. Recent Sales of Unregistered Securities

      The number of shares of the Registrant's Common Stock, par value $.001 per share ("Common Stock"), set forth below have been adjusted to reflect the Registrant's reverse stock split to be completed prior to the effectiveness of this Registration Statement. See the description under the heading "Description of Securities -- Reverse Stock Split" in Part I of this Registration Statement.

      On November 1, 1999, the Registrant issued to the Trustees of Columbia University in the City of New York 2,136 shares of Common Stock in connection with a licensing agreement between the Registrant and the Trustees of Columbia University in the City of New York.

      As of February 8, 2000, the Registrant issued to WPPN, LP (formerly, WPPN, Inc.) and NEP Employee Partners LLC 1,866,666 and 466,667 shares, respectively, of its Series B Convertible Preferred Stock, par value $.001 per share, for an aggregate purchase price of $2,006,666. Each of WPPN, LP and NEP Employee Partners LLC are controlled by Cypress Capital Assets, LP.

      As of May 17, 2000, the Registrant issued 2,197,550 shares of its Series C Convertible Preferred Stock, par value $.001 per share ("Series C Preferred Stock"), for an aggregate purchase price of $2,197,550, to Donald G. Drapkin, William J. Fox, Ronald Perelman, Eric A. Rose, Lindsay Rosenwald, Bruce J. Wasserstein, and WP Nephros Partners, LLC (which subsequently transferred its shares to Cypress Capital Assets, L.P.), and certain other existing and new investors.

      During March through October 2001, the Registrant issued 940,000 shares of Series C Preferred Stock for an aggregate purchase price of $940,000, to Donald
G. Drapkin, Ronald Perelman; Eric A. Rose and WP Nephros Partners, LLC (which subsequently transferred its shares to Cypress Capital Assets, L.P.), and certain other existing and new investors.

      In April 2002, the Registrant issued convertible promissory notes in the principal amount of $250,000 to the following investors: Donald G. Drapkin, Ronald Perelman and Eric A. Rose, and certain other existing and new investors. In connection with this April 2002 issuance, the Registrant has agreed to issue to the holders of these notes warrants to purchase an aggregate of 125,000 shares of the Registrant's Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), or such shares of Common Stock as may be issuable upon mandatory conversion of the Series A Preferred Stock, at a conversion price of $1.00 per share, which warrants expire in April 2004.

      In June 2002, in settlement of certain amounts owed by the Registrant to Plexus Services Corp., a former supplier of engineering consulting services, the Registrant issued warrants to purchase 134,899 shares of Common Stock at an exercise price of $13.34 per share, which warrants expire in June 2007.

      In August 2002, the Registrant issued to Lancer Offshore, Inc. a convertible note in the principal amount of $1,500,000 and warrants to purchase 120,000 shares of common stock (subject to antidilution adjustments; see "Business--Settlement Agreements"). In connection with this transaction, the Registrant entered into a Subscription Agreement with Lancer Offshore, Inc., which contemplated that additional convertible notes in the aggregate principal amount of $1,500,000 and warrants to purchase an additional 120,000 shares of common stock (subject to antidilution adjustments) would be issued, subject to the payment of the additional aggregate principal amount of $1,500,000. However, Lancer Offshore, Inc. did not fund the remaining $1,500,000. The Registrant has entered into a settlement agreement with Lancer Offshore, Inc. dated as of January 31, 2003, pursuant to which (1) the parties executed mutual releases relating to the subscription agreement, (2) Lancer Offshore, Inc. agreed to reduce the number of shares of common stock issuable upon exercise of its warrants to 75,000, and (3) Lancer Offshore, Inc. released its rights under the secured convertible note referred to above, agreeing to accept in lieu thereof an unsecured note in the same principal amount bearing no interest, not convertible into common stock, and due on the earlier to occur of (i) January 31, 2004 and (ii) seven business days after we receive the net proceeds of this offering. See "Business -- Settlement Agreements" of the prospectus to which this registration statement relates. In connection with the $1,500,000 convertible note issued to Lancer Offshore, Inc., the Company paid an aggregate commission of $150,000.

      Pursuant to our settlement agreement dated as of February 13, 2003 with Hermitage Capital Corporation, we expect to issue to Hermitage Capital Corporation warrants to purchase 60,000 shares of our common stock (subject to antidilution adjustments). See "Business -- Settlement Agreements" of the prospectus to which this registration statement relates.

      In December 2002, we issued promissory notes in the aggregate principal amount of $250,000 to two lenders. Each of these loans is payable on the earlier to occur of 30 days after the consummation of this offering and December 26, 2003. Each of these loans bears interest, calculated quarterly in arrears, at a rate of 7% per annum from December 26, 2002 to March 31, 2003, 10% per annum from April 1, 2003 to April 30, 2003, and 15% per annum from May 1, 2003 to December

26, 2003. In connection with these loans, we paid Hermitage Capital Corporation, as placement agent, an aggregate amount of $25,000.

      The issuances of the above securities were considered to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions. All recipients either received adequate information about us or had access to such information.

Item 27. Exhibits.

                                  EXHIBIT INDEX

1.1**       Form of Underwriting Agreement.

3.1**       Amended and Restated Certificate of Incorporation of the Registrant.

3.2**       Amended and Restated By-laws of the Registrant.

4.1**       Specimen of Common Stock Certificate of the Registrant.

4.2**       Form of Underwriter's Warrant.

5.1**       Opinion of Kramer, Levin, Naftalis & Frankel LLP.

5.2**       Opinion of Darby & Darby P.C.

10.1*       Amended and Restated 2000 Nephros Equity Incentive Plan.

10.2* Form of Subscription Agreement dated as of June 1997 between the Registrant and each Purchaser of Series A Convertible Preferred Stock.

10.3* Form of Registration Rights Agreement dated as of February 8, 2000 between the Registrant and WP Nephros Partners, LLC, as Purchaser of Series B Convertible Preferred Stock.

10.4* Form of Registration Rights Agreement dated as of May 17, 2000 between the Registrant and each Purchaser of Series C Convertible Preferred Stock.

10.5** Form of Warrant dated April 8, 2002 issued to each Holder of Certain Convertible Promissory Notes of the Registrant.

10.6** Form of Warrant to be issued to Lancer Offshore, Inc. pursuant to the Settlement Agreement dated as of January 31, 2003 between Lancer Offshore, Inc. and the Registrant.

10.7* Form of Promissory Note dated as of December 26, 2002 issued to Joseph Giamanco by the Registrant.

10.8* Employment Agreement dated as of July 1, 2002 between Norman Barta and the Registrant.

10.9*       Form of Employee Patent and Confidential Information Agreement.

10.10*      Form of Employee Confidentiality Agreement.

10.11* Settlement Agreement dated June 19, 2002 between Plexus Services Corp. and the Registrant

10.12* Settlement Agreement dated as of January 31, 2003 between Lancer Offshore, Inc. and the Registrant.

10.13* Form of Promissory Note dated as of February __, 2003 issued to Lancer Offshore, Inc. by the Registrant.

10.14* Settlement Agreement dated as of February 13, 2003 between Hermitage Capital Corporation and the Registrant.

10.15* Form of Warrant to be issued to Hermitage Capital Corporation or its designees pursuant to the Settlement Agreement dated as of February 13, 2003 between Hermitage Capital Corporation and the Registrant.

10.16* Lease Agreement dated as of July 1, 2002 between the Trustees of Columbia University in the City of New York and the Registrant.

10.17* Form of Promissory Note dated as of December 26, 2002 issued to George Hatsopoulis by the Registrant.

23.1        Consent of Grant Thornton LLP.

23.2** Consent of Kramer, Levin, Naftalis & Frankel LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.3**      Consent of Darby & Darby P.C. (included in its opinion filed as
            Exhibit 5.1 hereto).

24.1*       Power of Attorney.


----------
*     Previously filed.

**    To be filed by amendment.

Item 28. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

      ii. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      iii. To include any additional or changed material information on the plan of distribution;

      provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on February 28, 2003.


                              By: /s/ Norman J. Barta
                                  --------------------------------------------
                                  Norman J. Barta
                                  President, Chief Executive Officer and Chief
                                  Financial Officer

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                    Title                          Date
---------                    -----                          ----


/s/ Norman J. Barta          President, Chief Executive     February 28, 2003
-------------------          Officer, Chief Financial
Norman J. Barta              Officer, Principal
                             Accounting Officer and
                             Director


/s/ Eric A. Rose, M.D.*      Chairman of the Board of       February 28, 2003
-----------------------
Eric A. Rose, M.D.           Directors and Director


/s/ Lawrence J. Centella *   Director                       February 28, 2003
--------------------------
Lawrence J. Centella


/s/ Donald G. Drapkin*       Director                       February 28, 2003
----------------------
Donald G. Drapkin


W. Townsend Ziebold, Jr.*    Director                       February 28, 2003
-------------------------
W. Townsend Ziebold, Jr.


*By: /s/ Norman J. Barta
     --------------------
        Norman J. Barta
        Attorney-in-Fact

                                  EXHIBIT INDEX

1.1**       Form of Underwriting Agreement.

3.1**       Amended and Restated Certificate of Incorporation of the Registrant.

3.2**       Amended and Restated By-laws of the Registrant.

4.1**       Specimen of Common Stock Certificate of the Registrant.

4.2**       Form of Underwriter's Warrant.

5.1**       Opinion of Kramer, Levin, Naftalis & Frankel LLP.

5.2**       Opinion of Darby & Darby P.C.

10.1*       Amended and Restated 2000 Nephros Equity Incentive Plan.

10.2* Form of Subscription Agreement dated as of June 1997 between the Registrant and each Purchaser of Series A Convertible Preferred Stock.

10.3* Form of Registration Rights Agreement dated as of February 8, 2000 between the Registrant and WP Nephros Partners, LLC, as Purchaser of Series B Convertible Preferred Stock.

10.4* Form of Registration Rights Agreement dated as of May 17, 2000 between the Registrant and each Purchaser of Series C Convertible Preferred Stock.

10.5** Form of Warrant dated April 8, 2002 issued to each Holder of Certain Convertible Promissory Notes of the Registrant.

10.6** Form of Warrant issuable to Lancer Offshore, Inc. pursuant to the Settlement Agreement dated as of January 31, 2003 between Lancer Offshore, Inc. and the Registrant.

10.7* Form of Promissory Note dated as of December 26, 2002 issued to Joseph Giamanco by the Registrant.

10.8* Employment Agreement dated as of July 1, 2002 between Norman Barta and the Registrant.

10.9*       Form of Employee Patent and Confidential Information Agreement.

10.10*      Form of Employee Confidentiality Agreement.

10.11* Settlement Agreement dated June 19, 2002 between Plexus Services Corp. and the Registrant

10.12* Settlement Agreement dated as of January 31, 2003 between Lancer Offshore, Inc. and the Registrant.

10.13* Form of Promissory Note dated as of February __, 2003 issued to Lancer Offshore, Inc. by the Registrant.

10.14* Settlement Agreement dated as of February 13, 2003 between Hermitage Capital Corporation and the Registrant.

10.15* Form of Warrant to be issued to Hermitage Capital Corporation or its designees pursuant to the Settlement Agreement dated as of February 13, 2003 between Hermitage Capital Corporation and the Registrant.

10.16* Lease Agreement dated as of July 1, 2002 between the Trustees of Columbia University in the City of New York and the Registrant.

10.17* Form of Promissory Note dated as of December 26, 2002 issued to George Hatsopoulis by the Registrant.

23.1        Consent of Grant Thornton LLP.

23.2** Consent of Kramer, Levin, Naftalis & Frankel LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.3**      Consent of Darby & Darby P.C. (included in its opinion filed as
            Exhibit 5.1 hereto).

24.1*       Power of Attorney.

----------
*     Previously filed.

**    To be filed by amendment.